Exhibit 2.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

DATED AS OF NOVEMBER 18, 2009

AMONG

PRIMORIS SERVICES CORPORATION,

a Delaware corporation,

JAMES CONSTRUCTION GROUP, L.L.C.,

a Florida limited liability company,

EACH OF THE INDIVIDUAL MEMBERS OF JAMES CONSTRUCTION GROUP, L.L.C.
SET FORTH ON THE SIGNATURE PAGE HERETO

AND

MICHAEL D. KILLGORE, as Sellers’ Representative

i

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (“Agreement”) is entered into as of November 18, 2009, by and among Primoris Services Corporation, a Delaware corporation (“Buyer”), James Construction Group, L.L.C., a Florida limited liability company (“Target”), each of the Members of Target as set forth on the signature page hereto (“Sellers”), and Michael D. Killgore, as Sellers’ Representative.  Buyer, Target and Sellers are referred to herein individually as a “Party” and collectively as the “Parties.”

A.            Sellers collectively own one hundred percent (100%) of the issued and outstanding limited liability company interest (the “Interests”) of Target.  The percentage ownership of Sellers is attached as Exhibit A.

B.            This Agreement contemplates a transaction in which Buyer will purchase from Sellers, and Sellers will sell to Buyer, the Interests in return for the consideration described in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

ARTICLE 1
DEFINITIONS

The following terms, when used in this Agreement, shall have the following meanings.  Any of these terms may, unless the context otherwise requires, be used in the singular or plural depending on the reference.

“Accounts Receivable” has the meaning set forth in Section 4.10 below.

“Acquired Company” means any of Target or its Subsidiaries, and “Acquired Companies” means Target and its Subsidiaries, collectively.

“Acquired Company Affiliates” has the meaning set forth in Section 4.24(a) below.

“ADSP” has the meaning set forth in Section 7.14(g) below.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

“Agreement” has the meaning set forth in the preface above.

“Ancillary Agreements” means the (i) the Note substantially in the form attached hereto as Exhibit B; (ii) the Noncompetition Agreements substantially in the form attached hereto as Exhibit C, (iii) the Employment Agreements, substantially in the form attached hereto as Exhibit D, and (iv) the Sellers’ Releases, substantially in the form attached hereto as Exhibit E.

“Bankruptcy or Insolvency Proceeding” means any bankruptcy, civil rehabilitation, corporate reorganization or special liquidation proceeding.

“Base Stock Price” means the average closing price as reported on NASDAQ of Buyer Common Stock for the 20 Business Days prior to the announcement of the transactions contemplated by this Agreement.

“Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

“Business Day” means any day that is not a Saturday or Sunday or a legal holiday on which banks are authorized or required by law to be closed in Los Angeles, California.

“Buyer” has the meaning set forth in the preface above.

“Buyer Representatives” shall mean collectively John Schauerman, John Perisich, Peter Moerbeek and Brian Pratt.

“Buyer Material Adverse Effect” has the meaning set forth in Section 6.2(a) below.

“Buyer Common Stock” means shares of common stock, $.0001 par value, of  Buyer.

“Buyer Financial Statements” has the meaning set forth in Section 5.5 below.

“Buyer SEC Documents” has the meaning set forth in Section 5.5 below.

“Buyer Shares” means the Closing Shares, Earnout Shares and Escrow Shares.

“Buyer Indemnitees” has the meaning set forth in Section 8.2 below.

“Cap” has the meaning set forth in Section 8.8 below.

“Claim Notice” has the meaning set forth in Section 2.4(b) below.

“Closing” has the meaning set forth in Section 3.1 below.

“Closing Date” has the meaning set forth in Section 3.1 below.

“Closing Shares” has the meaning set forth in Section 2.2(a) below.

“Closing Stock Price” means the average closing price as reported on NASDAQ of Buyer Common Stock for the 20 Business Days prior to the Closing Date; provided, however, that if such amount is greater than 110% of the Base Stock Price, the Closing Stock Price shall equal 110% of the Base Stock Price; provided, further, that if such amount is less than 90% of the Base Stock Price, the Closing Stock Price shall equal 90% of the Base Stock Price.

“Code” means the Internal Revenue Code of 1986, as amended.

“Competition Law Filings” has the meaning set forth in Section 7.8 below.

“Contracts” has the meaning set forth in Section 4.18 below.

“Credit Facility” has the meaning set forth in Section 7.23 below.

“Customer Assets” has the meaning set forth in Section 4.27 below.

“Damages” has the meaning set forth in Section 8.2 below.

“Data Room” means https://info.jcgllc.com/ which website contains those documents contained on the CD attached as Addendum A to the Disclosure Schedules.

“DGCL” means the General Corporation Law of the State of Delaware.

“Deductible” means the sum of $850,000.00 plus 60% of the gross revenue in excess of $500,000 received by Target from the pending Picardy Avenue (Baton Rouge) project claim.

“Disclosure Schedule” has the meaning set forth in Article 4 below.

“DOJ” has the meaning set forth in Section 7.8 below.

“Draft Allocation” has the meaning set forth in Section 7.13(h) below.

“Earnout Shares” has the meaning set forth in Section 2.3(a) below.

“Earnout Stock Price” means the average closing price as reported on NASDAQ of Buyer Common Stock for the 20 Business Days prior to December 31, 2010.

“EBITDA” means the “Income before Income Taxes” as reported on the Income Statement set forth in the audited financial statements of Target for the fiscal year ending December 31, 2010, which shall be prepared from and consistent with the books and records of Target and its Subsidiaries, consistent with past practices, and in conformity with GAAP, consistently applied, all subject to the adjustments set forth herein.

A.            The following adjustments to such consolidated financial statements, prepared as set forth above, and related considerations, shall be made:

(i)            Target’s historical basis of accounting prior to the Closing shall be used, e.g., changes to the financial condition of Target or its Subsidiaries occasioned by the transaction such as any application of “push down accounting” or changes as a result of section 338(h)(10) election, shall be disregarded.

(ii)           Add all interest expense, depreciation and amortization including without limitation amortization of intangible assets and all amortization created as a result of the transactions contemplated by this Agreement (the “Transaction”).

(iii)          Disregard any items of expense attributable to the Transaction, including without limitation, any Sellers’ expenses paid by Target.

(iv)          Disregard any revenue, income or expense, or extraordinary gains or losses generated by or arising out of non recurring unusual events in which the Target or any Subsidiary of Target engages, including without limitation mergers, acquisitions, divestitures  and bonuses or interest paid in connection therewith.

(v)           Disregard any changes in GAAP which become effective subsequent to the Closing.

(vi)          Disregard any potential corporate overhead charges allocated from Buyer to Target or charged by Buyer to Target.

(vii)         The following additional items shall not be taken into account and shall be expressly excluded from the determination of revenue and EBITDA hereunder:

(a)           if the parent of the Acquired Companies covers all of its subsidiaries under its insurance policies, then any allocation shall be on a basis reasonably related to the market costs of the policies (consistent with Acquired Companies’ past insurance expense), without any profit to the parent;

(b)           any employee termination or other costs arising out of a consolidation of services or facilities or other reorganization of the Acquired Companies after the Closing;

(c)           any reserves or adjustments to reserves that are not consistent with past practices of the Business;

(d)           Any transaction between one or more Acquired Companies on the one hand, and the Buyer or an Affiliate of Buyer or any of their respective customers on the other hand, shall be adjusted so that the net effect on EBITDA shall be the same as if such transaction were negotiated and conducted by third parties on an arms-length basis.

B.            Target’s business shall continue to be operated under the name of Target at least until December 31, 2010.

“Employment Agreements” has the meaning set forth in Section 6.1(f)(vi) below.

“Employees” has the meaning set forth in Section 4.21(b) below.

“Employee Plan” means each “employee benefit plan” as defined in Section 3(3) of ERISA, and any other plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any current or former director, officer, employee, contractor or consultant (or to any dependent or beneficiary thereof) of Seller or any Acquired Company, which are now, or were within the past three (3) years, maintained, sponsored or contributed to by any Acquired Company, or with respect to which any Acquired Company has incurred or may incur any obligation or Liability, including, without limitation, all incentive, bonus, retirement, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements.

“Encumbrance” means any charge, claim, community property interest, condition, equitable interest, lien, mortgage, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), groundwaters, drinking water supply, stream sediment, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

“Environmental Action” means any notice, claim, act, cause of action, order, decree or investigation by any third party (including, without limitation, any Governmental Authority) alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damage, damage to flora or fauna caused by Environmental Conditions, real property damage, personal injuries or penalties) arising out of, based on or resulting from the Release of or exposure of any individual to any Hazardous Materials.

“Environmental Conditions” means the presence in the environment, including the soil, groundwater, surface water or ambient air, of any Hazardous Materials at any level which exceeds any applicable standard or threshold under any Environmental, Health, and Safety Law or otherwise requires investigation or remediation (including, without limitation, investigation, study, health or risk assessment, monitoring, removal, treatment or transport) under any applicable Environmental, Health, and Safety Law.

“Environmental, Health, and Safety Laws” means any and all applicable international, federal, state, or local laws, statutes, ordinances, regulations, policies, guidance, rules, judgments, orders, court decisions or rule of common law, permits, restrictions and licenses, which (i) regulate or relate to the protection or clean up of the environment; the use, treatment, storage, transportation, handling, disposal or release of Hazardous Materials, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or the health and safety of persons or property, including without limitation protection of the health and safety of employees; or (ii) impose liability or responsibility with respect to any of the foregoing, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate,” with respect to any entity, shall mean any entity which is (or at any relevant time was) a member of a “controlled group of corporations” with, under “common control” with, or a member of an “affiliated service group” with, the identified entity, as defined in Section 414(b), (c), (m) or (o) of the Code, or under “common control” with the identified entity, within the meaning of Section 4001(b)(1) of ERISA.

“Escrow Shares” means Nine Million Three Hundred Seventy-Five Thousand Dollars ($9,375,000) of shares of Preferred Stock with such stock valued at the Closing Stock Price and factoring in the conversion ratio of 100:1.

“Escrow Termination Date” has the meaning set forth in Section 2.4(a) below.

“Excess Recapture” shall have the meaning set forth in Section 7.14(g)(ii) below.

“Extremely Hazardous Substance” has the meaning set forth in Section 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

“Facility” means real property, leaseholds, or other interests currently or formerly owned or operated by any Acquired Company and any buildings, plants, structures or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by any Acquired Company.

“Final Allocation” has the meaning set forth in Section 7.13(h) below.

“Financial Statements” has the meaning set forth in Section 4.6 below.

“FTC” has the meaning set forth in Section 7.8 below.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Authority” means any United States or any non-United States, foreign, international, federal, state, local or municipal government, court, legislature, governmental agency or governmental commission, judicial or quasi-judicial authority, regulatory authority, agency, department, body or instrumentality of any government.

“Hazardous Activity” means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about or from the Facilities or any part thereof into the Environment, that poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or the Acquired Companies.

“Hazardous Materials” means any pollutant, chemical, or substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental, Health, and Safety Laws, including without limitation, any quantity of asbestos in any form, urea, formaldehyde, PCBs, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Party” has the meaning set forth in Section 8.5(a) below.

“Indemnifying Party” has the meaning set forth in Section 8.5(a) below.

“Indemnity Claim” has the meaning set forth in Section 8.5(a) below.

“Indemnity Stock Price” means the average closing price as reported on NASDAQ of Buyer Common Stock for the 20 Business Days prior to the date upon which an Indemnity Claim by Buyer pursuant to Section 8.2 is finally resolved pursuant to Section 8.5.

“Intellectual Property” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all internet domain names, (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium).

“Interest” has the meaning set forth in the preface above.

“Interim Financial Statements” has the meaning set forth in Section 4.6 below.

“Interim Financial Statements Date” has the meaning set forth in Section 4.6 below.

“JAMS” has the meaning set forth in Section 9.15 below.

“Key Employees” means Mike Killgore, Donald Bonaventure, Danny Hester, Rodney James, Charles Poole, Bruce Hix, Conrad Bourg, Tommy Lasseigne, Kan Janke and Thomas Love Jr.

“Knowledge” or “Known” means (i) with respect to the Acquired Companies or Sellers (except as provided below), actual knowledge after reasonable investigation of Michael D. Killgore, Don Bonaventure and Danny Hester, or (ii) with respect to Sellers in connection with the representations being made under Section 4.1, the actual knowledge after reasonable investigation of that Seller.

“Laws” means (a) all applicable domestic, international, foreign, admiralty and maritime laws, including all statutes, codes, plans, constitutions, treaties, principles of common law, ordinances, regulations, decrees, rules, municipal by-laws and orders of every Governmental Authority and (b) any applicable judicial, arbitral, administrative, ministerial, departmental or regulatory judgment, decision, injunction, decree, charge, ruling, order or other restriction of any court or Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 4.9(b) below.

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Licenses and Permits” or “Licenses or Permits” means any approval, consent, license, permit, franchise, approval registration, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law, including without limitation any Environmental, Health, and Safety Law, that is held by or otherwise relates to the business of, or to any of the assets owned or used by, any Acquired Company.

“Material Adverse Change” means any change relating to the business, properties, assets, condition (financial or otherwise) or results of operation of the Acquired Companies taken as a whole that has had or would reasonably be expected to have a Material Adverse Effect; provided, however, that the following shall not be taken into account in determining whether there has been a Material Adverse Change: (a) any change or effect relating to conditions affecting the U.S. economy generally; or (b) any change or effect relating to conditions generally affecting the industry in which the Target’s business participates, except, in each case, to the extent that the Target’s business suffers a disproportionate impact from such effects or changes.

“Material Adverse Effect” means any material adverse effect on the business, properties, assets, condition (financial or otherwise) or results of operation of the Acquired Companies taken as a whole; provided, however, that the following shall not be taken into account in determining whether there has been a Material Adverse Effect: (a) any change or effect relating to conditions affecting the U.S. economy generally; or (b) any change or effect relating to conditions generally affecting the industry in which the Target’s business participates, except, in each case, to the extent that the Target’s business suffers a disproportionate impact from such effects or changes.

“NASDAQ” means the National Association of Securities Dealers Automated Quotations.

“Net Income” means net income as set forth on Target’s financial statements prepared in accordance with GAAP, consistently applied.

“Noncompetition Agreement” has the meaning set forth in Section 6.1(f)(v) below.

“Non-Solicitation Area” has the meaning set forth in Section 7.13 below.

“Non-Solicitation Period” has the meaning set forth in Section 7.13 below.

“Note” has the meaning set forth in Section 2.2(b) below.

“Notice” has the meaning set forth in Section 8.5(a) below.

“Objection Notice” has the meaning set forth in Section 8.6(a) below.

“Oral Agreements” has the meaning set forth in Section 4.18(c) below.

“Order” means any award, decision, injunction, judgment, decree, ruling, subpoena, verdict or order entered, issued, made, or rendered by any court, administrative agency, or other Governmental Authority or by any arbitrator.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity, timing and frequency).

“Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the articles or certificate of organization and the operating agreement of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person; and (f) any amendment to any of the foregoing.

“Owned Real Property” has the meaning set forth in Section 4.9(a) below.

“Party” has the meaning set forth in the preface above.

“Permitted Encumbrances” shall mean any of the following: (i) any liens for taxes and assessments not yet delinquent or, if delinquent, that are being contested in good faith in the Ordinary Course of Business; (ii) any obligations or duties reserved to or vested in any municipality or other Governmental Authority to regulate any of the Assets in any manner including all applicable Laws; (iii) the terms and conditions of all leases, servitudes, and other agreements as disclosed in the Data Room which affect the Assets; (iv) easements, rights of way, servitudes, permits, surface leases and other rights with respect to surface obligations, pipelines, conditions, covenants or other restrictions, so long as individually or in the aggregate they are not reasonably likely to have a Material Adverse Effect on the use, ownership or operation of the applicable Property; (v) UCC-1 financing statements evidencing security interests in and/or leases of equipment (provided, however, that prior to the Closing, Sellers shall use commercially reasonable efforts to terminate any of those that are terminable without payment to the creditor or lessor); and (vi) materialmen’s, mechanics’, repairmen’s, and other similar liens or charges arising in the ordinary course of business incidental to construction, maintenance or operation of the Properties (A) if they have not been filed pursuant to law, but have been reflected on the Disclosure Schedule; or (B) if filed, they have not yet become due and payable as reflected on the Disclosure Schedule, or (C) if their validity is being contested in good faith in the ordinary course of business by appropriate action as reflected on the Disclosure Schedule.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Authority (or any department, agency, or political subdivision thereof).

“Post-Closing Tax Period” means any Tax period beginning on the day after the Closing Date and that portion of any Straddle Period beginning on the day after the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Preferred Stock” means the Series A Preferred Stock of Buyer having such voting powers, preferences, rights and limitations set forth on the Certificate of Designations attached hereto as Exhibit F.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or information) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Properties” means any real property currently owned or under lease by the Acquired Companies on the Closing Date.

“Purchase Price” has the meaning set forth in Section 2.2 below.

“Real Estate Due Diligence Items” means:

(a)           All Contracts and any and all amendments thereto.

(b)           All Company Leases.

(c)           All certificates of occupancy, licenses and permits pertaining to the Facilities.

(d)           Copies of all asbestos, lead-based paint, soils, seismic, geologic, drainage, toxic waste, engineering, environmental and similar type reports and surveys (including, but not limited to, any Phase I or Phase II Environmental Site Assessments), ALTA surveys, warranties, building inspections, appraisals, will serve letters, building grading plans, drawings (including “as-built” plans and specifications), pest control reports, schematics, blueprints and working drawings for the Facilities or any major capital improvements thereto, zoning ordinances, conditional use permits and correspondence relating thereto and business licenses.

(e)           Any documents related to the investigation or remediation of environmental conditions at any of the Facilities, including the removal of underground storage tanks.

(f)            Any complaints, judgments, orders, consent decrees, settlement agreements, compliance schedules, notices, citations, allegations, or other documents related to violation of environmental or health/safety law or any pending or threatened investigation or judicial or administrative proceeding regarding environmental or health/safety matters, and a list of all fines or penalties paid under such laws.

(g)           Any requests for information, notices of potentially responsible party status, or other documents relating to potential liability under Environmental, Health, and Safety Laws.

(h)           Copies of all air, water, and hazardous waste permits, pending applications, and any reports or data indicating exceedances of permit limits.

(i)            A list of other environmental permits and pending applications.

(j)            Documents related to the treatment, storage and disposal of solid or hazardous waste, including a list of facilities used for treatment, storage and disposal and identification of any such facilities which are known to be under investigation by environmental authorities.

(k)           A copy of real property tax and assessment bills for the Facilities for the prior three (3) fiscal years and the current fiscal year.

(l)            A current schedule of insurance detailing all lines, including current premiums, limits, deductibles, etc. and copies of policies, including all loss history, from inception, across all lines, including detail loss runs by lines of coverage.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Materials through ambient air, soil, surface water, groundwater, wetlands, land or subsurface strata.

“SEC” means the United States Securities and Exchange Commission.

“Second Half Earnings Period” has the meaning set forth in Section 2.5(b) below.

“Section 338 Elections” has the meaning set forth in Section 7.14(g) below.

“Section 338 Forms” has the meaning set forth in Section 7.14(g) below.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Sellers” has the meaning set forth in the preface above.

“Seller Indemnitees” has the meaning set forth in Section 8.4 below.

“Sellers’ Releases” has the meaning set forth in Section 6.1(f)(vii) below.

“Sellers’ Representative” means Michael D. Killgore, or any individual appointed as a successor Sellers’ Representative pursuant to Section 9.19 hereof.

“Straddle Period” means any Tax period beginning before and ending after the Closing Date.

“Subordination Agreements” means the subordination agreements with The PrivateBank and Trust Company and Liberty Mutual Insurance Company subordinating the Note to Buyer’s senior lender and bonding agency in the forms attached hereto on Exhibit G.

“Subsidiary” means, with respect to any party, any corporation, limited liability company or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or manager of a limited liability company, (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, limited liability company or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries, or (iii) such party or any direct or indirect Subsidiary of such party owns at least fifty percent (50%) of the equity interests or voting interests of such corporation, limited liability company or other organization; provided, however, that Miller American, Ltd. a Texas limited partnership, and St. Bernard Levee Partners, LLC, a Louisiana limited liability company, shall not be deemed to be Subsidiaries of Target nor fall within the definition of the term “Acquired Companies.”

“Surety Bonds” has the meaning set forth in Section 4.26 below.

“Survival Period” has the meaning set forth in Section 8.1 below.

“Target” has the meaning set forth in the preface above.

“Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, intangible property, sales, use, transfer, registration, recording, occupancy, value added, alternative or add-on minimum, estimated, or other tax, charge, fee, levy, deficiency or other assessment of any kind whatsoever imposed by a Governmental Authority, including any Liability therefor as a transferee, successor, member of a consolidated, combined or unitary group, pursuant to an agreement or otherwise, including any interest, addition to tax, penalty, or addition thereto, in each case whether disputed or not.

“Tax Indemnification Claim” means a claim for indemnification pursuant to Article 8 with respect to a breach of the representations and warranties set forth in Section 4.12.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to the determination, assessment, collection, payment, reporting or administration of any Tax, including any schedule or attachment thereto, and including any amendment thereof, whether on a separate, consolidated, combined, unitary or other basis.

“Third-Party Claim” has the meaning set forth in Section 8.5(b) below.

“Threatened” means, with respect to a claim, Proceeding, dispute, action or other matter, that any demand or statement has been made in writing or any notice has been given in writing, or any other event has occurred or any other circumstances exist, that would lead Sellers to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken or otherwise pursued in the future.

“Transfer Taxes” has the meaning set forth in Section 7.14(d) below.

“WARN Act” has the meaning set forth in Section 4.21(e) below.

“Work-In-Process” has the meaning set forth in Section 4.18(c) below.

“Year End Financial Statements” has the meaning set forth in Section 4.6 below.

ARTICLE 2
SALE AND PURCHASE OF THE INTERESTS

2.1           Basic Transaction.  On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from each Seller, and each Seller agrees to sell to Buyer, all of each Seller’s right, title and interest in the Interests, free and clear of all liens, pledges, Encumbrances, charges and claims thereon, for the consideration specified below.  Upon consummation of the transaction, Buyer will hold all of the issued and outstanding limited liability company interests of Target, free and clear of any and all liens, pledges, Encumbrances, charges and claims.

2.2           Purchase Price.  Subject to Sections 2.3 and 2.4, the aggregate purchase price (the “Purchase Price”) for the Interests will be payable at or after the Closing, as the case may be, and in the manner as further described below:

(a)           Buyer Stock.  At the Closing, Buyer will issue to Sellers a number of shares of Preferred Stock (the “Closing Shares”) equal to (i) Sixty-Four Million Five Hundred Thousand Dollars ($64,500,000) divided by the Closing Stock Price, and then divided by 100 minus (ii) the Escrow Shares.  The Closing Shares shall be allocated among the Sellers in accordance with Exhibit H attached hereto.  The term “Closing Shares” include the Escrow Shares referenced in Section 2.4 even though not delivered to Sellers  at Closing.

(b)           Note.  At the Closing, Buyer will issue a promissory note in the form of Exhibit B attached hereto (the “Note”) in the principal amount of Fifty-Three Million Five Hundred Thousand Dollars ($53,500,000).  The interests of the Sellers in the Note shall be allocated in accordance with Exhibit I attached hereto.

(c)           Earnout.  As part of the Purchase Price, Buyer shall issue shares of Buyer Common Stock, as and to the extent, if any, provided in accordance with Section 2.3 (the “Earnout”), to Sellers in accordance with the percentages set forth in Exhibit A attached hereto.

(d)           Cash Portion at Closing.  At the Closing, Buyer will pay Seven Million Dollars ($7,000,000) to those Sellers listed on Exhibit P by wire transfer to an account designated by Sellers’ Representative.  This cash portion of the Purchase Price shall be allocated among the Sellers in accordance with Exhibit P attached hereto.

(e)           Cash Portion After Closing.  On or before January 15, 2010, Buyer shall pay Sellers an amount equal to the aggregate amount of Sellers’ estimate of the amount equal to (i) forty-five percent (45%) of the first Ten Million Two Hundred Fifty-Five Thousand Dollars ($10,255,000) of Net Income for the Second Half Earnings Period (the “45% Distribution”) plus (ii) forty-one percent (41%) of Net Income for the Second Half Earnings Period in excess of Ten

Million Two Hundred Fifty-Five Thousand Dollars ($10,255,000) (the “41% Distribution”), if any, less the amount of the September Distributions (the “Estimated Second Half Distribution Amount”).  Upon completion of financial statements of Target for the period from January 1, 2009 to the Closing Date and the financial statements of Target from July 1, 2009 to the Closing Date (the “Second Half Earnings Period”), Buyer shall provide Sellers with its calculation of the amount equal to (i) the 45% Distribution plus (ii) the 41% Distribution, if any, less the amount of the September Distributions (the “Calculated Second Half Distribution Amount”).  Buyer and Sellers’ Representative shall resolve any disputes concerning the correctness of the Calculated Second Half Distribution Amount by using the same dispute resolution procedure set forth in Section 2.3.  Once this amount has been determined by agreement or as provided in Section 2.3 (the “Actual Second Half Distribution Amount”), (a) Buyer shall pay Sellers in accordance with Exhibit A attached hereto  an aggregate amount equal to the amount by which the Actual Second Half Distribution Amount exceeds the Estimated Second Half Distribution Amount, or (b) Sellers shall each refund to Target their share, in accordance with Exhibit A attached hereto, of the amount by which the Estimated Second Half Distribution Amount exceeds the Actual Second Half Distribution Amount.  The Parties shall use commercially reasonable efforts to have the financial statements of Target completed by April 15, 2010.

2.3           Earnout.

(a)           If EBITDA for Target operating as a wholly-owned subsidiary of Buyer for the fiscal year ending December 31, 2010 is equal to or greater than Thirty-Five Million Dollars ($35,000,000), Buyer shall issue to Sellers in accordance with the percentages set forth in Exhibit A attached hereto a number of shares of Buyer Common Stock (the “Earnout Shares”) equal to Ten Million Dollars ($10,000,000) divided by the Earnout Stock Price.  In no event, however, shall the aggregate number of Earnout Shares exceed 19.9% of the Buyer’s outstanding common shares.  In such event the aforesaid 19.9% would limit the amount of Earnout otherwise payable to Sellers, such dollar amount of Earnout above the 19.9% which Sellers would otherwise receive in Earnout Shares shall be payable in cash to Sellers.  No fractional shares of Buyer Common Stock shall be issued, and in lieu thereof any fractional Earnout Shares shall be rounded up to the nearest whole Earnout Share.

(b)           Within five (5) days following receipt by Buyer of its audited financial statements for the fiscal year ending December 31, 2010, but in no event later than April 15, 2011, Buyer shall prepare and deliver to Sellers’ Representative, a report (the “EBITDA Report”) showing the computation of EBITDA for the fiscal year ending December 31, 2010.  The EBITDA Report shall be based upon the December 31, 2010 audited financial statements of Target.

(c)           Buyer shall issue the Earnout Shares to Sellers within five (5) Business Days after final determination of EBITDA for the fiscal year ending December 31, 2010.  The final determination of EBITDA shall be accomplished in accordance with subsections (d), (e) and (f) below.

(d)           During the thirty (30) day period following delivery of the EBITDA Report, Buyer shall permit Sellers and Sellers’ accountants, upon reasonable notice at a mutually agreed upon time during normal business hours, to have full access to the books, records, accountants and personnel of Buyer and to make such inspections and copies of such books and records as they may reasonably request, from time to time to verify the amounts included in the EBITDA Report.  Any such EBITDA Report shall become final and binding upon the Parties on the thirtieth (30th) day following delivery thereof, unless Sellers’ Representative shall have given written notice of disagreement (an “Earn-Out Dispute Notice”), to Buyer prior to such date.  Any Earn-Out Dispute Notice shall specify in reasonable detail the nature of any disagreement so asserted.  During the twenty (20) day period following the delivery of an Earn-Out Dispute Notice, Sellers’ Representative and Buyer shall seek in good faith to resolve any differences which they may have with respect to the matters specified in such Earn-Out Dispute Notice.

(e)           If, at the end of such twenty (20) day period, Sellers’ Representative and Buyer have not so resolved such differences, Sellers’ Representative and Buyer shall submit the dispute for resolution to PKF Texas in the Houston, Texas office (the “Independent Accounting Firm”) for review and resolution of any and all matters which remain in dispute and which were properly included in such Earn-Out Dispute Notice.  Each of Buyer, Target and Sellers hereby represents and warrants to the other that it has no relationship with the Independent Accounting Firm.

(f)            The Independent Accounting Firm shall be engaged by Sellers’ Representative and Buyer within ten (10) days following the expiration of such twenty (20) day period.  Promptly, but not later than twenty (20) days after acceptance of this appointment, the Independent Accounting Firm shall determine those items in dispute and will render its report as to its resolution of such terms and resulting calculations of EBITDA for the fiscal year ending December 31, 2010.  In determining each disputed item, the Independent Accounting Firm may not assign a value to such item greater than the greatest value for such item claimed by either party or less than the lowest value for such term claimed by either party.  Sellers’ Representative and Buyer shall cooperate with the Independent Accounting Firm in making its determination and such determination shall be conclusive and binding upon the parties.  The losing party (as defined below) in any such arbitration shall pay all costs and fees (including reasonable attorneys’ fees and expenses) related to such determination by the Independent Accounting Firm, including without limitation, the costs relating to any negotiations with the Independent Accounting Firm with respect to the terms and conditions of such Independent Accounting Firm’s engagement.  For purposes of this Section 2.3, as between Sellers’ Representative and Buyer, the “losing party” in any such determination shall mean the party whose EBITDA for the fiscal year ending December 31, 2010 (as set forth in the EBITDA Report, in the case of Buyer, or in an Earn Out Dispute Notice, in the case of Sellers’ Representative), is farthest from the calculation of EBITDA for the fiscal year ending December 31, 2010, as determined by the Independent Accounting Firm.

(g)           Buyer shall have no right to offset the Earnout Shares against any sum that may be due or is alleged to be due by Sellers to Buyer or the Acquired Companies.

2.4           Escrow Shares.

(a)           The Escrow Shares shall be used by Buyer to satisfy Damages which are subject to Sellers’ indemnification to Buyer under Section 8.2.  Following the procedures of Section 8.5, all Indemnity Claims received and resolved in accordance with Section 8.5 prior to the third anniversary of the Closing Date (the “Escrow Termination Date”) shall reduce the Escrow Shares then retained by Buyer by an amount equal to the amount paid or otherwise incurred by Buyer, including all expenses incurred as defined in Section 8.5, divided by the Indemnity Stock Price and, if the Preferred Stock has not been converted as of that time, then divided by 100.  Buyer shall not be able to reclaim Escrow Shares once released to Sellers even if there are not enough remaining Escrow Shares to satisfy the Indemnity Claim.  The Escrow Shares shall be allocated among the Sellers in the percentages set forth on Exhibit A, all in accordance with the terms and conditions of the Escrow Agreement to be entered into at the Closing between Buyer, the Sellers’ Representative appointed pursuant to Section 9.19 and Continental Stock Transfer & Trust Company (“Continental”), as Escrow Agent, in the form annexed hereto as Exhibit J (the “Escrow Agreement”).

(b)           Buyer will promptly notify Sellers’ Representative in writing if Buyer desires to deduct any Escrow Shares (a “Claim Notice”).  If the Sellers’ Representative fails to give a written objection as to a Claim Notice to Buyer within thirty (30) days after that Claim Notice is given to Sellers’ Representative, Buyer may pay the Indemnity Claim and reduce the Escrow Shares pursuant to subsection (a) above.  If Sellers’ Representative timely objects in writing, Buyer will not pay the Claim or be entitled to reduce the Escrow Shares for that purpose until a resolution is reached by Buyer and Sellers’ Representative in accordance with the procedure set forth in Article 8.  If Sellers’ Representative and Buyer are unable to agree as to the payment of any Claim pursuant to Article 8, Sellers’ Representative and Buyer shall each have the right to arbitrate the resolution of the disputed Indemnity Claim.

(c)           Issuance of Escrow Shares.

(i)            Completion of 2010 Audit.  Within five (5) days following receipt by Buyer of its audited financial statements for the fiscal year ending December 31, 2010, but in no event later than April 15, 2011, Continental will release to Sellers in accordance with the allocations in Exhibit H attached hereto a number of shares of Preferred Stock (or Buyer Common Stock after conversion) equal to (i) the Escrow Shares less (ii) any reductions in the Escrow Shares pursuant to this Section 2.4 less (iii) an amount equal to One Hundred Ten percent (110%) of the amount of the aggregate of all unsatisfied Indemnity Claims divided by the Indemnity Stock Price and, if the Preferred Stock has not been converted as of that time, then divided by 100, less (iv) twenty percent (20%) of the Escrow Shares. As each Indemnity Claim is resolved, the excess Escrow Shares, if any, reserved to satisfy that Indemnity Claim shall be issued to Sellers.

(ii)           Escrow Termination Date.  On the Escrow Termination Date, Continental will release to Sellers in accordance with the allocations in Exhibit H attached hereto a number of shares of Preferred Stock (or Buyer Common Stock after conversion) equal to (i) the Escrow Shares less (ii) any reductions in the Escrow Shares pursuant to this Section 2.4 not previously deducted pursuant to subsection (i) above less (iii) an amount equal to One Hundred Ten percent (110%) of the amount of the aggregate of all unsatisfied Indemnity Claims not previously reserved pursuant to subsection (i) above divided by the Indemnity Stock Price and, if the Preferred Stock has not been converted as of that time, then divided by 100. As each Indemnity Claim is resolved, the excess Escrow Shares, if any, reserved to satisfy that Indemnity Claim shall be issued to Sellers.

Any Escrow Shares held with respect to any unresolved claim for indemnification and not applied as indemnification with respect to such claim upon its resolution shall be delivered to such Sellers promptly upon such resolution.

2.5           Distributions to Sellers.  Prior to Closing or within five (5) days after the Closing, Target shall make a cash distribution to Sellers in the aggregate amount of Thirty-Five Million Dollars ($35,000,000) less any other distributions made after June 30, 2009, other than the membership distributions made on or about September 15, 2009 in the aggregate amount of $2,543,907 (the “September Distributions”).

2.6           Withholding.  Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to Sellers such amounts as it is required to deduct and withhold with respect to such payment under the Code, or any provision of state, local or foreign Tax law.  To the extent that amounts are so withheld by Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Sellers.

ARTICLE 3
CLOSING

3.1           The Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place, unless another time or place is agreed to in writing by the Parties, no later than two (2) Business Days following the satisfaction or waiver of each of the conditions set forth in Article 6 hereof (the “Closing Date”) at the offices of Rutan & Tucker, LLP, 611 Anton Boulevard, Suite 1400, Costa Mesa, California, 92626.  The Closing shall be effective as of 11:59 p.m. Pacific Time on the Closing Date.

3.2           Deliveries at the Closing.  At the Closing, the Parties shall make the deliveries as set forth in Sections 6.1(f) and 6.2(d) below.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller, severally with respect to their individual representations as it affects them individually and not jointly, with respect to Section 4.1 below, and Sellers, severally, on the basis provided in Section 8.14 of this Agreement, with respect to all sections of this Article 4 except Section 4.1, represent and warrant to Buyer that the statements contained in this Article 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then as and as though the Closing Date were substituted for the date of this Agreement throughout this Article 4) with respect to themselves and the Acquired Companies, except where such representations and warranties expressly relate to an earlier date (in which case they were correct and complete as of such earlier date) and except as set forth on the Disclosure Schedule delivered by Sellers and the Acquired Companies to Buyer on the date hereof (the “Disclosure Schedule”).

Any matter set forth in a section of the Disclosure Schedule with respect to a particular representation and warranty in this Agreement shall be deemed an exception to any other representations and warranties in this Agreement to which it may relate provided the disclosure is in sufficient detail to enable a reasonable person to identify such other representations and warranties to which such information is responsive.  Failure to provide a cross-reference from one section of the Disclosure Schedule to other applicable sections of the Disclosure Schedule shall not, however, in and of itself be deemed a failure to disclose unless a reasonable person would be unable to determine that the disclosure contained in such section of the Disclosure Schedule applies to other representations or warranties contained in this Agreement.

4.1           Representations Regarding Sellers.

(a)           Organization; Authority; No Conflict.  Each Seller that is a trust has been duly organized and is validly existing under the laws of its jurisdiction of organization.  Each Seller has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  Each Seller that is a trust is permitted by such Seller’s instrument of trust and all documents and agreements relating thereto to execute, deliver and perform this Agreement.  This Agreement has been duly executed and delivered by such Seller and constitutes the valid and legally binding obligation of such Seller, enforceable in accordance with its terms and conditions, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors generally, or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b)           Interest Ownership.  Each Seller holds of record and owns beneficially the Interests set forth opposite his or her name on Section 4.1(b) of the Disclosure Schedule, free and clear of any restrictions on transfer (other than any restrictions under any applicable securities Laws), Encumbrances, options, warrants, purchase rights, contracts, commitments, equities, claims and demands.  Such Seller is not a party to any option, warrant, purchase right or other contract or commitment that would require Seller to sell, transfer, or otherwise dispose of any of the Interest (other than this Agreement).  No Seller is a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any of the Interest.  Sellers have delivered or made available to Buyer copies of all agreements relating to the Interests.

(c)           Broker’s Fees.  Except as set forth in Section 4.1(c) of the Disclosure Schedule, each Seller and his or her agents have incurred no obligation or Liability, contingent or otherwise, for brokerage or finders’ fees, or agents’ commissions, or other similar payment in connection with this Agreement or any of the transactions contemplated herein.

(d)           Notices and Consents.  Except as set forth on Section 4.1(d) of the Disclosure Schedule, each Seller is not, and will not be, required to give any notice to, make any filing with, or obtain any consent, authorization or approval of, Target, any member of Target or any managing member or similar authority of Target or any other Person, including any Governmental Authority, in connection with the execution and delivery of this Agreement and the exhibits and schedules hereto or the consummation or performance of the transactions contemplated herein.

(e)           Registration of Buyer Shares.  Each Seller understands that none of the Buyer Shares issued to such Seller pursuant to this Agreement has been, or shall upon delivery be, registered under the Securities Act and that the certificates evidencing all such securities shall bear a legend to that effect. Each Seller also understands that such securities are being offered and sold to such Seller pursuant to an exemption from the registration provisions of the Securities Act and exemptions from the qualification or registration provisions of applicable state securities laws, based in part upon its representations contained in this Agreement.

(f)            Investment Intent.  Each Seller is acquiring the Buyer Shares for its own account solely for the purpose of investment and not for offer or sale in connection with any distribution thereof.  Each Seller represents that by reason of such Seller’s business and financial experience, and the business and financial experience of its advisors and representatives, it has the capacity to protect its own interests in connection with the transactions contemplated by this Agreement. Each Seller further represents that it is able to bear the economic risk of an investment in the Buyer Shares and has adequate income independent of any income produced from an investment in such securities and has sufficient net worth to sustain a loss of all of its investment in such securities without economic hardship if such a loss should occur.

(g)           Accredited Investor.  Each Seller represents that it is an “accredited investor” as that term is defined in Regulation D promulgated under the Securities Act.

(h)           Access to Information.  On behalf of each Seller, Sellers’ Representative has been given access to Buyer’s documents, records and other information, has received physical delivery of documents requested, records and information, and has asked questions of, and received answers from, Buyer’s officers, employees, agents, accountants and representatives concerning Buyer’s business, operations, financial condition, assets, liabilities and other matters relevant to its investment in the Buyer Shares.

4.2           Organization and Good Standing.  Section 4.2 of the Disclosure Schedule contains a complete and accurate list of each Acquired Company’s name, jurisdiction of organization, other jurisdictions in which it is authorized to do business, capitalization (including the identity of each shareholder or member and the number of shares or membership interest held by each) and managers, directors and officers.  Each Acquired Company is an entity duly organized, validly existing, and in good standing under the Laws of its jurisdiction of organization, with full power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own and use, and to perform all its obligations under the Contracts.  Each Acquired Company is duly qualified to do business as a foreign entity and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to so qualify and be in good standing would not have a Material Adverse Effect.  Each Acquired Company has delivered or made available to Buyer correct and complete copies of the Organizational Documents of the Acquired Companies, as amended to date and currently in effect.  No Acquired Company is in default under or in violation of any provision of its Organizational Documents.

4.3           Authority; No Conflict.  The Acquired Companies have delivered or made available to Buyer an executed copy of all actions by the Acquired Companies’ boards of directors or other corporate authority performing similar functions necessary to approve this Agreement and the transactions contemplated herein.  This Agreement and the exhibits and schedules hereto has been duly executed and delivered by the Acquired Companies and constitutes the legal, valid and binding obligations of the Acquired Companies, enforceable against the Acquired Companies in accordance with its terms, except where such enforceability may be limited to bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally and by general equity principles.  Subject to the requisite consents referenced in Section 4.4 of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated herein will, directly or indirectly (with or without notice or lapse of time):

(a)           contravene, conflict with, or result in a violation of (i) any provision of the Organizational Documents of the Acquired Companies, or (ii) any resolution adopted by the board of directors (other corporate authority performing similar functions) or stockholders (or other equity owners) of any Acquired Company;

(b)           contravene, conflict with, or result in a violation of, or give any Governmental Authority or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Law or any Order to which any Acquired Company or any of the assets owned or used by any Acquired Company may be subject;

(c)           contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Authority or Other Person the right to revoke, withdraw, suspend, cancel, terminate, or modify, any License or Permit that is held by any Acquired Company or that otherwise relates to the business of, or any of the assets owned or used by, any Acquired Company;

(d)           contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract; or

(e)           result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by any Acquired Company.

4.4           Notices and Consents.  Except as set forth on Section 4.4 of the Disclosure Schedule, no Acquired Company is or will be required to give any notice to, make any filing with, or obtain any consent, authorization or approval of, any Person, including any Governmental Authority, in connection with the execution and delivery of this Agreement and the exhibits and schedules hereto or the consummation or performance of the transactions contemplated herein.

4.5           Capitalization.  The Interests issued to Sellers comprise all of the issued and outstanding limited liability company interests in Target.  Sellers are and will be on the Closing Date the record owner and holder of the Interests.  With the exception of the Interests (which are owned of record by Sellers), all of the outstanding equity securities and other securities of each Acquired Company are owned of record and beneficially by one or more of the Acquired

Companies, free and clear of all Encumbrances.  Other than standard Securities Act restrictions and references to restrictions contained in Organizational Documents which are being waived under this Agreement, no legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of any Acquired Company.  All of the outstanding equity securities of each Acquired Company have been duly authorized and validly issued and are fully paid and nonassessable.  There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require any of the Acquired Companies to issue, sell, transfer or otherwise cause to become outstanding any equity securities or other securities of any Acquired Company, except for options contained in the Organizational Documents, which are being waived under this Agreement.  Except as disclosed in Section 4.5 of the Disclosure Schedule, there are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to any of the Acquired Companies.  There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of securities of the Acquired Companies.  None of the outstanding equity securities or other securities of any Acquired Company was issued in violation of any Law.  Except as disclosed in Section 4.5 of the Disclosure Schedule, no Acquired Company owns, or has any agreement to acquire, any equity securities or other securities of any Person (other than the Acquired Companies) or any direct or indirect equity or ownership interest in any other business.

4.6           Financial Statements.  The Acquired Companies have delivered or made available to Buyer a true and complete copy of the audited balance sheet and statements of operations, change in stockholders’ equity (including the related notes) and cash flow for each Acquired Company as of and for the twelve months ended December 31, 2008 (the “Year End Financial Statements”), and a true and complete copy of the unaudited balance sheet, statement of operations, and change in stockholders’ equity for each Acquired Company as of and for the six months ended June 30, 2009 (the “Interim Financial Statements Date”) (collectively, the “Interim Financial Statements,” and, along with the Year End Financial Statements, the “Financial Statements”).  The Financial Statements are attached to Section 4.6 of the Disclosure Schedule.  The Financial Statements (i) are in accordance with the books and records of the Acquired Companies, (ii) have been prepared in accordance with GAAP consistently applied through the periods covered thereby and (iii) fairly present the assets, Liabilities required by GAAP to be set forth or reserved for on a balance sheet (including all reserves required under GAAP to be disclosed on a balance sheet) and financial position of the Acquired Companies as of the respective dates thereof and the results of operations for the period then ended (subject, in the case of the Interim Financial Statements, to immaterial year-end adjustments and the fact that there are no notes thereto).  Except as set forth in the Financial Statements, neither of the Acquired Companies  has any Liabilities of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth or reserved for on a balance sheet or the notes thereto, which are not set forth or reserved for in the Financial Statements or the notes thereto.  Nothing has come to the attention of Sellers since such respective dates that would indicate that such Financial Statements are not true and correct in all material respects as of the date hereof.  Except as set forth on Section 4.6 of the Disclosure Schedule and with respect to indemnity obligations of Acquired Companies under Contracts, no Acquired Company is a guarantor or otherwise liable for any Liability or obligation (including indebtedness) of any other Person.  Except as set forth on Section 4.6 of the Disclosure Schedule, there has been no change in the members equity as set forth on the balance sheet included in the Interim Financial Statements.

4.7           Books and Records.  Except as set forth on Section 4.7 of the Disclosure Schedule, the books of account, Organizational Documents, stock record books, minutes, and other records of the Acquired Companies, all of which the Acquired Companies have been made available to Buyer, are, to the Acquired Companies’ Knowledge, complete and correct and have been maintained in accordance with sound business practices and the requirements of all applicable Laws.  To the Acquired Companies’ Knowledge, the minute books of the Acquired Companies contain accurate and complete records of all meetings held of, and corporation action taken by, the stockholders or other equity owners, the boards of directors or other corporate authority performing similar functions, and committees of the boards of directors of the Acquired Companies, and no meeting of any such stockholders or other equity owners, boards of directors or other corporate authority performing similar functions, or committee has been held for which minutes have not been prepared and are not contained in such minute books.  At the Closing, all of those books and records will be in the possession of the Acquired Companies.

4.8           Assets.  Except as set forth on Section 4.8 of the Disclosure Schedule, the Acquired Companies have good and marketable title to, or a valid leasehold interest in, the properties and assets used by them or located on their premises (except for items of nominal value owned by employees which in the aggregate will not exceed $100,000) free and clear of any Encumbrances except Permitted Encumbrances.  Such assets include all assets used in the conduct of the Acquired Companies’ businesses as presently conducted.  All tangible assets and properties of the Acquired Companies will be in similar condition (not necessarily value) taken in the aggregate to their condition at the time of the April 14, 2009 appraisal completed by R.N. Pfaff & Assoc. Inc. subject to normal wear and tear.  The assets and properties of the Acquired Companies are sufficient for the continued conduct of the Acquired Companies’ businesses after the Closing in substantially the same manner as conducted prior to the Closing (subject to normal and customary maintenance requirements).

4.9           Real Property.

(a)           Section 4.9(a) of the Disclosure Schedule sets forth a complete list of all real property owned by the Acquired Companies (the “Owned Real Property”).  The Acquired Companies have good and marketable title to the Owned Real Property, free and clear of all Encumbrances except Permitted Encumbrances.

(b)           Section 4.9(b) of the Disclosure Schedule sets forth a list, which is correct and complete in all material respects, of all of the leases and subleases (the “Company Leases”) and each leased and subleased parcel of real property in which the Acquired Companies is a tenant, subtenant, landlord or sublandlord as of the date of this Agreement (collectively, the “Company Leased Real Property”), and for each Company Lease indicates: (i) whether or not the consent of and/or notice to the landlord thereunder will be required in connection with the transactions contemplated by this Agreement; (ii) its term and any options to extend the term; (iii) the current rent payable (including all occupancy costs other than utilities); and (iv) the current amount of security deposit held by the landlord under each such Company Lease.  The Acquired Companies hold a valid and existing leasehold or subleasehold interest or landlord or sublandlord interest (as applicable) in the Company Leased Real Property under each of the Company Leases listed in Section 4.9(b) of the Disclosure Schedule. Sellers have made available to Buyer in the Data Room true, correct and complete copies of each of the Company Leases, including, without limitation, all amendments, modifications, side agreements, consents, subordination agreements and guarantees executed or otherwise in force with respect to any Company Lease. Except as set forth in Section 4.9(b) of the Disclosure Schedule, with respect to each Company Lease: (i) to the Knowledge of Sellers and the Acquired Companies, the Company Lease is legal, valid, binding, enforceable and in full force and effect; (ii) neither the Acquired Companies nor, to the Knowledge of Sellers and the Acquired Companies, any other party to the Company Lease, is in any material respect in breach or default under the Company Lease, and no event has occurred that, with notice or lapse of time, would constitute a breach or default in any material respect by the Acquired Company or permit termination, modification or acceleration under the Company Lease by any other party thereto; (iii) other than the execution of this Agreement by Sellers to the extent the Company Lease requires the landlord’s prior written consent to this Agreement and such consent has not been obtained, no event has occurred that would constitute or permit termination, modification or acceleration of the Company Lease or trigger liquidated damages; (iv) the Acquired Companies have performed and will continue to perform all of their respective obligations in all material respects under the Company Lease; (v) the Acquired Companies have not, and, to the Knowledge of Sellers and the Acquired Companies, no third party has, repudiated any material provision of the Company Lease; (vi) there are no disputes, oral agreements or forbearance programs in effect as to the Company Lease that would be material to the Acquired Companies; (vii) the Company Lease has not been modified in any respect, except to the extent that such modifications are set forth in the documents previously made available to Buyer in the Data Room and set forth on Section 4.9(b) of the Disclosure Schedule; and (viii) the Acquired Companies have not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the Company Lease.

(c)           To the Knowledge of Sellers and the Acquired Companies, each parcel of Company Leased Real Property and Company Owned Real Property is in compliance with all existing Laws, including, without limitation, (a) the Americans with Disabilities Act, 42 U.S.C. § 12102 et seq., together with all rules, regulations and official interpretations promulgated pursuant thereto, and (b) all laws with respect to zoning, building, fire, safety, health codes and sanitation, except where such noncompliance would not reasonably be expected to have a Material Adverse Effect on the Acquired Companies. Neither Sellers nor the Acquired Companies has received written notice of, and nor have Knowledge of, any condition currently or previously existing on the Company Leased Real Property or the Company Owned Real Property or any portion thereof that may give rise to any violation of, or require any remediation under, any existing Laws applicable to the Company Leased Real Property or the Company Owned Real Property if it were disclosed to the Governmental Authority having jurisdiction over the Company Leased Real Property or the Company Owned Real Property other than those (i) arising in the Ordinary Course of Business or (ii) that would not reasonably be expected to have a Material Adverse Effect on the Acquired Company.

(d)           Neither Sellers nor the Acquired Companies has received written notice of any proceedings in eminent domain, condemnation or other similar proceedings that are pending, and, to the Knowledge of Sellers and the Acquired Companies, there are no such proceedings threatened, affecting any portion of the Company Leased Real Property or the Company Owned Real Property. Neither Sellers nor the Acquired Companies has received written notice of the existence of any outstanding writ, injunction, decree, order or judgment or of any pending proceeding, and, to the Knowledge of Sellers and the Acquired Companies, there is no such writ, injunction, decree, order, judgment or proceeding threatened, relating to the ownership, lease, use, occupancy or operation by any person of the Company Leased Real Property or the Company Owned Real Property.

(e)           To the Knowledge of Sellers and the Acquired Companies, the current use of the Company Leased Real Property and the Company Owned Real Property does not violate in any material respect any instrument of record or agreement affecting the Company Leased Real Property or the Company Owned Real Property, and there are no violations of any covenants, conditions, restrictions, easements, agreements or orders of any Governmental Authority having jurisdiction over any of the Company Leased Real Property or the Company Owned Real Property, or the use or occupancy thereof. No material damage or destruction has occurred with respect to any of the Company Leased Real Property or the Company Owned Real Property.

(f)            All buildings and other improvements included within the Company Leased Real Property and the Company Owned Real Property (the “Company Improvements”) are, in all material respects, adequate to operate such facilities as currently used, and, to the Knowledge of Sellers and the Acquired Companies, there are no facts or conditions affecting any of the Company Improvements that would, individually or in the aggregate, interfere in any significant respect with the current use, occupancy or operation thereof. With respect to the Company Improvements, the Acquired Companies have all rights of access that are reasonably necessary for the operation of their respective businesses.

(g)           All required or appropriate certificates of occupancy, permits, licenses, franchises, approvals and authorizations (collectively, the “Company Real Property Permits”) of all Governmental Authorities having jurisdiction over the Company Leased Real Property or the Company Owned Real Property, the absence of which would be reasonably likely to cause a Material Adverse Effect to the Acquired Companies, have been lawfully issued to the Acquired Companies to enable the Company Leased Real Property and the Company Owned Real Property to be lawfully occupied and used for all of the purposes for which it is currently occupied and used and are, as of the date hereof, in full force and effect. Neither Sellers nor the Acquired Companies has received, or been informed by a third party of the receipt by it of, any written notice that would be reasonably likely to cause a Material Adverse Effect to the Company from any Governmental Authority having jurisdiction over the Company Leased Real Property or the Company Owned Real Property threatening a suspension, revocation, modification or cancellation of any Company Real Property Permit or requiring any remediation in connection with maintaining any Company Real Property Permit.

(h)           The Acquired Companies have no liability of any kind (except for liabilities that may arise as a result of indemnification obligations with respect to environmental matters) related to the closing of any real property with respect to which any Acquired Company terminated its leasehold or subleasehold interest except to the extent reflected on the Financial Statements.

(i)            The Acquired Companies are not obligated under any option, right of first refusal or other contractual right to purchase, acquire, sell or dispose of the Company Leased Real Property or the Company Owned Real Property, or any portion thereof or interest therein.

(j)            None of the Persons comprising Sellers is a “foreign person” within the meaning of Internal Revenue Code Section 1445.

(k)           Except as otherwise reflected on the Disclosure Schedule, no written or verbal commitments have been made by Acquired Companies to any Governmental Authority or quasi-governmental authority, utility company, school board, church or other religious body, or any owners association, or to any other organization, group, or individual, relating to the Facilities which would impose an obligation upon Buyer or its successors or assigns to make any contribution or dedications of money or land, or to construct, install or maintain any improvements of a public or private nature on or off the Facilities, or which may materially and adversely affect the Facilities or may materially increase the cost of the development, use or sale of the Facilities.

(l)            The Data Room contains true, correct and complete copies of all of the Real Estate Due Diligence Items in the possession and/or control of Sellers or Acquired Companies relating to the Facilities.

4.10         Notes and Accounts Receivable.  All notes and accounts receivable of the Acquired Companies that are reflected on the Financial Statements or on the accounting records of the Acquired Companies as of the Closing Date (collectively, the “Accounts Receivable”) represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business.  Except as set forth on Section 4.10 of the Disclosure Schedule or as a result of the bankruptcy of an account debtor, the Accounts Receivable are current and collectible net of the respective reserves shown on the Financial Statements.  Subject to such reserves as reflected on the Financial Statements and subject to the potential bankruptcy of any account debtor, as adjusted in the Acquired Companies’ books in the Ordinary Course of Business for the passage of time between the date of the Financial Statements through the Closing Date, each of the Accounts Receivable either has been or will be collected in full, without any set-off, in the Ordinary Course of Business.  There is no contest, claim, or right of set-off under any agreement with any obligor of any Accounts Receivable relating to the amount or validity of such Accounts Receivable.  Seller has provided to Buyer a complete and accurate list of all Accounts Receivable as of the Interim Financial Statements Date, which list sets forth the aging of such Accounts Receivable.  The entire amount shown on the Interim Balance Sheet as “Costs in Excess of Billings” (i) represents costs incurred by the Acquired Companies which is, or will become billable, and when billed, will be collectible in the ordinary course of business subject to the same exceptions set forth above; (ii) is subject to no counterclaim or set-off; and (iii) is not in dispute, except as set forth in Section 4.10 of the Disclosure Schedule.

4.11         Inventory.  All inventory of the Acquired Companies, whether or not reflected on the Financial Statements, consists, in all material respects when taken as a whole, of a quality and quantity usable and saleable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, which in all material respects have been written off or written down to net realizable value in the Financial Statements.  The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of the Acquired Companies.  Sellers have disclosed to Buyer that certain supplies and material reflected on the Financial Statements as owned by Acquired Companies are owned by customers for use on jobs.

4.12         Taxes.

(a)           Filing of Tax Returns.  Each of the Acquired Companies has duly and timely filed with the appropriate taxing authorities all material Tax Returns required to be filed.  All such Tax Returns are complete and accurate in all material respects.  Except as set forth on Section 4.12(a) of the Disclosure Schedule, all material Taxes due and owing by any of the Acquired Companies (whether or not shown on any Tax Return) have been paid.  None of the Acquired Companies currently is the beneficiary of any extension of time within which to file any Tax Return.  No written claim has ever been made by a Governmental Authority in a jurisdiction where any of the Acquired Companies does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(b)           Payment of Taxes.  The unpaid Taxes of the Acquired Companies did not, as of the dates of the Financial Statements, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets (rather than in any notes thereto) contained in the Financial Statements.  The Acquired Companies have timely remitted all payroll taxes and have collected and remitted withholding taxes on all amounts required to be treated as compensation for all open years.  Since the date of the most recent Financial Statement, none of the Acquired Companies has incurred any liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice.

(c)           Audits, Investigations or Claims.  No deficiencies for Taxes against any of the Acquired Companies have been claimed, proposed or assessed by any Governmental Authority in writing.  There are no pending or, to the Knowledge of any of the Acquired Companies, Threatened audits, assessments or other Proceedings for or relating to any liability in respect of Taxes of any of the Acquired Companies, and there are no matters under discussion with any Governmental Authority, or Known to the Seller or the Acquired Companies, with respect to Taxes that are likely to result in an additional material liability for Taxes with respect to any of the Acquired Companies.  The Acquired Companies have delivered or made available to Buyer complete and accurate copies of federal, state, local and foreign Tax Returns of each of the Acquired Companies and their predecessors for all Tax years beginning after December 31, 2005, and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by any of the Acquired Companies or any predecessors, and any correspondence with any Governmental Authorities regarding liability for Taxes, since December 31, 2005.  No statute of limitations in respect of any Tax (including for assessment of collection of any Tax) of any of the Acquired Companies has been waived or extended.

(d)           Liens.  There are no liens for Taxes, other than Taxes not yet due and payable, on any assets of any of the Acquired Companies.

(e)           Tax Elections.  Except as set forth on Section 4.12(e) of the Disclosure Schedule, none of the Acquired Companies (i) has consented at any time under Section 341(f)(1) of the Code to have the provisions of Section 341(f)(2) of the Code (as such provisions were in effect prior to repeal) apply to any disposition of the assets of any of the Acquired Companies; (ii) has agreed, or is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (iii) has made an election, or is required, to treat any of its assets as owned by another Person pursuant to the provisions of Section 168(f) of the Internal Revenue Code of 1954 or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; (iv) has acquired or owns any assets that directly or indirectly secure any debt the interest on which is tax exempt under Section 103(a) of the Code; (v) has made or will make a consent dividend election under Section 565 of the Code; or (vi) has elected at any time to be treated as an S corporation within the meaning of Sections 1361 or 1362 of the Code; or (vii) made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable state, local or foreign Tax provision.

(f)            Tax Sharing Agreements.  There are no Tax-sharing agreements or similar arrangements (including indemnity arrangements) with respect to or involving any of the Acquired Companies, and, after the Closing Date, none of the Acquired Companies shall be bound by any such Tax-sharing agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods on or prior to the Closing Date.

(g)           Other Entity Liability.  None of the Acquired Companies has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is Target).  None of the Acquired Companies has any Liability for the Taxes of any Person (other than Taxes of the Acquired Companies) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise.

(h)           No Withholding.  Each of the Acquired Companies has withheld or collected, and paid and reported all material Taxes required to have been withheld, collected or paid in connection with amounts paid or owing to, or received from, any employee, independent contractor, creditor, stockholder or other third party.  The transaction contemplated herein is not subject to the tax withholding provisions of the Code or under any other provision of applicable Law.

(i)            Permanent Establishment.  Except as set forth on Section 4.12(i) of the Disclosure Schedule, none of the Acquired Companies has or has had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country.

(j)            Disallowance of Interest Deductions.  None of the outstanding indebtedness of any of the Acquired Companies constitutes indebtedness with respect to which any interest deductions may be disallowed under Sections 163(i), 163(l), 265 or 279 of the Code or under any other provision of applicable Law.

(k)           Tax Shelters.  None of the Acquired Companies has entered into any transaction identified as a “reportable transaction” for purposes of Code Section 6707A or Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2) (or any predecessor provision).  If any Acquired Company has entered into any transaction such that, if the treatment claimed by it were to be disallowed, the transaction would constitute a substantial understatement of federal income tax within the meaning of Section 6662 of the Code, then the Acquired Company has either (i) “substantial authority” (within the meaning of Code Section 6662(d)) for the tax treatment of such transaction or (ii) in the case of a transaction other than a “tax shelter” (within the meaning of Code Section 6662(d)(2)(C)(ii)), has “adequately disclosed” (within the meaning of Code Section 6662(d)) on its Tax Return the relevant facts affecting the tax treatment of such transaction.

(l)            S Corporation Election.  Target (i) has been a validly electing S corporation within the meaning of Code Sections 1361 and 1362 at all times from and after January 1, 2006 and will be treated as an S corporation up to and including the Closing Date, or (ii) shall have been a partnership for federal tax purposes at all time since December 31, 2005.

(m)          No Power of Attorney.  There is no outstanding power of attorney authorizing anyone to act on behalf of any of the Acquired Companies in connection with any Tax, Tax Return or Proceeding relating to any Tax.

(n)           No Outstanding Rulings.  There is no outstanding closing agreement, ruling request, request for consent to change a method of accounting, subpoena or request for information with or by any Governmental Authority relating to any of the Acquired Companies, its income, assets or business, or any Tax, Tax Return or Proceeding relating to any Tax.

(o)           Post-Closing Tax Periods.  None of the Acquired Companies will be required to include any item of income or exclude any item of deduction for any Post-Closing Tax Period as a result of (a) intercompany transactions or excess loss accounts, (b) installment sale, open transaction or use of a completed contract method of accounting with respect to any transaction that occurred on or prior to the Closing Date or (c) prepaid amounts received on or prior to the Closing Date.

(p)           Deemed Ownership.  None of the assets of any of the Acquired Companies is required to be treated as being owned by another Person for income tax purposes.

(q)           No Exchanges.  During the last two years, none of the Acquired Companies has engaged in any exchange under which gain realized on the exchange was not recognized under Code Section 1031 (or any similar provision of applicable state, local or foreign Law).

(r)            No Spin Off.  None of the Acquired Companies has constituted a “distributing corporation” or a “controlled corporation” under Code Section 355 (or any similar provision of applicable state, local or foreign Law) in any distribution in the last two years or pursuant to a plan or series of related transactions (within the meaning of Code Section 355(e) or similar Law) with any transaction contemplated by this Agreement.

(s)           No Special Status.  None of the Acquired Companies is or has ever been a “personal holding company” (within the meaning of Code Section 542), or a shareholder in a “controlled foreign corporation” (within the meaning of Code Section 957), a “foreign personal holding company” (within the meaning of Coe Section 552), or a “passive foreign investment company” (within the meaning of Code Section 1297).

(t)            Section 482.  All transactions between an Acquired Company and any other person that is owned or controlled by the same interests (within the meaning of Code Section 482 and the regulations thereunder) have been at arm’s length (within the meaning of such provisions).

(u)           No Deferred Gain.  None of the Acquired Companies will be required to include any item of income, or exclude any item of deduction, for any taxable period (or portion thereof) ending after the Closing Date as a result of any:  (i) intercompany transaction or excess loss account described in Treasury regulations under Section 1502 of the Code (or any similar provision of state, local, or foreign Law), (ii) installment sale, open transaction or use of a completed contract method of accounting with respect to any transaction that occurred on or prior to the Closing Date, or (iii) prepaid amount received on or prior to the Closing Date.

(v)           Qualified Subchapter S Shareholder.  Each Seller that is a trust represents that at all times since it has owned any Interests that it is a “Qualified Subchapter ‘S’ Shareholder” meeting the requirements of IRC Section 1361(b)(1)(A), (B) and (C), 1361(c)(1), 1361(c)(2)(A) and (B) and 1361(d).

4.13         Employee Benefits.

(a)           List of Plans; Absence of Certain Arrangements.  Section 4.13(a) of the Disclosure Schedule lists each Employee Plan and the Seller or Acquired Company that maintains or sponsors such Employee Plan.  No Employee Plan (i) is or was a “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA, (ii) is or was subject to Title IV or Part 3 of Title I of ERISA or Section 412 of the Code, and (iii) provides retiree or post-employment benefits (including, without limitation, medical, disability or life insurance, or other welfare benefits) to any person, except as required by Applicable Law.  Except as set forth in Section 4.13(a) of the Disclosure Schedule, no Employee Plan is or was a “welfare benefit fund,” as defined in Section 419(e) of the Code, or an organization described in Sections 501(c)(9) or 501(c)(20) of the Code, and no Acquired Company nor any ERISA Affiliate of any Acquired Company is required to, or has ever been required to, contribute to or provide benefits under any such Employee Plan, fund or organization or has any Liability or obligation under any such Employee Plan, fund or organization.  With respect to each Employee Plan, at the Closing there will be no unrecorded material liabilities with respect to the establishment, implementation, operation, administration or termination of such Employee Plan, or the termination of the participation in any such Employee Plan by any Acquired Company or any ERISA Affiliate of any Acquired Company.

(b)           No Commitments; Ability to Amend.  Neither any Acquired Company nor any ERISA Affiliate of any Acquired Company has any announced plan or legally binding commitment to create any additional Employee Plans which are intended to cover employees or former employees of any Acquired Company (with respect to their relationship with such entities) or to amend or modify any existing Employee Plan which covers or has covered employees or former employees of any Acquired Company (with respect to their relationship with such entities).  Each Employee Plan can be amended, terminated or otherwise discontinued immediately after the Closing in accordance with its terms, without liability (other than liability for ordinary administrative expenses typically incurred in a termination event).

(c)           No Other Material Liability.  No Acquired Company is subject to any material Liability, tax or penalty with respect to any Employee Plan under ERISA, the Code or any other Applicable Law, and neither Seller nor any Acquired Company has any Knowledge of any circumstances which reasonably might result in any such material Liability, tax or penalty.  No event has occurred and no condition exists that could subject any Acquired Company, by reason of its affiliation with any ERISA Affiliate of such Acquired Company, to any material Liability, Tax or penalty with respect to any Employee Plan under ERISA, the Code or other Applicable Law, and neither Seller nor any Acquired Company has any Knowledge of any circumstances which reasonably might result in any such material Liability, Tax or penalty.

(d)           Tax Qualification; General Compliance.  Each Employee Plan which is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter, opinion, notification or advisory letter from the IRS, and each trust established in connection with any Employee Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt.  Each Employee Plan has been administered and maintained in compliance in all material respects in accordance with its terms and with ERISA, the Code and all other Applicable Laws.  All contributions required to be made under the terms of any Employee Plan as of the date of this Agreement have been timely made in accordance with the terms of such Employee Plan, ERISA, the Code and all other Applicable Laws, or if not yet due, have been properly reflected on the Financial Statements.

(e)           Fiduciary Duties and Prohibited Transactions.  Neither any Acquired Company nor any plan fiduciary of any Employee Plan which covers or has covered employees or former employees of any Acquired Company or any ERISA Affiliate of any Acquired Company, has engaged in any transaction in violation of Sections 404 or 406 of ERISA or any “prohibited transaction,” as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code, or has otherwise violated the provisions of Part 4 of Title I, Subtitle B of ERISA.  None of the Acquired Companies have knowingly participated in a violation of Part 4 of Title I, Subtitle B of ERISA by any plan fiduciary of any Employee Plan (or other employee benefit plan subject to ERISA).  None of the Acquired Companies has any Liability under Section 502 of ERISA.  Neither any Acquired Company nor any ERISA Affiliate of any Acquired Company has incurred any excise tax under Chapter 43 of the Code.

(f)            No Acceleration; Code Section 280G.  No Employee Plan or other contract, agreement or benefit arrangement covering any current or former employee or independent contractor of any Acquired Company, individually or collectively, would give rise to the payment of, or permit any such individual to retain, any amount or benefit which would constitute a “parachute payment” (as defined in Section 280G of the Code).  Except as set forth on Section 4.13(f) of the Disclosure Schedule, neither the execution of this Agreement nor the consummation of any of the transactions contemplated hereby (whether alone or upon the occurrence of any additional or further acts or events) will (i) result in any obligation or Liability (with respect to accrued benefits or otherwise) on the part of any Acquired Company to any Employee Plan, or to any present or former employee, officer, director, shareholder, contractor or consultant of any Acquired Company or any of their dependents, or any other person, (ii) be an event under any Employee Plan that will result in any payment (whether of severance pay or otherwise) becoming due to any such present or former employee, officer, director, shareholder, contractor, or consultant of any Acquired Company or any of their dependents, or any other person, or (iii) accelerate the time of payment or vesting, or increase the amount, of any compensation or benefits theretofore or thereafter due or granted to any employee, officer, director, shareholder, contractor, or consultant of any Acquired Company or any of their dependents, or any other person.

(g)           COBRA; HIPAA.  Each Acquired Company and each ERISA Affiliate is in compliance in all material respects with (i) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations (including proposed regulations) thereunder and any similar state law, and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations (including the proposed regulations) thereunder.  No Acquired Company or any ERISA Affiliate has incurred any material Liability under Section 4980B of the Code.

(h)           Litigation.  Other than routine claims for benefits under the Employee Plans, there are no pending or, to the Knowledge of Sellers or any Acquired Company, Threatened actions or proceedings against any Employee Plan, the fiduciaries or administrators of any of the Employee Plans, or Seller or any Acquired Company with respect to any Employee Plan, with any of the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation, any participant in or beneficiary of any Employee Plan or any other person whomsoever.  Neither Seller nor any Acquired Company has any Knowledge of any reasonable basis for any such claim, lawsuit, dispute, action or controversy.

(i)            Code Section 409A.  Except as set forth in Section 4.13(i) of the Disclosure Schedule, no payment or benefit provided or to be provided under to an Employee Plan to or for the benefit of a “service provider” (within the meaning of Section 409A of the Code) will or may provide for the deferral of compensation subject to Section 409A of the Code, whether pursuant to the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (either alone or upon the occurrence of any additional or subsequent events) or otherwise.  Each Employee Plan that is a nonqualified deferred compensation plan subject to Section 409A of the Code has been operated and administered in good faith compliance with Section 409A of the Code from the period beginning January 1, 2007 through the date hereof.

(j)            Deductibility of Payments.  There is no contract, agreement, plan or arrangement covering any employee or former employee of any Acquired Company (with respect to its relationship with such entities) that, individually or collectively, provides for the payment by any Acquired Company of any amount that is not deductible by such Acquired Company under Section 162(a)(1), 404 or 419 of the Code, whichever is applicable.

4.14         Compliance With Legal Requirements.  Each Acquired Company is in compliance with all Laws (other than Environmental, Health, and Safety Laws which are the subject of Section 4.20) that are applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets, except for such non-compliance which is not reasonably likely to result in a Material Adverse Effect.  No event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a violation by any Acquired

Company of, or a failure on the part of any Acquired Company to comply with, any Law (other than Environmental, Health, and Safety Laws), except where such violation or failure would not result in a Material Adverse Effect.  No Acquired Company has received any written notice, charge, complaint, claim, demand or other communication (whether oral or written) from any Governmental Authority with respect to any action, suit, Proceeding, hearing or investigation by such Governmental Authority regarding any actual, alleged, possible or potential material violation of, or material failure to comply with, any Law (other than Environmental, Health, and Safety Laws), except (a) as has already been resolved with no fine or penalties, (b) with respect to which all fines and penalties have been paid or otherwise satisfied in full or are reserved for on the Financial Statements or (c) as is being disputed in good faith and listed on Section 4.14 of the Disclosure Schedule.  Section 4.14 of the Disclosure Schedule lists all written notices, charges, complaints, claims, demands or other communications (whether oral or written) from any Governmental Authority with respect to any action, suit, Proceeding, hearing or investigation by such Governmental Authority regarding any actual, alleged, possible or potential material violation of, or material failure to comply with, any Law (other than Environmental, Health, and Safety Laws)  that have been received since December 31, 2004.

4.15         Licenses and Permits.  Section 4.15 of the Disclosure Schedule contains a complete and accurate list of all material Licenses and Permits.  Each Acquired Company owns or possesses such respective Licenses and Permits free and clear of any Encumbrances or claims.  Such Licenses and Permits are in full force and effect and there are no proceedings pending or Threatened that seek the revocation, cancellation, suspension or adverse modification thereof.  No Acquired Company has violated any such Licenses and Permits, and each Acquired Company is in compliance in all material respects with all such Licenses and Permits.  No Acquired Company has received any written notice to the effect that (i) such Acquired Company is not in compliance with, or is in a violation of, any such Licenses and Permits or (ii) any currently existing circumstances are likely to result in a failure of such Acquired Company to comply with, or in a violation by such Acquired Company of, any such Licenses and Permits.  Such Licenses and Permits included on Section 4.15 of the Disclosure Schedule constitute all of the material licenses, approvals, consents, franchises and permits necessary to permit the Acquired Companies to own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the business of the Acquired Companies as currently conducted.  All such Licenses and Permits are renewable by their terms in the Ordinary Course of Business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees, and such Licenses and Permits will not be subject to suspension, modification or revocation or require any consent to transfer the same in connection with the completion of the transactions contemplated by this Agreement.

4.16         Legal Proceedings.  Section 4.16 of the Disclosure Schedule sets forth a true and complete list of all Proceedings that have been filed and served on Acquired Companies or of which Acquired Companies have received written notice, as a party or as to which the property or assets of the Acquired Companies may be bound, or to the Knowledge of Sellers and Acquired Companies, Threatened, as of the date hereof, including reasonable detail regarding the current status of such matters with respect to matters that have a potential Liability to Acquired Companies of more than $100,000.  There are no such matters that are not disclosed on Section 4.16 of the Disclosure Schedule, nor is there any Order outstanding against any of the Acquired Companies.  To the Knowledge of Sellers, other than as disclosed in Section 4.16 of the Disclosure Schedule, no facts or circumstances exist that could reasonably be expected to result in any Proceedings being brought against any of the Acquired Companies.

4.17         Absence of Certain Changes and Events.

(a)           Except for incurring the expenses, making the payments and distributions, or the other transactions contemplated in or by this Agreement, since the Interim Financial Statements Date, and except as set forth on Section 4.17(a) of the Disclosure Schedule, (i) each of the Acquired Companies has conducted its business in the Ordinary Course of Business and has not incurred any material Liability, except in the Ordinary Course of Business; (ii) there has not been any change in the business, financial condition, Liabilities, assets, technology, Intellectual Property rights, employee relations, customer relations, supplier relations, manufacturer relations or distributor relations, or results of operations of the Acquired Companies that has had, or would reasonably be expected to have, a Material Adverse Effect on any such party, (iii) there has not been any declaration, setting aside or payment of any dividend, other distribution (whether in cash, stock or property), redemption or repurchase with respect to any shares or membership interests of any of the Acquired Companies; (iv) there has not been any split, combination or reclassification of any common stock of any of the Acquired Companies or any issuance or commitment to issue or the authorization of any issuance of any capital stock or other equity interests of any of the Acquired Companies or other securities convertible into, in exchange or in substitution for any shares of capital stock or other equity interests of any of the Acquired Companies; (v) there has not been (A) any granting by any of the Acquired Companies to any employee of any of the Acquired Companies of any increase in compensation, other than in the Ordinary Course of Business, (B) any granting by any of the Acquired Companies to any such employee of any increase in severance or termination pay, (C) any entry by any of the Acquired Companies into any employment, severance or termination agreement, policy or arrangement with any employee other than in the Ordinary Course of Business, or (D) any transaction with Seller, or a director or employee of any of the Acquired Companies, other than in the Ordinary Course of Business; (vi) there has not been any change in accounting methods, principles or practices by any of the Acquired Companies affecting its assets, Liabilities or business, except insofar as may have been required by a change in GAAP, and (vii) the Acquired Companies have paid all of their liabilities and other obligations on a timely basis in accordance with past practices.

(b)           Except for the transactions contemplated in this Agreement and except as set forth on Section 4.17(b) of the Disclosure Schedule, since the Interim Financial Statements Date, none of the Acquired Companies has (i) sold, transferred, leased, licensed, pledged or mortgaged or agreed to sell, transfer, lease, license, pledge, or mortgage any assets, property or rights (including without limitation Intellectual Property) in excess of $100,000 individually or $500,000 in the aggregate, other than sales or disposition of inventories in the Ordinary Course of Business, or cancelled, waived or compromised or agreed to cancel, waive or compromise, any debts, claims or rights in excess of $100,000 in the aggregate; (ii) made any material change in any method of management or operation; (iii) (A) made any new, or made a change in any, material Tax election, settlement or compromise of any claim, notice, audit report or assessment in respect of Taxes, (B) made a material change in any annual Tax accounting period, (C) adopted or changed any material method of Tax accounting, (D) filed any amended material Tax Return, (E) entered into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement relating to any material Tax, (F) surrendered any right to claim a material Tax refund or credit, or (G) consented to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment; (iv) transferred, exchanged or exclusively licensed any of its Intellectual Property, or had any other material developments related to its Intellectual Property; (v) issued or committed to issue any capital stock or any securities convertible into capital stock; (vi) made any capital expenditure(s) in excess of, or purchased or acquired capital assets costing in excess of, approximately $150,000, in the aggregate; (vii) incurred or assumed any indebtedness for borrowed money other than through its established bank line of credit or guaranteed any obligation or the net worth of any other Person; (viii) suffered any damage or destruction to, loss of, or condemnation or eminent domain proceeding relating to any of its tangible properties or assets (whether or not covered by insurance) which has had or would reasonably be likely to have a Material Adverse Effect; (ix) lost the employment services of any employee whose annual salary exceeded $150,000; (x) made any loan or advance to any Person, other than travel and other similar routine advances to employees in the Ordinary Course of Business; (xi) entered into any agreements, commitments or contracts, except those made in the Ordinary Course of Business; or (xii) entered into any agreement or commitment to do any of the foregoing.

4.18         Contracts; No Defaults.

(a)           Section 4.18(a) of the Disclosure Schedule contains a complete and accurate list of the following written contracts and agreements, and any amendments, modifications or supplements thereto as of the date hereof (“Contracts”), to which any Acquired Company is a party:

(i)            any contract or agreement that involves performance of services or delivery of goods, commodities, supplies, products, materials or other personal property by one or more of the Acquired Companies of an amount or value in excess of $100,000;

(ii)           any contract or agreement that involves performance of services or delivery of goods, commodities, supplies, products, materials or other personal property to one or more of the Acquired Companies of an amount or value in excess of $100,000;

(iii)          any contract or agreement that was not entered into in the Ordinary Course of Business;

(iv)          any lease, rental or occupancy agreement, license, installment and conditional sale agreement, or other contract or agreement affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property which is not cancelable upon thirty (30) days’ notice without payment of any penalty or premium.

(v)           any licensing agreement or other contract with respect to the Intellectual Property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property;

(vi)          any collective bargaining agreement or other contract to or with any labor union or other employee representative of a group of employees;

(vii)         any contract or agreement for the employment of any individual on a full-time, part-time, consulting or other basis providing annual compensation in excess of $100,000 or providing severance benefits in excess of one month’s base salary;

(viii)        any contract or agreement between any Acquired Company and a Seller or any of its Affiliates (other than such Acquired Company or other Persons owned in whole or in part by an Acquired Company);

(ix)           any joint venture agreement, partnership agreement or similar contract or agreement;

(x)            any contract or agreement containing covenants that in any way purport to restrict the business activity of any Acquired Company or any Affiliate of an Acquired Company or limit the freedom of any Acquired Company or any Affiliate of an Acquired Company to engage in any line of business or to compete with any Person;

(xi)           any contract or agreement providing for commissions or payments to or by any Person based on sales, purchases or profits;

(xii)          any power of attorney that is currently effective and outstanding;

(xiii)         any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, termination, severance, change of control or other agreement, plan or arrangement for the benefit of any Acquired Company’s current or former managers, directors, officers and employees;

(xiv)        any contract or agreement under which any Acquired Company has advanced or loaned any amount to any of its managers, directors, officers or employees;

(xv)         any contract or agreement (or group of related contracts or agreements) under which any Acquired Company has created, incurred, assumed or guaranteed any indebtedness for borrowed money or other Liability or obligation, or any capitalized lease obligation;

(xvi)        any written warranty, guaranty, and/or other similar undertaking with respect to contractual performance extended by any Acquired Company that exposes the Acquired Company to potential liability in excess of $100,000;

(xvii)       any other contract or agreement under which the consummation of the transactions consummated by this Agreement would constitute a default thereunder (with or without notice or lapse of time, or both) without the prior consent of another party thereunder.; and

(xviii)      any other contract or agreement (or group of related contracts or agreements) the performance of which involves consideration in excess of $1,000,000;

(b)           Except as set forth on Section 4.18(b) of the Disclosure Schedule, none of the Acquired Companies is a party to, or is otherwise bound by, any oral contract or agreement that exposes the Acquired Company to potential liability in excess of $100,000 that (i) has any continuing obligation of such Acquired Company or (ii) is not terminable by such Acquired Company without notice and without penalty.

Sellers have delivered or made available to Buyer in the Data Room either (A) a correct and complete copy of each written Contract listed in Section 4.18(a) of the Disclosure Schedule or (B) in the case of Contracts where standard forms are used for multiple contracts with multiple parties, the sample form has been included in the Data Room rather than attaching all of such Contracts, including without limitation, (i) in the case of Contracts with subcontractors to the Acquired Companies, the form of agreement entered into with such subcontractor, (ii) in the case of Contracts with Persons that provide trucking services to the Acquired Companies, the form of agreement entered into with such Persons, or (iii) in the case of Contracts with Persons that provide general services to the Acquired Companies, the form of agreement entered into with such Persons, and a written summary setting forth the terms and conditions of each oral Contract referred to in Section 4.18(b) of the Disclosure Schedule.  Each Contract with a subcontractor or other Person referenced in clause (B) of the preceding sentence is substantially in one of the forms made available by Sellers to Buyer in the Data Room. With respect to each such Contract: (i) the Contract is legal, valid, binding, enforceable, and in full force and effect, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors generally and by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law); (ii) the Contract will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated by this Agreement; (iii) no party is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration under the Contract; and (iv) no party has repudiated any provision of the Contract.  None of the Acquired Companies has received any notice of termination with respect to any Contract.

(c)           Work-in-Process.  Except as set forth on Section 4.18(c) of the Disclosure Schedule or as set forth in this Section 4.18(c), (i) all work-in-process and contracts underway (“Work-In-Process”) constitute work performed pursuant to fully executed written contracts or sales orders taken in the Ordinary Course of Business, (ii) neither the Acquired Companies nor any such customer has been declared to be in default or is in material breach of the terms of any obligation to the other, and no valid grounds exist for any set-off of amounts billable to such customers on the completion of orders to which Work-In-Process relates; (iii) all Work-In-Process is of a quality ordinarily produced in accordance with the requirements of the orders to which such Work-In-Process is identified, and will require no rework with respect to services performed prior to Closing except in the Ordinary Course of Business; (iv) all Work-In-Process is being conducted pursuant to fully executed written contracts, orders and change orders issued within the terms of the relationship pursuant to which such Work-In-Process is being conducted except for the Oral Agreements; and (v) all Work-In-Process (which as of the date hereof reflects

Work-In-Process as of the date of the Interim Financial Statements) could be completed in compliance with the contracts to which each such Work-In-Process relates if managed consistently with the past practices (during the past 12 months) of the Acquired Companies (and in compliance with construction industry standards and good construction practices) without, to the best of Sellers’ Knowledge, resulting in a Material Adverse Effect.  With respect to any oral agreements set forth on Section 4.18(c) of the Disclosure Schedule (“Oral Agreements”): (i) all Work-In-Process pursuant to such Oral Agreements constitute work performed pursuant thereto or oral sales orders taken in the Ordinary Course of Business, from regular customers of the Acquired Companies; (ii) neither the Acquired Companies nor any such customer has been declared to be in default or is in material breach of the terms of any obligation to the other, and no valid grounds exist for any set-off of amounts billable to such customers on the completion of orders to which Work-In-Process relates; (iii) all Work-In-Process is of a quality ordinarily produced in accordance with the requirements of the orders to which such Work-In-Process is identified, and will require no rework with respect to services performed prior to Closing except in the Ordinary Course of Business; (iv) all Work-In-Process is being conducted fully in accordance with and pursuant to such Oral Agreements, oral or written orders and oral or written change orders issued within the terms of the relationship pursuant to which such Work-In-Process is being conducted; and (v) all Work-In-Process pursuant to Oral Agreements set forth in the Disclosure Schedule (which as of the date hereof reflects Work-In-Process as of the date of the Interim Financial Statements) could be completed in compliance with the Oral Agreements to which each such Work-In-Process relates if managed consistently with the past practices of the Acquired Companies (and in compliance with industry standards and good practices) without, to the best of Sellers’ Knowledge, resulting in a Material Adverse Effect.

4.19         Insurance.  Section 4.19 of the Disclosure Schedule contains a complete and accurate list of all policies or binders of fire, liability, title, property, director and officer, worker’s compensation, product liability and other forms of insurance (showing as to each policy or binder the carrier, policy number, coverage limits, deductibles, expiration dates, annual premiums, a general description of the type of coverage provided, and loss experience history by line of coverage) maintained by any of the Acquired Companies on their businesses or employees since January 1, 2007.  All insurance coverage applicable to the Acquired Companies is in full force and effect, insures the Acquired Companies in amounts determined by the Acquired Companies in consultation with their insurance agents, against the Acquired Companies’ respective risks, provides coverage as may be required by any and all contracts or agreements that the Acquired Companies are party to and has been issued by insurers of recognized responsibility.  There is no default under any such coverage nor has there been any failure to give notice or present any claim under any such coverage in a due and timely fashion.  There are no outstanding unpaid premiums except in the Ordinary Course of Business and no notice of cancellation or nonrenewal of any such coverage has been received except for such notices received in the ordinary course of policy expiration.  Except as disclosed on Section 4.19 of the Disclosure Schedule, there are no provisions in such insurance policies for retroactive or retrospective premium adjustments.

4.20         Environmental, Health and Safety Matters.

(a)           Except as set forth on Section 4.20(a) of the Disclosure Schedule and except as has been fully remediated such that no Acquired Company has any remaining remediation obligations, each Acquired Company is, and at all times has been, in material compliance with, and has not been and is not in material violation of or liable under, all applicable Environmental, Health, and Safety Laws and all applicable Licenses and Permits related to environmental, health and safety matters.

(b)           Except as set forth on Section 4.20(b) of the Disclosure Schedule and except where the failure to do so would not have a Material Adverse Effect, neither Sellers nor any Acquired Company has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held to be responsible received, any actual or Threatened Order, notice, or other communication from (i) any Governmental Authority or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental, Health, and Safety Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Law Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which Sellers or any Acquired Company has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by Sellers, any Acquired Company, or any other Person for whose conduct they are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

(c)           Except as set forth on Section 4.20(c) of the Disclosure Schedule, there are no pending or Threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Liabilities or arising under or pursuant to any Environmental, Health, and Safety Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which Sellers or any Acquired Company has or had an ownership interest.

(d)           Except to the extent that it would not result in a Material Adverse Effect, neither Seller nor any Acquired Company has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held responsible, received, any written citation, directive, inquiry, notice, Order, summons, warning, or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental, Health, and Safety Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Law Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which Seller or any Acquired Company has or had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by Sellers, any Acquired Company, or any other Person for whose conduct they are or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

(e)           Except as set forth on Section 4.20(e) of the Disclosure Schedule and except to the extent that it would not result in a Material Adverse Effect, neither Sellers nor any Acquired Company, nor any other Person for whose conduct they are or may be held responsible, has any Environmental, Health, and Safety Law Liabilities with respect to the Facilities or with respect to any other properties and assets (whether real, personal, or mixed) in which Sellers or any Acquired Company (or any predecessor), has or had an interest, or at any property adjoining the Facilities or any such other property or assets.

(f)            Except as set forth on Section 4.20(f) of the Disclosure Schedule, there are no Hazardous Materials present on or in the Environment at the Properties, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part thereof, or incorporated into any structure therein or thereon.

(g)           Except as set forth on Section 4.20(g) of the Disclosure Schedule, neither Sellers nor any Acquired Company, nor any other Person for whose conduct they are or may be held responsible, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Properties or assets (whether real, personal, or mixed) in which Sellers or any Acquired Company has or had an interest, except in full compliance with all applicable Environmental, Health, and Safety Laws.

(h)           Except as set forth on Section 4.20(h) of the Disclosure Schedule, there has been no Release of any Hazardous Materials at or from (i) any Facilities owned in whole or in part by Sellers or Acquired Companies and/or their Affiliates or from or by any other properties and assets (whether real, personal, or mixed) in which Sellers or any Acquired Company has or had an ownership interest, (ii) to Sellers’ and Acquired Companies’ Knowledge from any Facility leased by any of the Acquired Companies, or (iii) to Sellers’ and Acquired Companies’ Knowledge any other Person, for which Seller or any Acquired Company has Environmental, Health, and Safety Law Liabilities.

(i)            Except as set forth on Section 4.20(i) of the Disclosure Schedule, neither Sellers nor any Acquired Company has transported or arranged for the transport of Hazardous Materials which to the Knowledge of Sellers or any Acquired Company has or may become the subject of any environmental action under any Environmental, Health, and Safety Law.

(j)            Sellers and the Acquired Companies have delivered or made available to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Sellers or any Acquired Company pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by Sellers, any Acquired Company, or any other Person for whose conduct they are or may be held responsible, with Environmental, Health, and Safety Laws.

4.21         Employees and Labor Matters.

(a)           To the Knowledge of Sellers and the Acquired Companies, no executive, key employee, or group of employees has any plans to terminate employment with the Acquired Companies.  Except as disclosed in Section 4.21(a) of the Disclosure Schedule, to the Knowledge of Sellers and the Acquired Companies, no employee has any claim, or basis for any claim, against the Acquired Companies that would reasonably be expected to result in a material Liability of any Acquired Company.

(b)           Section 4.21(b) of the Disclosure Schedule contains a list of (i) all full, part-time and hourly employees of the Acquired Companies as of a date not more than ten (10) days prior to the date of this Agreement (the “Employees”), (ii) all consultants and other independent contractors to the Acquired Companies who have rendered services material to the business of the Acquired Companies within the last twelve (12) months, and (iii) the directors, executive officers and any advisory board members of the Acquired Companies, if any, including an organizational chart of each.  Section 4.21(b) of the Disclosure Schedule also sets forth for each Employee the following information as of a date not more than ten (10) days prior to the date of this Agreement:  (v) title (if manager level or above), (w) base or hourly compensation, (x) accrued and unused vacation and sick pay (to the extent such vacation and sick pay constitutes an obligation which will be due and payable upon termination of such employee), (y) any severance obligation of the Acquired Companies which may result upon consummation of the transactions contemplated by this Agreement, and (z) bonuses paid or accrued with respect to the current fiscal year in the aggregate for all Employees.  Except as set forth on Section 4.21(b) of the Disclosure Schedule, and except as provided by Law, the employment of all persons presently employed or retained by each Acquired Company is terminable at will.

(c)           Since January 1, 2007, the Acquired Companies have not experienced any work stoppage, slow-down, picket, strike, lock-out or other labor disturbance, nor is any such work stoppage, slow-down, picket, strike, lock-out or other labor disturbance presently occurring or, to the Knowledge of Sellers and the Acquired Companies, Threatened.  To the Knowledge of Sellers and the Acquired Companies, (i) there are no organizational efforts presently being made or Threatened by or on behalf of any labor union with respect to any Employees, and (ii) since January 1, 2007, no union or other labor organization has attempted to organize any current or former employees of the Acquired Companies.  Neither Sellers, the Acquired Companies nor to their Knowledge any of the ERISA Affiliates are or were a party to any collective bargaining agreement.

(d)           Except as disclosed in Section 4.21(d) of the Disclosure Schedule, there are no claims, controversies, labor disturbances, investigations, Proceedings or complaints pending or, to Knowledge of Sellers and the Acquired Companies, Threatened, by any Governmental Authority, any Employees, any party or parties representing any of such Employees, or any former employer of a current Employee, against the Acquired Companies before any court, arbitrator or other tribunal.  There are no unfair labor practice charges, charges of discrimination, wrongful termination or other similar complaints pending against the Acquired Companies involving employees now or previously employed by the Acquired Companies that would have a Material Adverse Effect, nor, to the Knowledge of Sellers and the Acquired Companies, do any facts or circumstances exist that could provide a reasonable basis for the same.

(e)           There has not been with respect to any Acquired Company (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state, local or foreign Law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility, or (ii) a “mass layoff” (as defined in the WARN Act, or any similar state, local or foreign Law) affecting any site of employment or facility.  None of the employees of any Acquired Company has suffered an “employment loss” (as defined in the WARN Act or any similar state, local or foreign Law) during the ninety-day period prior to the date of this Agreement.

4.22         Intellectual Property.

(a)           Each Acquired Company owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary for or used in the operation of the business of such Acquired Company as presently conducted.  Each item of Intellectual Property owned or used by each Acquired Company immediately prior to the Closing hereunder will be owned or available for use by such Acquired Company on identical terms and conditions immediately subsequent to the Closing hereunder.  Each Acquired Company has taken all necessary and desirable action to maintain and protect each item of Intellectual Property that it owns or uses.

(b)           Each Acquired Company has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and none of Sellers and the managers, directors, officers and employees of such Acquired Company has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that such Acquired Company must license or refrain from using any Intellectual Property rights of any third party).  To the Knowledge of Sellers and the Acquired Companies, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of any Acquired Company.

(c)           Section 4.22(c) of the Disclosure Schedule identifies each patent, if any, and each registration which has been issued to each Acquired Company with respect to any of its Intellectual Property, identifies each pending patent application, if any, and each application for registration which such Acquired Company has made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission which such Acquired Company has granted to any third party with respect to any of its Intellectual Property (together with any exceptions).  Seller has delivered or made available to Buyer correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date) and has made available to Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item.  Section 4.22(c) of the Disclosure Schedule also identifies each trade name or unregistered trademark used by each Acquired Company in connection with its business.  With respect to each item of Intellectual Property required to be identified in Section 4.22(c) of the Disclosure Schedule:

(i)            the respective Acquired Company possesses all right, title, and interest in and to the item, free and clear of any Encumbrance, license, or other restriction;

(ii)           the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(iii)          no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or Threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

(iv)          the respective Acquired Company has never agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

(d)           Section 4.22(d) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that any Acquired Company uses pursuant to license, sublicense, agreement, or permission.  Sellers have delivered or made available to Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date).  With respect to each item of Intellectual Property required to be identified in Section 4.22(d) of the Disclosure Schedule:

(i)            the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

(ii)           the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

(iii)          no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(iv)          no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

(v)           with respect to each sublicense, the representations and warranties set forth in subsections (i) through (iv) above are true and correct with respect to the underlying license;

(vi)          the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(vii)         no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or is Threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

(viii)        the respective Acquired Company has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

(e)           To the Knowledge of Sellers and each Acquired Company, no Acquired Company will interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of such Acquired Company’s business as presently conducted.

4.23         Certain Payments.  No Acquired Company or director, officer, agent or employee of any Acquired Company, or to the Knowledge of Sellers and the Acquired Companies, any other Person associated with or acting for or on behalf of any Acquired Company, has directly or indirectly (a) made any unlawful contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property or services (i) to obtain favorable treatment in securing business  (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions, or for special concessions already obtained, for or in respect of any Acquired Company or any Affiliate of any Acquired Company, or (iv) in violation of any Law, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Acquired Companies.

4.24         Affiliated Transactions and Certain Other Agreements.

(a)           Section 4.24(a) of the Disclosure Schedule sets forth a list of those persons and entities who are “affiliates” of the Acquired Companies within the meaning of Rule 145 promulgated under the Securities Act or for purposes of Accounting Series Releases 130 and 135 of the SEC (the “Acquired Company Affiliates”).

(b)           Other than as set forth on Section 4.24(b) of the Disclosure Schedule with reasonable detail, including the names of parties involved and a description of the disclosed transaction, (i) there are no agreements or Liabilities between any Acquired Company, on the one hand, and any officer, employee, director, stockholder of any Acquired Company or any Acquired Company Affiliate, on the other hand, (ii) the Acquired Companies do not provide or cause to be provided any assets, services or facilities to any such officer, employee, director or stockholder of any Acquired Company or any Acquired Company Affiliate; (iii) no officer, employee, director or stockholder of any Acquired Company or Acquired Company Affiliate provides or causes to be provided any assets, services or facilities to the Acquired Companies; and (iv) the Acquired Companies do not beneficially own, directly or indirectly, any investment assets of any current or former officer, employee, director or stockholder of any Acquired Company or Acquired Company Affiliate.

(c)           Each of the agreements and Liabilities listed in Section 4.24(b) of the Disclosure Schedule were entered into or incurred, as the case may be, on terms no less favorable to the Acquired Companies than if such agreement or liability was entered into or incurred on an arm’s-length basis on competitive terms.

4.25         Customer and Supplier Relationships.

(a)           Section 4.25(a) of the Disclosure Schedule lists the ten (10) largest customers of the Acquired Companies for the fiscal years ended December 31, 2007 and December 31, 2008 and for the six months ending June 30, 2009.  To the Knowledge of Sellers and the Acquired Companies, except as set forth on Section 4.25(a) of the Disclosure Schedule, there are no facts or circumstances (including the consummation of the transactions contemplated hereby) that are likely to result in the loss of any one such customer or group of customers of any Acquired Company or a Material Adverse Change in the relationship of any Acquired Company with such a customer or group of customers.

(b)           Section 4.25(b) of the Disclosure Schedule lists the ten (10) largest suppliers of the Acquired Companies for the fiscal years ended December 31, 2007 and December 31, 2008 and for the six months ending June 30, 2009.  To the Knowledge of Sellers and the Acquired Companies, there are no facts or circumstances (including the consummation of the transactions contemplated hereby) that are likely to result in the loss of any one such supplier or group of suppliers of any Acquired Company or a Material Adverse Change in the relationship of any Acquired Company with such a supplier or group of suppliers.

4.26         Surety Bonds.

(a)           Target has posted all deposits, letters of credit, trust funds, bid bonds, performance bonds, reclamation bonds and surety bonds (and all such similar undertakings) required to be posted in connection with its operations.  Section 4.26(a) of the Disclosure Schedule contains a true and complete list of all deposits, letters of credit, trust funds, bid bonds, performance bonds, reclamation bonds and surety bonds (and all such similar undertakings) posted by the Company in connection with its operations (collectively, the “Surety Bonds”) including the name of each surety and the cost of completion as of October 12, 2009, for the project or job secured by such Surety Bond.  In addition, any new deposits, letters of credit, trust funds, bid bonds, performance bonds, reclamation bonds and surety bonds (and all such similar undertakings) since October 1, 2009 and up to the Closing Date are listed on Section 4.26(a) of the Disclosure Schedule.

(b)           Except as disclosed in Section 4.26(b) of the Disclosure Schedule, Target is in compliance in all material respects with all Surety Bonds applicable to it, and the operation of Target’s business and the state of reclamation with respect to the Surety Bonds are “current” or in “deferred status” regarding reclamation obligations and otherwise is in compliance in all material respects with all applicable reclamation and other applicable Law.

4.27         Customer Assets.  Target has sole custody and control of all materials, supplies, parts or other assets delivered to Target by or on behalf of its customers for use in connection with projects Target undertakes for such customers (the “Customer Assets”); provided, however, that the Customer Assets are not well secured in light of the fact that they are often stored in non-fenced locations without 24-hour security.  Within the past 24-month period, no material amount of the Customer Assets has been damaged, lost, stolen, or otherwise suffered a material diminution in value from the time of receipt by Target and Target has not received notice of any claim, loss or damage related to the Customer Assets.

4.28         Brokers or Finders.  Except as disclosed in Section 4.28 of the Disclosure Schedule, the Acquired Companies and their agents have incurred no obligation or Liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement or any of the transactions contemplated herein.

4.29         Full Disclosure.  No representation or warranty of Sellers or the Acquired Companies in this Agreement and no statement in the Disclosure Schedule omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.  No notice given prior to Closing by Sellers and/or Target and pursuant to Section 7.19 of this Agreement and any supplement or amendment to the

Disclosure Schedules pursuant to Section 7.19 of this Agreement will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made not misleading.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers that the statements contained in this Article 5 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 5), except where such representations and warranties expressly relate to an earlier date (in which case they were correct and complete as of such earlier date) and except as set forth on the Disclosure Schedule delivered by Buyer to Sellers on the date hereof (the “Buyer Disclosure Schedule”).

Any matter set forth in a section of the Buyer Disclosure Schedule with respect to a particular representation and warranty in this Agreement shall be deemed an exception to any other representations and warranties in this Agreement to which it may relate provided the disclosure is in sufficient detail to enable a reasonable person to identify such other representations and warranties to which such information is responsive.  Failure to provide a cross-reference from one section of the Buyer Disclosure Schedule to other applicable sections of the Buyer Disclosure Schedule shall not, however, in and of itself be deemed a failure to disclose unless a reasonable person would be unable to determine that the disclosure contained in such section of the Buyer Disclosure Schedule applies to other representations or warranties contained in this Agreement.

5.1           Organization of Buyer.  Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, with full power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own and use, and to perform all its obligations under its contracts.  Buyer is duly qualified to do business as a foreign entity and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to so qualify and be in good standing would not have a Buyer Material Adverse Effect.  Buyer has delivered or made available to Sellers correct and complete copies of the Organizational Documents of Buyer, as amended to date and currently in effect.  Buyer is not in default under or in violation of any provision of its Organizational Documents.

5.2           Authorization of Transaction. Buyer has full corporate power and authority to execute and deliver this Agreement and to perform its respective obligations hereunder.  This Agreement has been duly executed and delivered by Buyer and constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors generally, or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).  Any and all corporate acts and other proceedings necessary for the due and valid authorization, execution, delivery and performance by Buyer of this Agreement and the exhibits and schedules hereto and the consummation by Buyer of the transactions contemplated hereby have been validly and appropriately taken. Buyer has delivered or made available to Buyer an executed copy of all actions by Buyer’s board of directors or other corporate authority performing similar functions necessary to approve this Agreement and the transactions contemplated herein.  This Agreement and the exhibits and schedules hereto have been duly executed and delivered by Buyer and constitute the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with its terms, except where such enforceability may be limited to bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally and by general equity principles.

5.3           Noncontravention.  Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will directly or indirectly (with or without notice or lapse of time):

(a)           contravene, conflict with, or result in a violation of (i) any provision of the Organizational Documents of Buyer, or (ii) any resolution adopted by the board of directors (other corporate authority performing similar functions) or stockholders (or other equity owners) of Buyer;

(b)           contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any contract in which Buyer is a party; or result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by Buyer.

5.4           Preferred Stock.  The Preferred Stock which constitutes the Closing Shares has been, and the shares of Buyer Common Stock reserved for conversion of such Closing Shares and the Buyer Common Stock reserved for issuance as Earnout Shares have been, duly authorized, and upon issuance such shares of Preferred Stock and Buyer Common Stock will be validly issued, fully paid and nonassessable.

5.5           SEC Documents; Buyer Financial Statements.  Buyer has made available to Target and Sellers a true and complete copy of each annual, quarterly and other reports, registration statements (without exhibits) and definitive proxy statement filed by Buyer with the SEC since December 31, 2007 (the “Buyer SEC Documents”).  As of their respective filing dates, the Buyer SEC Documents complied in all material respects with the requirements of the Securities Act and the Securities Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Buyer SEC Documents, and none of the Buyer SEC Documents contained on their filing dates any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed Buyer SEC Document.  The financial statements of Buyer included in the Buyer SEC Documents (the “Buyer Financial Statements”) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted under Form 10-Q under the Exchange Act) and fairly presented the consolidated financial position of Buyer and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of Buyer’s operations and cash flows for the periods indicated (subject to, in the case of unaudited statements, to normal and recurring year-end audit adjustments).

5.6           Brokers’ Fees.  Buyer and its agents have incurred no obligation or Liability, contingent or otherwise, for brokerage or finders’ fees, or agents’ commissions, or other similar payment in connection with this Agreement or any of the transactions contemplated herein.

ARTICLE 6
CLOSING CONDITIONS; TERMINATION

6.1           Closing Conditions of Buyer.  The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any one or more of which may be waived (but only in writing) by Buyer:

(a)           Representations, Warranties and Covenants of Sellers; No Material Adverse Effect.  All of the representations and warranties made by Sellers or the Acquired Companies in this Agreement (considered collectively) and each of these representations and warranties (considered individually) must have been true and correct in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date, as if made on the Closing Date (except where a specific date is provided in the representation and warranty) without giving any effect to any supplement to the Disclosure Schedule.  Each of the Sellers’ representations and warranties in Sections 4.5, 4.6, 4.17 and 4.29 must have been accurate in all respects as of the Closing Date as if made on the Closing Date without giving effect to any supplement to the Disclosure Schedule.  Sellers and the Acquired Companies shall have performed and complied with all agreements and covenants required by this Agreement to be performed by them on or prior to the Closing Date.  No Material Adverse Effect shall have occurred since the date of this Agreement.

(b)           No Injunction or Proceeding.  No action or proceeding shall be pending before any Governmental Authority (i) to enjoin, restrain or prohibit the consummation of the transactions contemplated hereby or (ii) which if adversely decided would have a Material Adverse Effect.  No Governmental Authority shall have enacted, issued or promulgated any statute, rule, regulation or Order that would enjoin, restrain or prohibit the consummation of the transactions contemplated hereby or which would have a Material Adverse Effect.  All consents of, filings and registrations with, and notifications to the FTC and DOJ, as required by the HSR Act, required for consummation of the transactions contemplated hereby shall have been obtained or made and shall be in full force and effect and all waiting periods required by law shall have expired or been terminated.

(c)           Consents and Approvals.  All filings, notices, approvals, and consents, or waivers thereof set forth in Section 4.4 of the Disclosure Schedule shall have been obtained in a form reasonably satisfactory to Buyer.

(d)           Sellers’ Closing Deliveries.  Sellers shall deliver, or cause to be delivered, to Buyer at the Closing the following:

(i)            a certificate, executed by an executive officer of Target, certifying as to the satisfaction of Section 6.1(a) above as it applies to Target;

(ii)           copies of all filings, notices, approvals, and consents, or waivers thereof, required pursuant to this Agreement, certified by an officer of Seller;

(iii)          written documentation in a form satisfactory to Buyer evidencing all consents, approvals and waivers listed in Sections 4.1(g) and 4.4 of the Disclosure Schedule have been obtained;

(iv)          a duly executed assignment document transferring the Interests from Sellers to Buyer in a form reasonably acceptable to Buyer;

(v)           the Noncompetition Agreement in the form attached hereto as Exhibit C (the “Noncompetition Agreements”), duly executed by each Seller;

(vi)          the Employment Agreements in the form attached hereto as Exhibit D (the “Employment Agreements”) duly executed by the Key Employees;

(vii)         a release in the form of Exhibit E executed by each Seller (the “Sellers’ Releases”);

(viii)        the Subordination Agreements, duly executed by Seller;

(ix)           legal opinions from Sellers’ counsels dated as of the Closing Date in the form attached hereto as Exhibit K-1 and K-2;

(x)            a legal opinion from Delaware counsel dated as of the Closing Date in the form attached hereto as Exhibit L;

(xi)           a certificate of non-foreign status, in the form set forth in Treasury Regulations Section 1.1445-2(b)(2), signed under penalties of perjury, duly executed by each Seller.  Each Seller understands that such certificate will be retained by Buyer and made available to Governmental Authorities upon request;

(xii)          a certificate executed by each Seller representing and warranting to Buyer that each such Seller’s representations and warranties in this Agreement were accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date (giving full effect to any supplements to the Disclosure Schedules delivered by Sellers to Buyers prior to the Closing Date in accordance with Section 7.19 of this Agreement) and that all covenants and agreements to be performed prior to the Closing by such Seller have been performed;

(xiii)         duly executed estoppels from all the landlords of the Company Leased Real Property described on Exhibit M-1 and 50% of any of the Landlords of the Company Leased Real Property described on Exhibit M-2 all in the forms delivered by Buyer to Sellers prior to the date of this Agreement (the “Estoppels”); and

(xiv)        zoning letters from the applicable Governing Authorities where the Facilities are located.

(e)           Termination of UCC Fixture Filings.  All UCC fixture filings (but not any UCC equipment filings filed by Bank One and JPMorgan Chase) will be terminated and released at Closing except to the extent JPMorgan Chase requires any fixture filings in connection with its $6,000,000 credit facility extended to the Target.  The UCC-1 filings referenced in the definition of the term “Permitted Encumbrances” need not be terminated or released except as provided therein.

6.2           Closing Conditions of Sellers.  The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any one or more of which may be waived (but only in writing) by Seller:

(a)           Representations, Warranties and Covenants of Buyer.  (i) All of the representations and warranties made by Buyer in this Agreement (considered collectively) and each of these representation and warranties (considered individually) must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, and (ii) Buyer shall have performed and complied with all agreements and covenants required by this Agreement to be performed by it on or prior to the Closing Date; and (iii) there has been no material adverse effect on the business, properties, assets, condition (financial or otherwise) or results of operation of Buyer taken as a whole (“Buyer Material Adverse Effect”) shall have occurred since the date of this Agreement; provided, however, that the following shall not be taken into account in determining whether there has been a material adverse effect: (a) any change or effect relating to conditions affecting the U.S. economy generally; or (b) any change or effect relating to conditions generally affecting the industry in which Buyer’s business participates, except, in each case, to the extent that the Buyer’s business suffers a disproportionate impact from such effects or changes.

(b)           No Injunction or Proceeding.  No action or proceeding shall be pending before any Governmental Authority (i) to enjoin, restrain or prohibit the consummation of the transactions contemplated hereby or (ii) which if adversely decided would have a Material Adverse Effect or a Buyer Material Adverse Effect.  No Governmental Authority shall have enacted, issued or promulgated any statute, rule, regulation or Order that would enjoin, restrain or prohibit the consummation of the transactions contemplated hereby or which would have a Material Adverse Effect or a Buyer Material Adverse Effect.  All consents of, filings and registrations with, and notifications to the FTC and DOJ, as required by the HSR Act, required for consummation of the transactions contemplated hereby shall have been obtained or made and shall be in full force and effect and all waiting periods required by law shall have expired or been terminated.

(c)           Consents and Approvals.  All filings, notices, approvals, and consents, or waivers thereof, required pursuant to this Agreement shall have been obtained in a form reasonably satisfactory to Sellers.

(d)           SEC Compliance.  Immediately prior to Closing, Buyer shall be in compliance with the reporting requirements under the Exchange Act.

(e)           Release of Personal Guaranties.  To the extent any of the Sellers previously executed personal guaranties to secure obligations of Target, such guaranties shall have been terminated.

(f)            Buyer’s Closing Deliveries.  Buyer shall deliver to Seller at the Closing the following:

(i)            the Closing Shares;

(ii)           the Note, duly executed by Buyer;

(iii)          a certificate, executed by an executive officer of Buyer, certifying as to the satisfaction of Section 6.2(a) above;

(iv)          the Noncompetition Agreement, duly executed by Buyer;

(v)           the Employment Agreements, duly executed by Buyer; and

(vi)          a legal opinion from Buyer’s counsel dated as of the Closing Date in the form attached hereto as Exhibit N;

(vii)         a legal opinion from Delaware counsel dated as of the Closing Date in the form attached hereto as Exhibit L;

(viii)        the Voting Agreement in the form attached hereto as Exhibit Q (the “Voting Agreement”), duly executed by each shareholder of Buyer listed thereon.

6.3           Termination.

(a)           Termination of Agreement.  This Agreement may be terminated at any time prior to the Closing:

(i)            by mutual consent of Buyer and Sellers set forth in writing;

(ii)           by either Buyer or the Sellers if a Governmental Authority shall have issued an order, decree, judgment or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the purchase of the Interests, which order, decree, ruling or other action is final and nonappealable; or

(iii)          by Buyer, by written notice (the “Termination Notice”) to Sellers, if Buyer elects to exercise the Walk Away Right pursuant to Section 7.19(i) to terminate this Agreement; or

(iv)          by Buyer pursuant to a Termination Notice if Buyer has elected pursuant to Section 7.19(ii) to give Sellers the Cure Notice and Sellers or Acquired Companies have not cured such breach within sixty (60) days of the date of the receipt of the Cure Notice or it is unable to be cured; or

(v)           by Sellers by written notice to Buyer if Buyer has materially breached any representation, warranty, covenant, or agreement contained herein, and has not cured such breach within sixty (60) days after receipt of such notice or it is unable to be cured; or

(vi)          by either Buyer or Sellers by giving a Termination Notice of such termination to the other Party if, for any reason, the Closing shall not have occurred by December 31, 2009, unless the failure of the Closing to occur by December 31, 2009 shall be due to the failure of the Party seeking to terminate this Agreement to perform or observe any covenants contained in Article 7.

(b)           Effect of Termination.  In the event that this Agreement is terminated pursuant to Section 6.3(a), all further obligations of the Parties under this Agreement shall terminate; provided that the obligations of the Parties contained in Section 6.3(c) below shall survive any such termination.

(c)           Expenses.  Without limiting the rights and remedies of any Party with respect to a breach of any other Party’s representations, warranties or covenants under this Agreement or any other document delivered in connection herewith, in the event the transactions contemplated by this Agreement shall not be consummated as a result thereof, the Parties hereto shall, bear their own respective cost and expenses as provided in Section 9.11.

ARTICLE 7
COVENANTS

The Parties agree as set forth in Sections 7.1 through 7.8 and 7.19 below with respect to the period prior to and on the earlier of the Closing Date or the termination of this Agreement and as set forth in Sections 7.1 and 7.9 through 7.18 and Sections 7.20 through 7.21 below with respect to the period after the Closing Date.

7.1           Proxy Statement; Special Meeting.

(a)           As soon as reasonably practicable after receipt by Buyer from Target of all financial and other information relating to Target as Buyer may reasonably request for its preparation, which Target shall deliver as soon as reasonably practicable, Buyer shall prepare and file with the SEC under the Securities Act and the Exchange Act, and with all other applicable regulatory bodies a proxy statement (the “Proxy Statement”) for the purpose of soliciting proxies from holders of Buyer Common Stock to vote, at a meeting of holders of Buyer Common Stock to be called and held for the purpose (the “Special Meeting”), of Buyer’s shareholders approving the issuance of Buyer Common Stock to Sellers pursuant to the conversion of the Preferred Stock into Buyer Common Stock in accordance with the Certificate of Designations attached as Exhibit F (“Buyer Stockholder Approval”).  Sellers and its counsel shall be given an opportunity to review and comment on the preliminary Proxy Statement prior to its filing with the SEC.  Buyer shall promptly respond to any SEC comments on the Proxy Statement and shall otherwise use commercially reasonable best efforts to cause the Proxy Statement to be declared effective by the SEC as promptly as practicable.  Buyer shall also take any and all actions required to satisfy the requirements of the Securities Act and the Exchange Act.

(b)           As soon as practicable following the approval of the Proxy Statement by the SEC, Buyer shall distribute the Proxy Statement and shall call the Special Meeting for a date no later than thirty (30) days following the approval of the Proxy Statement by the SEC in accordance with the DGCL and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the issuance of Buyer Common Stock to Sellers pursuant to the conversion of the Preferred Stock into Buyer Common Stock in accordance with the Certificate of Designations attached as Exhibit F.  Upon receipt of the Buyer Stockholder Approval, Buyer shall convert the Closing Shares into Buyer Common Stock pursuant to the Certificate of Designations attached as Exhibit F.

(c)           Buyer shall comply with all applicable provisions of and rules under the Exchange Act and all applicable provisions of the DGCL in the preparation, filing and distribution of the Proxy Statement, the solicitation of proxies thereunder, and the calling and holding of the Special Meeting.

(d)           Until such time as the Preferred Stock has been converted into Buyer Common Stock, Buyer shall not issue any shares of Buyer Common Stock or preferred stock or other securities convertible into Buyer Common Stock or preferred stock except (i) to Sellers, or (ii) pursuant to transfers of shares of Buyer Common Stock issued and outstanding as of the date of this Agreement; or (iii) pursuant to existing warrants and stock options described in the Buyer SEC Documents.

7.2           No Inconsistent Action; Reasonable Effort.  The Parties shall not, directly or indirectly, take any action which is materially inconsistent with their respective obligations under this Agreement and will make a reasonable effort, subject to the terms and conditions of this Agreement, to consummate the transactions contemplated hereby no later than December 31, 2009.  Without limiting the foregoing, Sellers shall use commercially reasonable efforts to obtain, at their cost and expense prior to the Closing Date all filings, notices, approvals and consents or waivers necessary for Target and Sellers to consummate the transactions contemplated hereby.  Without limiting the foregoing, Buyer shall use commercially reasonable efforts to obtain, at their cost and expense prior to the Closing Date all filings, notices, approvals and consents or waivers necessary for Buyer to consummate the transactions contemplated hereby.

7.3           Access to Books and Records and Personnel.  Upon reasonable prior notice during normal business hours, Sellers shall make the books, accounts, inventory, personal property, records (financial and other), technical information, Contracts and other documents and information relating to the Acquired Companies and its business available for examination, audit and inspection by Buyer and its officers, employees, financial advisors, financing sources, consultants, accountants, attorneys and authorized representatives; provided, that such access is not unreasonably disruptive to Sellers or the Acquired Companies, their employees or their businesses and is conducted in such a mutually agreed manner so as to maintain the confidentiality of the discussions and transactions contemplated by this Agreement.  Sellers shall furnish or make available to Buyer as promptly as practicable such documents or copies thereof, and other information concerning the Acquired Companies and their business, including, without limitation, any financial and operating data or other periodic financial information, as Buyer shall, from time to time, reasonably request.  In addition, Sellers shall give Buyer reasonable access at mutually agreed upon times and places to such officers, managers, key employees, accountants, advisors and other representatives of the Acquired Companies as Buyer shall reasonably request.

7.4           Conduct of Business by the Acquired Companies.  Between the date of this Agreement and the Closing Date, the Acquired Companies shall operate only in the Ordinary Course of Business and shall pay on a timely basis all of its liabilities and other obligations.  The Acquired Companies will use its commercially reasonable efforts to: (i) maintain in effect all Licenses and Permits which are necessary for the operation and management of its business as presently conducted, (ii) maintain, preserve and keep its tangible assets and properties in reasonable condition and repair (ordinary wear and tear excepted) and utilize such assets and properties only in the Ordinary Course of Business, and (iii) maintain good business relationships with material suppliers, customers, licensors, lessors and others having substantial business dealings with the Acquired Companies.  Except as otherwise expressly permitted by this Agreement, or as otherwise consented to or approved by Buyer in writing, the Acquired Companies shall not:

(a)           amend its Organization Documents, permit any redemption or repurchase of membership interests or shares, or take any limited liability company or other action if any such amendment or action would have an adverse effect on the ability of Target to consummate the transactions contemplated by this Agreement;

(b)           create or incur any Encumbrance, or fail to take commercially reasonable action to discharge any involuntary Encumbrance, against or in respect of any material assets of the Acquired Companies, except as may be created or incurred in the Ordinary Course of Business;

(c)           (i) amend, terminate or fail to renew any material Contract, except in the Ordinary Course of Business where such amendment, termination or failure to renew would not be reasonably expected to result in a Material Adverse Effect, or (ii) materially default (or take or omit to take any action that, with or without the giving of notice or passage of time or both, would constitute a material default) under any material Contract;

(d)           enter into any new Contract, or make any proposal or offer to enter into a new Contract, with a value in excess of $100,000, except in the Ordinary Course of Business;

(e)           dispose of or permit to lapse any rights to the use of any material Intellectual Property;

(f)            except as set forth in this Agreement, dispose of, dividend or distribute any assets or properties outside of the Ordinary Course of Business;

(g)           fail to comply with any applicable Laws and Orders;

(h)           enter into any settlement agreement in excess of $100,000 that is binding on any of the Acquired Companies or their assets;

(i)            acquire (by merger, consolidation or acquisition of stock) any other Person or all or substantially all of the assets of any other Person;

(j)            incur any indebtedness in excess of $50,000, unless incurred in the Ordinary Course of Business;

(k)           grant, guarantee or endorse, or make any other accommodation or arrangement making the Acquired Companies responsible for, or its assets subject to, the Liabilities of (i) any other Person other than in the Ordinary Course of Business or (ii) Sellers or their Affiliates (other than the Acquired Companies and their subsidiaries);

(l)            make any change in tax or accounting practices or policies, except as required by GAAP;

(m)          allow the presently existing insurance coverage of the Acquired Companies to lapse, except where (i) such coverage is no longer reasonably available, or (ii) substitute coverage is secured;

(n)           except in accordance with past practices or pursuant to the terms of employment agreements, employee benefit plans, programs, arrangements or policies in effect on the date of this Agreement and except as disclosed on Section 7.4 of the Disclosure Schedule, grant any material increase in the salary or other compensation of, grant any material bonus to, or enter into any material transaction of any other nature with, any Employee;

(o)           take any action to institute any new severance, change of control or termination pay practices with respect to any Employees or to materially increase the benefits payable under the Acquired Companies’ severance or termination pay practices;

(p)           adopt or amend, in any material respect, except as may be required by applicable Law or Order, any collective bargaining, profit sharing, stock option, restricted stock, pension, retirement or deferred compensation plan;

(q)           make, permit to exist or commit to make any loans, advances or extensions of credit to or for the benefit of (i) any Person (other than Sellers or their Affiliates (other than the Acquired Companies and their subsidiaries)), other than in the Ordinary Course of Business or (ii) Sellers or their Affiliates (other than the Acquired Companies and their subsidiaries);

(r)            pay any amount to, or for the benefit of, Sellers or their Affiliates (other than the Acquired Companies);

(s)           except as permitted pursuant to Section 2.5, make any distributions to the holders of its capital equity;

(t)            make, amend or revoke any Tax election, amend any Tax Return, or change accounting period or method of accounting without the prior consent of Buyer; or

(u)           authorize any of, or commit or agree to take any of, the foregoing actions.

7.5           Notices and Consents.  After consulting with Buyer with respect to such notices and consents, Sellers will cause the Acquired Companies to give any notices to third parties, and will cause the Acquired Companies to use best efforts to obtain any third party consents that Buyer may reasonably request.  Buyer will assist as reasonably requested by Sellers in obtaining any third party consents or approvals.  If Buyer elects that Sellers and/or Acquired Companies not attempt to obtain a consent or approval, then neither Sellers nor Acquired Companies shall have any Liability resulting from the failure to obtain the consent or approval.

7.6           Notice of Developments.  Sellers’ Representative will give, or will cause the Acquired Companies to give, prompt written notice to Buyer of any Material Adverse Change.  No such disclosure, however, shall be deemed to amend or supplement this Agreement or the Disclosure Schedule or prevent or cure any misrepresentation or breach of warrant except as otherwise provided to the contrary in Section 7.19.

7.7           Exclusivity.  Sellers will not, and will not cause or permit the Acquired Companies or their respective representatives, employees or agents to, solicit, initiate or encourage the submission of any proposal or offer from any Person relating to the acquisition of all or substantially all of the membership interests or assets of any of the Acquired Companies (including any acquisition structured as a merger, consolidation or share exchange).

7.8           Competition Law Filings.  As soon as practicable following the date of this Agreement (and in any event within 14 days after such date), Buyer and Target’s “ultimate parent entity” (as defined pursuant to the HSR Act) shall properly prepare and file, or cause to be filed, with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”) any Notification and Report Forms relating to the transactions contemplated by this Agreement required by the HSR Act (“Competition Law Filings”).  Sellers and Buyer shall promptly supply any additional information which may be requested by the FTC or DOJ and which the Parties reasonably deem appropriate.  The Parties shall notify each other of the receipt of any comments on, or any request for amendments or supplements to, any Competition Law Filings, and each Party shall supply the other Parties with copies of all correspondence between such party and each of its subsidiaries and representative, on the one hand, and the FTC, DOJ or members of their respective staff or other appropriate officials, on the other hand, with respect to Competition Law Filings.  Each of Buyer and Sellers agree to use reasonable best efforts to secure termination of any waiting periods under the HSR Act or other applicable law and to take promptly any and all steps necessary to avoid or eliminate each and every impediment under any antitrust or competition laws that may be asserted by any Governmental Authority, so as to enable the Parties to close the transactions contemplated by this Agreement as expeditiously as reasonably practicable, and to obtain the approval of any Governmental Authority required; provided, however, that in no event shall Buyer be required to (a) effect any divestiture or license of any assets of Buyer or its subsidiaries or Target, (b) hold separate any such assets or (c) agree to any restrictions on the operations, business or assets of Buyer or its Affiliates or the Acquired Companies.

7.9           Listing of Additional Shares Application.  Buyer shall, to the extent required by the rules of the NASDAQ National Market, notify the NASDAQ National Market of the shares of Buyer Common Stock to be issued upon conversion of the Buyer Shares and upon issuance of the Earnout Shares to ensure that such shares of Buyer Common Stock are listed on the NASDAQ National Market as soon as is reasonably practicable but no later than issuance.

7.10         General.  In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request.  Sellers acknowledge and agree that from and after the Closing, Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Acquired Companies.  Buyer shall notify Sellers within 5 days of the occurrence of any event which shall prohibit Buyer, pursuant to the terms of Buyer’s agreements with The PrivateBank and Trust Company and Liberty Mutual Insurance Company, from making a payment due under the Note.

7.11         Litigation Support.  In the event and for so long as any Party actively is contesting or defending against any action, suit, Proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Acquired Companies, the other Party will cooperate with it and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Article 8 below).

7.12         Transition.   Sellers will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Acquired Companies from maintaining the same business relationships with the Acquired Companies after the Closing as it maintained with the Acquired Companies prior to the Closing.

7.13         Solicitation of the Acquired Companies Employees.  Sellers covenant and agree that beginning on the Closing Date and continuing for a period of eighteen (18) months thereafter (the “Non-Solicitation Period”), neither Sellers nor any Affiliates of Sellers will anywhere in the world (the “Non-Solicitation Area”) (i) solicit or hire any of the employees of the Acquired Companies who are employed by the Acquired Companies or were employed by the Acquired Companies within the twelve (12) month period prior to the Closing, or (ii) interfere with the relationship of the Acquired Companies with any such employees.  Sellers agree that the restrictions contained in this Section 7.13 are reasonable as to time and geographic scope because of the nature of the business of the Acquired Companies and Sellers agree, in particular, that the geographic scope of this restriction is reasonable because companies engaged in the businesses of the Acquired Companies compete throughout the Non-Solicitation Area. Sellers acknowledge that the Acquired Companies are in direct competition with all other companies engaged in the businesses of the Acquired Companies throughout the Non-Solicitation Area, and because of the nature of such businesses, Sellers agree that the covenants contained in this Section 7.13 cannot reasonably be limited to any smaller geographic area.

7.14         Tax Matters.

(a)           Tax Returns For Tax Periods Ending Prior to the Closing Date.  Sellers shall prepare or cause to be prepared and duly and timely file or cause to be filed all Tax Returns for the Acquired Companies that are due for any Tax period ending on or prior to the Closing Date.  Buyer hereby irrevocably grants Donald Bonaventure the authority to sign such returns on behalf of Target.  At least thirty (30) days prior to filing, Sellers shall permit Buyer to review and comment on each such Tax Return described in the preceding sentence not filed prior to execution of this Agreement and shall make such revisions to such Tax Returns as are reasonably requested by Buyer.  No position shall be taken in any such Tax Return that is inconsistent with the past practice of Target without Buyer’s written consent.  No such Tax Return may make, amend or revoke any Tax election or change any accounting period, method of accounting or accounting procedure without Buyer’s prior written consent, which may be withheld in its sole discretion.

(b)           Tax Returns for Straddle Periods. Buyer shall prepare or cause to be prepared and duly and timely file or cause to be filed any Tax Returns of the Acquired Companies for any Straddle Period.  With respect to the Acquired Companies, Seller shall pay to Buyer within seven (7) days of a request from Buyer, that amount equal to the portion of such Taxes which relates to the Pre-Closing portion of such Tax Period.  To the extent permitted by applicable law, the parties shall elect (or cause the Acquired Companies) to treat the period that includes the Closing Date with respect to any Tax as ending at the close of the Closing Date and shall take such steps as may be necessary therefor.  For purposes of this Agreement, any Taxes of the Acquired Companies for a Straddle Period shall be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period based on an interim closing of the books as of the close of the Closing Date, provided, however, that any real property or personal property taxes and any annual exemption amounts shall be allocated based on the relative number of days in the Pre-Closing Tax Period and the Post-Closing Tax Period.  Buyer shall permit Sellers to review and comment on each such Tax Return described in the preceding sentence prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by Sellers; provided, however, that comments are provided in a timely manner such that Buyer shall have a reasonable period of time to review such comments and make revisions prior to filing, and such comments are consistent with positions taken in prior Tax Returns.  Except to the extent required by applicable Law, no position shall be taken in any such Tax Return which is inconsistent with the past practice of Target without Sellers’ written consent.

(c)           Cooperation on Tax Matters.  Sellers, Buyer and the Acquired Companies shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Agreement and any audit, litigation or other

Proceeding with respect to Taxes; provided that the Party requesting cooperation shall be responsible for all out-of-pocket costs incurred by the cooperating Party.  Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(d)           Certain Taxes.  All transfer, documentary, sales, use, stamp, recording, registration and other similar Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) shall be paid by Target when due, and Target will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and, if required by applicable law, Buyer will join in the execution of any such Tax Returns and other documentation.  Target shall provide Buyer with (i) evidence satisfactory to Buyer that such Transfer Taxes have been paid by Target and (ii) a clearance certificate or similar document(s) which may be required by any state Governmental Authority to relieve the Buyer of any obligation to withhold any portion of the payments to Seller pursuant to this Agreement.

(e)           Tax Election.  Sellers shall not make (or permit any Affiliate to make) any election under Section 336(e) of the Code (or any similar provision of applicable state, local or foreign Law) with respect to the Acquired Companies or transactions contemplated by this Agreement.

(f)            Amended Returns.  Buyer shall not file, and shall not permit the Acquired Companies to file, any amended Tax Return with respect to any Pre-Closing Tax Period without the prior written consent of Sellers, which shall not unreasonably be withheld.  To the extent Sellers propose that amended returns be prepared and filed for any Pre-Closing Period by the Acquired Companies, Sellers shall advise Buyer of such proposal before undertaking such amendments.  Such returns shall be furnished to Buyer for review and approval at least 30 days prior to filing but Buyer’s approval shall not be unreasonably withheld.  Buyer hereby irrevocably grants Donald Bonaventure the authority to sign such Pre-Closing Amended Returns on behalf of Target.  All costs related to the preparation of amended income tax returns or other tax reporting documents proposed to be amended by Sellers, and any professional services rendered by Sellers’ tax preparers or other tax advisors incurred in connection with any audit thereof by any tax authority will be paid by Sellers.

(g)           Election Under IRC § 338(h)(10).

(i)            Generally.  With respect to the purchase of the Interests hereunder, Sellers (and to the extent necessary, Target) and Buyer shall jointly make timely and irrevocable elections under Code § 338(h)(10), and if permissible, similar elections under any applicable U.S. state and local or foreign Tax laws (collectively, the “Section 338 Elections”).

(ii)           Sellers Bear Portions of Tax Cost.  Sellers will include any income, gain, loss, deduction or other Tax item resulting from the Section 338 Elections on their Tax returns and will be responsible for any taxes associated with the Section 338

Elections; provided, however, that Buyer shall reimburse Sellers for any incremental increase in Taxes resulting from the write-up of fixed assets only to the extent the increase in tax basis exceeds Twenty-One Million Dollars ($21,000,000).  The amount of reimbursement due Sellers shall be calculated as the product of 20% times the “Excess Recapture.”  Excess Recapture is that portion of the “aggregate deemed sales price” (“ADSP”) allocable to fixed assets, reduced by the sum of (i) the tax basis of the fixed assets, (ii) $21,000,000, and (iii) any portion of the gain from the sale of the fixed assets taxable as Section 1231 gain.

(iii)          Section 338 Forms.  Buyer will prepare (and will be solely responsible for preparing) any and all forms necessary to effect the Section 338 Elections (including IRS Forms 8023 and 8883, and any similar forms under applicable U.S. state and local or foreign Tax laws) (collectively, the “Section 338 Forms”).  Sellers will cooperate with Buyer in the preparation of the Section 338 Forms and will execute such Section 338 Forms as may be necessary.  The IRS Form 8023, properly executed by Sellers, shall be delivered to Buyer at or prior to the Closing.

(iv)          Allocation.  Buyer will consult with Sellers’ Representative and then prepare ten (10) days prior to the Closing Date and delivery to Sellers’ Representative a draft schedule allocating the “aggregate deemed sales price” (“ADSP”) for purposes of IRC § 338(h)(10) among the assets of Company in accordance with the applicable Treasury regulations (the “Draft Allocation”).  Sellers’ Representative shall have five (5) days to object or consent to the Draft Allocation.  Once Sellers’ Representative and Buyer agree to the Draft Allocation it shall be deemed final and binding (the “Final Allocation”).

(v)           Filing of the Tax Returns.  Buyer, the Acquired Companies and the Sellers will file all Tax returns (including the Section 338 Forms) consistent with the Final Allocation and will not voluntarily take any action inconsistent therewith upon examination of any Tax return, in any refund claim, in any litigation, or otherwise with respect to such Tax returns, unless required to pursuant to a final determination of any governmental authority; provided, however, that the deemed purchase price of the assets may differ from the ADSP to the extent necessary to reflect (A) Buyer’s capitalized transaction costs not included in the total ADSP, or (B) any liabilities or other items included in the ADSP but not included in the deemed purchase price; provided further, that the amount realized upon the deemed sale of assets may differ from the ADSP to reflect transaction costs that reduce the amount realized for federal income Tax purposes.

(h)           Audit Matters.  If Buyer or Acquired Companies become aware of any assessment, official inquiry, examination or proceeding (“Audit”) that could result in an official determination with respect to any Tax for which the Sellers could be liable, the Buyer shall promptly so notify the Sellers in writing.  If the Sellers become aware of any Audit that could result in an official determination with respect to any Tax related to the business activities or assets of the Acquired Companies, Sellers shall promptly so notify the Buyer in writing.

(i)            Control of Audits for Pre-Closing Tax Periods.  Sellers shall have control over all Audits that relate to any tax of Acquired Companies for any period that ends on or before the Closing Date; provided that, Sellers Representative shall consult with Buyer regarding any such Audit and Buyer shall have the right to review and approve any adjustments related to the same before they are made, which approval shall not be unreasonably withheld.

(j)            Control of Audits for Post-Closing Tax Periods.  Buyer shall have sole control over all Audits that relate to any tax of Acquired Companies for any period that begins after the Closing Date.

(k)           Control of Audits for Straddle Periods.  The Sellers and Buyer shall cooperate as to any Audit that relates to any Tax of Acquired Companies for any Straddle Period.

(l)            Cooperation.  Buyer and Sellers shall, and shall cause their respective agents and representatives to, reasonably cooperate with each other in connection with Audits and the preparation of Tax Returns, including Pre-Closing Amended Returns and shall preserve all information, returns, books and records and other documents relating to any liabilities for Taxes with respect to a taxable period until the later of the expiration of all applicable statutes of limitation and extensions thereof, or a final determination with respect to Taxes for such period and shall not destroy or otherwise dispose of any record without first providing the other party with a reasonable opportunity to review and copy the same.

7.15         Access to Records.  Following the Closing, Buyer shall permit Sellers and their authorized representatives to have reasonable access and duplicating rights during normal business hours, upon reasonable prior notice to Buyer, to the books and records of the Acquired Companies for periods prior to the Closing Date, to the extent that such access may reasonably be required: (i) in connection with the preparation of Sellers’ accounting records or with any audits, (ii) in connection with the preparation of any Tax Returns or with any tax audits, or (iii) in connection with any suit, claim, action, Proceeding or investigation relating to the Acquired Companies; provided that Sellers shall reimburse Buyer promptly for all reasonable and necessary out-of-pocket costs and expenses incurred by Buyer in connection with any such request.

7.16         Further Assurances.  In the case at any time after the Closing that any further action is reasonably necessary to carry out the purposes of this Agreement, Sellers and the proper officers of Buyer and the Acquired Companies shall take any such reasonably necessary action.

7.17         Nomination of Buyer Directors.

(a)           In connection with the negotiation, consideration and approval of this Agreement, the Board of Directors of Buyer (the “Buyer Board”) has determined that immediately following the Closing, the Buyer Board will create two new Class C directorships with terms expiring at the 2011 Annual Meeting of Stockholders of Buyer.  The Nominating and Governance Committee of the Buyer Board has recommended to the Buyer Board, and the Buyer Board has approved such recommendation, that immediately following the Closing Michael D. Killgore and Robert A. Tinstman will be appointed to the newly created Class C directorships.

(b)           Promptly following the Closing, and in no event more than three (3) Business Days following the Closing, the Buyer Board shall pass a resolution to create two new Class C directorships with terms expiring at the 2011 Annual Meeting of Stockholders of Buyer

(in accordance with Section 3.2 of the Amended and Restated Bylaws of Buyer) one of which Class C directorship must be an “independent director” as set forth in the marketplace rules of the NASDAQ Stock Market, and (ii) appoint Michael D. Killgore and Robert A. Tinstman to fill the vacancies in the two newly created Class C directorships.  If Michael D. Killgore and Robert A. Tinstman or their successors are removed or otherwise unable to serve as a director at any time prior to the 2011 Annual Meeting of Stockholders of Buyer, the Management Shareholders and Buyer’s Board of Directors shall take all steps necessary to allow Seller’s Representative to appoint the successors, however, at all times at least one of the two Class C directors shall meet the definition of “independent director” as set forth in the marketplace rules of the NASDAQ Stock Market.

(c)           In addition, Buyer shall allow Sellers’ Representative to appoint one person to serve on the Board of Managers or Board of Directors for Target after the Closing until the Note has been paid in full.

7.18         Piggyback Registration Rights.

(a)           If the Buyer at any time or from time to time subsequent to the Closing Date proposes to register any securities under the Securities Act either for its own account or the account of any selling security holders (other than pursuant to (i) a registration statement on Forms S-4 or S-8 or any successor or similar forms, or (ii) a registration on any form that does not permit secondary sales), it will give notice to each of the Sellers of its intention at least twenty (20) days in advance of the filing of any registration statement with respect thereto.  Upon the written request of any of the Sellers (such requesting Seller, or its permitted assign, being referred to herein as a “Holder”) given within fifteen (15) days after receipt of such notice, the Buyer, subject to the sentences below, will use its reasonable best efforts to include in such registration, and in any underwriting involved therein, all of the shares of Buyer Common Stock held as a result of conversion of the Buyer Shares or as Earnout Shares included in such request (“Registrable Securities”) that are not already covered by an existing and effective Registration Statement (a “Piggyback Registration”).  Provided, however; if in connection with any underwritten public offering for the account of the Buyer the managing underwriter(s) thereof shall impose a limitation on the number of shares of Buyer Common Stock held as a result of conversion of the Buyer Shares or as Earnout Shares that may be included in the registration statement because, in such underwriter(s)’ judgment, marketing or other factors dictate such limitation is necessary to facilitate public distribution, then the Buyer shall be obligated to include in the registration statement only such limited portion of the shares of Buyer Common Stock held as a result of conversion of the Buyer Shares or as Earnout Shares with respect to which a Holder has requested inclusion hereunder as the underwriter shall permit. Any exclusion of shares of Buyer Common Stock held as a result of conversion of the Buyer Shares or as Earnout Shares shall be made pro rata with holders of other securities having the right to include such securities in the registration statement other than holders of securities entitled to inclusion of their securities in the registration statement by reason of demand registration rights. If an offering in connection with which a Holder elects to participate in registration is an underwritten offering, then a Holder shall, unless otherwise agreed by the Buyer, offer and sell such shares of Buyer Common Stock held as a result of conversion of the Buyer Shares or as Earnout Shares in an underwritten offering using the same underwriter or underwriters and on the same terms and conditions as other shares of common stock included in such underwritten offering.  The rights and benefits conferred upon Sellers in this Section 7.18 are not transferable or assignable and shall be terminated with respect to any portion of the Buyer Shares or shares of Buyer Common Stock held as a result of conversion of the Buyer Shares or as Earnout Shares that are sold, assigned or otherwise transferred unless such transfer is to a family member as a result of the depth of such Seller.

(b)           All expenses incurred in complying with this Section, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Buyer, expenses of any special audits incident to or required by any such registration and expenses of complying with the securities or blue sky laws of any jurisdiction, shall be paid by the Buyer, except that the Buyer shall not be liable for any fees, discounts or commissions to any underwriter of the Registrable Securities.

(c)           The provisions of this Section shall inure to the benefit of and be binding upon only the permitted successors and assigns of each Holder pursuant to Section 7.18(a) of this Agreement.

7.19         Amendments of Schedules.  If Buyer Representatives have actual knowledge prior to the Closing of the existence of a breach of a representation and warranty made by Sellers or Acquired Companies under this Agreement and fail to disclose such to Sellers prior to the Closing, then Buyer shall be deemed to have waived all rights and remedies related to such breach. Sellers and Target may, from time to time, prior to the Closing Date, by written notice to Buyer, supplement or amend the Disclosure Schedule attached to this Agreement to correct any matter that would constitute a breach of any representation or warranty of Sellers or Acquired Companies herein contained.  Buyer shall have ten (10) Business Days (the “Review Period”) to review such supplement or amendment and the Closing Date shall be postponed as necessary for Buyer to do so.  On or before the end of the Review Period, Buyer shall have the right in its sole discretion to either (i) terminate in writing this Agreement by issuing a Termination Notice to Sellers and Target provided that the supplement or amendment to the Disclosure Schedule together with any other supplements or amendments collectively involves an amount in excess of $3,000,000 (the “Walk Away Right”), and the Deductible shall not apply against the $3,000,000 amount; or (ii) notify Sellers and Target in writing (the “Cure Notice”) that Buyer wants Sellers to cure the breach and inform Target of an acceptable cure; provided, however, that if Buyer does not deliver the Cure or Termination Notice prior to the end of the Review Period, then Buyer shall be deemed to have waived all rights and remedies related to such breach.  If after receiving a Cure Notice, Sellers elect to attempt to cure the breach, then, at Target’s expense, it shall have up to sixty (60) days (the “Cure Period”) to complete the cure, which period of time may run prior to or after the Closing, at the sole option of Buyer.  In the event Buyer believes that a cure has not been made by Sellers of an alleged breach at the end of the Cure Period, Buyer may pursue a claim for indemnity pursuant to Article 8 of this Agreement if a Closing has occurred or if a Closing has not occurred terminate this Agreement by issuing a Termination Notice to Sellers and Target.  Sellers shall notify Buyer in writing of any supplements or amendments to the Disclosure Schedule as soon as practicable after Sellers or Acquired Company becomes aware of the need for such supplement or amendment.

7.20         Indemnification of Directors Serving on Buyer’s Board.  Buyer shall provide all director’s on Buyer’s Board of Directors the same D&O coverage and indemnity afforded by the Buyer.

7.21         Indemnification of Target’s Managers. After the Closing, Buyer shall cause Target to indemnify and provide D&O coverage to all managers of Target in a uniform manner.

7.22         Termination of UCC Fixture Filings and Equipment Filings.  Seller shall cause all UCC fixture filings (but not any UCC equipment filings) other than those in favor of JP Morgan Chase and/or Bank One to be terminated and released at Closing.  Seller shall cause all other UCC filings (including UCC equipment filings) to be terminated and released at Closing to the extent the applicable equipment lease or indebtedness related to each UCC filing has been paid off prior to Closing.

7.23         Credit Facility.  If JP Morgan Chase conditions its consent to this transaction on any conditions other than keeping its existing security interests in place under that certain Amended and Restated Credit Agreement, as amended, by and among Angelo E. Iafrate Construction Company, Target and Bank One, NA dated December 11, 2003 (the “Credit Facility”), and Buyer, in its sole and absolute discretion, does not approve of any such conditions and, instead, elects to provide its workers’ compensation insurance provider with alternative security acceptable to such insurance provider, Sellers shall cause the Credit Facility and all security interests related thereto (including, without limitation, all mortgages, pledges, guaranties and UCC filings (including UCC equipment and fixture filings)) to be terminated and released at Closing.

ARTICLE 8
INDEMNIFICATION

8.1           Survival of Representations and Warranties.  All of the representations and warranties of Buyer contained in this Agreement shall survive the Closing hereunder (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty or covenant at the time of Closing) and continue in full force and effect until the Escrow Termination Date.  All of the representations and warranties of Sellers and Acquired Companies contained in this Agreement shall survive the Closing hereunder and continue in full force and effect until April 15, 2011 (even if Buyer knew or had reason to know of any misrepresentation or breach of warranty or covenant at the time of Closing subject to Section 7.19), except:

(a)           with respect to representations and warranties contained in Sections 4.1(a), (b), (c), and (d) (Representations Regarding Sellers), the first two sentences of Section 4.3 and Section 4.3(a) (Authority; No Conflict), Section 4.5 (Capitalization), and Section 4.12 (Taxes) but only with respect to federal and state income Taxes (collectively, the “Fundamental Representations”), which shall survive the Closing hereunder (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty or covenant at the time of Closing subject to Section 7.19) and continue in full force and effect until forever thereafter (subject to any applicable statutes of limitations); and

(b)           with respect to representations and warranties contained in Section 4.2 (Organization and Good Standing), the first sentence of Section 4.8 (Assets) and Section 4.16 (Legal Proceedings), which shall survive the Closing until April 15, 2013; and

(c)           with respect to representations and warranties contained in Section 4.20 (Environmental, Health and Safety Matters), which shall survive the Closing until April 15, 2015.

By “survival” the Parties do not intend to suggest that any representation or warranty hereunder is made at any time other than the times specified herein (as of the date of this Agreement and as of the Closing Date where applicable).  The covenants of the Parties contained herein shall continue in accordance with their respective terms and survive forever thereafter (subject to any applicable statutes of limitations), except that Sellers’ Liability under any covenants contained in Article 7 of this Agreement shall only survive until April 15, 2013.  The period of time a representation, warranty, covenant or agreement survives the Closing pursuant to this Section 8.1 shall be the “Survival Period” with respect to such representation, warranty, covenant or agreement.  Indemnity Claims under Section 8.2(iii) shall only survive until April 15, 2015, which shall be its Survival Period.  Indemnity Claims under Section 8.3 shall only survive until April 15, 2011 (except with respect to federal and state income Tax issues which shall survive forever thereafter (subject to any applicable statutes of limitations)), which shall be its Survival Period.  So long as an Indemnified Party gives notice of an indemnification claim on or before the expiration of the applicable Survival Period, such Indemnified Party shall be entitled to pursue its rights to indemnification under Sections 8.2, 8.3 or 8.4, as applicable.  No party hereunder shall have any liability under this Article 8 for any indemnification claim made after the expiration of the applicable Survival Period.  In the event notice of any claim for indemnification under Sections 8.2, 8.3 or 8.4 shall have been given within the applicable Survival Period and such claim has not been finally resolved by the expiration of such Survival Period, the representations, warranties, covenants or agreements that are the subject of such claim shall survive the end of the Survival Period of such representations, warranties and covenants until such claim is finally resolved, but such representations and warranties shall only survive with respect to such asserted claim.  Subject to Section 7.19, any claim by an Indemnified Party for indemnification shall not be adversely affected by any investigation by or opportunity to investigate afforded to such party, nor shall such a claim be adversely affected by such party’s Knowledge on or before the Closing Date of any breach of the type specified in Section 8.2, 8.3 or 8.4 or of any state of facts that may give rise to such a breach.  The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not adversely affect the right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants or obligations except as provided in Section 7.19.

8.2           Indemnification of Buyer.  Subject to the provisions of this Article 8, Sellers shall, severally in accordance with Section 8.14, indemnify, defend, save and keep Buyer and its respective Affiliates (including each Acquired Company), their respective members, managers, officers, directors, successors and assigns (collectively, the “Buyer Indemnitees”), harmless against and from all liability, demands, claims, actions or causes of action, assessments, losses, fines, penalties, costs, damages, deficiencies,  and expenses, including without limitation, reasonable attorneys’ fees, court costs and other fees, disbursements and expenses, whether payable in cash, property or otherwise (collectively, “Damages”) sustained or incurred by any of the Buyer Indemnitees to the extent they are a result of, arise out of or are by virtue of: (i) any breach of, or inaccuracy in, any representation or warranty, of the Acquired Companies or Sellers, set forth in this Agreement or any exhibit or schedule hereto, or any written statement or certificate furnished or to be furnished to Buyer pursuant hereto or in any closing document delivered by the Acquired Companies or Sellers to Buyer in connection herewith other than the Ancillary Agreements which shall stand on their own, (ii) any breach or non-fulfillment of any covenant on the part of the Acquired Companies or Sellers, set forth in this Agreement or any exhibit or schedule hereto, or any written statement or certificate furnished or to be furnished to Buyer pursuant hereto or in any closing document delivered by the Acquired Companies or Seller to Buyer in connection herewith other than the Ancillary Agreements which shall stand on their own;, (iii) any Environmental Actions relating to, arising out of or resulting from (a) the Environmental Conditions of any Acquired Company Facility owned currently or in the past in whole or in part by any Sellers or Acquired Company arising out of or resulting from conditions that were in existence as of, or operations or activities that occurred prior to, the Closing Date, (b) any Environmental Conditions known to Sellers or Acquired Companies at the time of the Closing for any Acquired Company Facility which is or was leased by an Acquired Company from an independent third party, or (c) any act or omission of any Acquired Company on or prior to the Closing Date; or (iv) any matter set forth on Schedule 8.2.  Such obligations apply regardless of the presence of a Third-Party Claim.  For purposes of determining the amount of Damages for which indemnification is provided hereunder (but not for the purpose of determining whether a breach of a representation, warranty or covenant has occurred), each of the representations, warranties and covenants made by any Party in this Agreement, or in any certificate or other instrument delivered pursuant hereto, shall be deemed to have been made without the inclusion of limitations or qualifications as to materiality such as the word “material,” if with the inclusion of such limitation or qualification the representation, warranty or covenant was breached.

8.3           Indemnification for Taxes.  Sellers shall, severally, in accordance with Section 8.14, indemnify, save and hold Buyer harmless from and against any and all losses incurred in connection with, arising out of, resulting from or incident to (i) any Taxes of the Acquired Companies with respect to any Pre-Closing Tax Period (or any Straddle Period) to the extent the Tax is allocable (as determined in Section 7.12(b) hereof) to the Pre-Closing Tax Period), (ii) the unpaid Taxes of any Person (other than the Acquired Companies) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise, and (iii) Buyer’s inability, other than through the fault of Buyer, to receive the income tax benefits resulting from the Section 338(h)(10) Elections, or any transaction that would result in substantially the same tax benefits to Buyer, such as Target being a partnership as of the Closing Date for federal tax purposes, solely as the result of the breach or inaccuracy of the representations by Sellers contained in this Agreement, or the action or inaction of the Sellers, as provided in Section 8.11.

8.4           Indemnification of Sellers.  Subject to the provisions of this Article 8, Buyer shall indemnify, defend, save and keep Sellers and their respective Affiliates (other than the Acquired Companies), and their respective successors and assigns (collectively, the “Seller Indemnitees”) harmless against and from all Damages sustained or incurred by Seller Indemnitees to the extent they are a result of, arise out of or are by virtue of (i) any misrepresentations or breach of any representation or warranty set forth in this Agreement or any exhibit or schedule hereto, or any written statement or certificate furnished or to be furnished to Sellers pursuant hereto or in any closing document delivered by Buyer to Sellers in connection herewith or (ii) any non-fulfillment of any covenant on the part of Buyer, set forth in this Agreement or any exhibit or schedule hereto, or any written statement or certificate furnished or to be furnished to Sellers pursuant hereto or in any closing document delivered by Buyer to Seller in connection herewith (other than claims made under the Note which shall not be subject to this Article 8).  Such obligations apply regardless of the presence of a Third Party Claim (as defined below).  For purposes of determining the amount of Damages for which indemnification is provided hereunder (but not for the purpose of determining whether a breach of a representation, warranty or covenant has occurred), each of the representations, warranties and covenants made by any party in this Agreement or in any certificate or other instrument delivered pursuant hereto, shall be deemed to have been made without the inclusion of limitations or qualifications as to materiality such as the word “material,” if with the inclusion of such limitation or qualification the representation, warranty or covenant was breached.

8.5           Procedures for Indemnification.

(a)           If a claim for Damages (an “Indemnity Claim”), other than Third-Party Claims under Section 8.5(b) below, is to be made by a Person entitled to indemnification under this Article 8 (an “Indemnified Party”), such party shall give written notice briefly describing the claim and the total monetary damages sought (each, a “Notice”) to Sellers’ Representative or Buyer, as applicable (each an “Indemnifying Party”) as soon as practicable after such Indemnified Party becomes aware of any fact, condition or event which gives rise to Damages for which indemnification may be sought under this Article 8.  Any failure to submit any such notice of claim to the Indemnifying Party shall not relieve any Indemnifying Party of any liability hereunder, except to the extent that the Indemnifying Party demonstrates that the Indemnifying Party was actually prejudiced by such failure.  The Indemnifying Party shall be deemed to have accepted the Notice and the Indemnifying Party shall be deemed to have agreed to pay the Damages at issue if the Indemnifying Party does not send a notice of disagreement to the Indemnified Party within thirty (30) calendar days after receiving the Notice.  If the Indemnifying Party does not send a notice of disagreement to the Indemnified Party within thirty (30) calendar days after receiving the Notice, the Indemnifying Party shall promptly pay to the Indemnified Party the amount sufficient to pay the Damages.  For the avoidance of doubt, Buyer shall only be required to send notices to and obtain the approval of the Seller’s Representative with respect to this Section 8.5.

(b)           If an Indemnity Claim is to be made by an Indemnified Party entitled to indemnification hereunder in respect of, arising out of or involving a claim made by any third party (each, a “Third-Party Claim”) against the Indemnified Party, the Indemnified Party shall give a Notice to the Indemnifying Party as soon as practicable after becoming aware of such Third-Party Claim.  The failure of any Indemnified Party to give timely Notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the Indemnifying Party demonstrates that the Indemnifying Party was actually prejudiced by such failure.  After such Notice, if the Indemnifying Party acknowledges in writing to an Indemnified Party that the Indemnifying Party is liable and has indemnity obligations for any Damages resulting from any such Third-Party Claim, then the Indemnifying Party shall be entitled, if it so elects at its own cost, risk and expense, (i) to take control of the defense and investigation of such Third-Party Claim, (ii) to employ and engage attorneys of its own choice (provided that such attorneys are reasonably acceptable to the Indemnified Party) to handle and defend the same, unless the named parties to such action or proceeding include the Indemnified Party and the Indemnifying Party, and any such Indemnified Party has been advised in writing by counsel that there may be one or more legal defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party, in which event such Indemnified Party shall be entitled, at the Indemnifying Parties’ cost, risk and expense, to separate counsel of its own choosing, and (iii) to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the Indemnified Party, such consent not to be unreasonably withheld, provided that any such compromise or settlement shall provide for the absolute and unconditional release of the Indemnified Parties from any Liability with respect to such Third-Party Claim.  If the Indemnifying Party assumes the defense of a Third-Party Claim (to the extent permitted above), the Indemnified Party shall cooperate in all reasonable respects with the Indemnifying Party and its attorneys in the investigation, trial and defense of such Third-Party Claim and any appeal arising therefrom; provided, however, that the Indemnified Party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom.  The Parties shall cooperate with each other in any notifications to insurers.  If the Indemnifying Party fails to assume the defense of such claim within fifteen (15) calendar days after receipt of the Notice (whether as a result of its election not to assume such defense), the Indemnified Party against which such claim has been asserted will have the right to undertake, at the Indemnifying Parties’ cost, risk and expense, the defense, compromise or settlement of such Third-Party Claim on behalf of and for the account and risk of the Indemnifying Parties; provided, however, that such claim shall not be compromised or settled without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.  If the Indemnified Party assumes the defense of the claim, the Indemnified Party will keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement; provided, however, that the Indemnifying Party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom.  The Indemnifying Party shall be liable for any settlement of any Third-Party Claim effected pursuant to and in accordance with this Section 8.5 and for any final judgment (subject to any right of appeal), and each Indemnifying Party agrees to indemnify and hold harmless the Indemnified Party from and against any Damages by reason of such settlement or judgment subject to the limitations provided in this Article 8.

8.6           Resolution of Conflicts and Claims.  If an Indemnifying Party objects in writing to any Indemnity Claim for indemnification made by an Indemnified Party in any written Notice (an “Objection Notice”), Sellers’ Representative and Buyer shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims, and Sellers’ Representative and Buyer shall provide information to the other party (as reasonably requested) related to the issues set forth in the Objection Notice.  If Sellers’ Representative and Buyer should so agree, a memorandum setting forth such agreement shall be prepared and signed by both Parties.

8.7           Payment of Damages.

(a)           All amounts under this Article 8 shall be paid within five (5) calendar days after such amount is determined either by mutual agreement of the Parties or on the date on which both such amount and the Indemnifying Party’s obligation to pay such amount have been determined by a final judgment of a court or administrative body having jurisdiction over such proceeding pursuant to Section 9.15.

(b)           Any claims for Damages asserted by Buyer or any Buyer Indemnitees prior to the Escrow Termination Date (provided that this reference is not intended to extend the applicable Survival Period) for which Sellers owe Buyer indemnity under this Article 8 shall be first satisfied by reduction of the Escrow Shares in an amount equal to the amount of such claim divided by the Indemnity Stock Price, in accordance with Section 8.14.  Subject to the limitations of Section 8.8, any claims for Damages asserted during the applicable Survival Period which cannot be satisfied by the release of Escrow Shares which are asserted by Buyer or any Buyer Indemnitee shall be satisfied by Sellers’ payment of cash or other immediately available funds in accordance with Section 8.14.  Buyer shall have no right of offset against the Note or other indebtedness owed Sellers.  Any claims for Damages asserted by Sellers or any Seller Indemnitees (but not an Acquired Company) for which Buyer owe Sellers indemnity under this Article 8 shall be satisfied by Buyer’s payment of cash or other immediately available funds.

8.8           Limitations on Indemnity.  An Indemnifying Party shall not have any liability for indemnification pursuant to Sections 8.2(i), 8.2(iii) and 8.3 (only with respect to all matters other than federal and state income Taxes) unless and until the aggregate amount of all Damages which are incurred or suffered by the Indemnified Party exceeds the Deductible, and in the event the aggregate amount of Damages for which such Indemnified Party is seeking indemnification exceeds the Deductible, such Indemnified Party shall be entitled to recover only the amount of such Damages in excess of the Deductible; provided, however, that the Deductible shall not apply to Damages resulting from the breach of Fundamental Representations, breach of the representations contained in Section 4.2 (Organization and Good Standing) or the first sentence of Section 4.8 (Assets), or liability under Section 8.3 but only to the extent it relates to federal and state income Taxes.  An Indemnifying Party shall not be liable for any Damages, or be required to make payments for indemnification pursuant to Sections 8.2 and 8.3, in an aggregate amount in excess of $9,375,000 (the “Cap”); provided, however, that the Cap shall not apply to Damages resulting from the breach of Fundamental Representations or liability under Section 8.3 but only to the extent it relates to federal and state income Taxes; provided, further, in the event of an Indemnification Claim pursuant to Section 8.3(iii) then the Indemnifying Party shall not be liable for any Damages in excess of the Cap plus an additional $5,000,000; provided, further, Indemnification Claims for the loss of tax benefit pursuant to Section 8.3(iii) shall only be made pursuant to Section 8.3(iii).  Notwithstanding anything to the contrary herein, if an Indemnified Party is seeking, or is entitled to seek, indemnification from an Indemnifying Party for Damages due to such Indemnifying Party’s Fraud or Intentional and Willful Violation, the limitations in this Section 8.8 (including the Deductible and the Cap) shall not be applicable to, or otherwise limit an Indemnified Party’s recovery for, such claim. For the purpose of this agreement, “Fraud” shall mean an intentional and willful false statement of fact made by Sellers with actual knowledge of the falsity of such fact for the purpose in inducing Buyer to enter into the transactions contemplated by this Agreement and which is relied on by Buyer in entering into the transactions contemplated by this Agreement.  For the purpose of this Agreement, “Intentional and Willful Violation” means the refusal or failure to perform a covenant under this Agreement provided the Seller who refuses or fails to perform such covenant had no intention at the time such Seller entered into this Agreement to perform such covenant.

8.9           Insurance Effect.  To the extent that any Damages that are subject to indemnification pursuant to this Article 8 are covered by insurance paid for by the Acquired Companies prior to the Closing, Buyer shall use commercially reasonable efforts to obtain the maximum recovery under such insurance; provided that Buyer shall nevertheless be entitled to bring a claim for indemnification under this Article 8 in respect of such Damages and the time limitations set forth in Section 8.8 for bringing a claim of indemnification under this Agreement shall be tolled during the pendency of such insurance claim. The existence of a claim by Buyer for monies from an insurer or against a third party in respect of any Damages shall not, however, delay any payment pursuant to the indemnification provisions contained herein and otherwise determined to be due and owing by Sellers’ Representative.  Notwithstanding any other provisions of this Agreement, it is the intention of the Parties that no insurer or any other third party shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, or (ii) relieved of the responsibility to pay any claims for which it is obligated.

8.10         Exclusive Remedy.  From and after the Closing, the sole remedy of the Parties with respect to any and all claims for money damages arising out of or relating to this Agreement shall be pursuant and subject to the requirements of the indemnification provisions set forth in this Article 8. Notwithstanding any of the foregoing, nothing contained in this Article 8, except Section 8.14, shall in any way impair, modify or otherwise limit a Party’s right to bring any claim, demand or suit against the other party based upon such other Party’s actual Fraud or Intentional and Willful Violation, it being understood that a mere breach of a representation and warranty does not constitute Fraud.

8.11         Tax Benefits.  The amount of any Damages for which indemnification is provided shall be reduced by any net Tax benefit to such indemnified party and its Affiliates, to the extent realized by such party as a result of such Damages, net of any Tax costs incurred by the indemnified party as a result of the receipt of the indemnification payments hereunder. In calculating the amount of net Tax benefit, the indemnified party and its Affiliates shall be presumed to pay Taxes at a forty percent (40%) Tax rate. The indemnified party shall provide the indemnifying party with such documentation as may be reasonably requested in order to ascertain or confirm the amount of any net Tax benefit or net Tax cost referred to herein.  Without limiting the scope of the foregoing, Sellers recognize that tax benefits inuring to Buyer as a result of the Section 338(h)(10) Election provided for herein are a material financial incentive to Buyer in completing this transaction.  Sellers recognize that the Sellers’ representation of S corporation or partnership status provided in Section 4.12(1) is material to this election, and accordingly expressly include the income tax benefits resulting from the Section 338(h)(10) Elections, or any transaction that would result in substantially the same tax benefits to Buyer, calculated on a present value basis at an eight percent (8%) discount rate shall be included in the indemnification for Taxes under Section 8.3 of this Agreement.

8.12         Mitigation.  An Indemnified Party shall use commercially reasonably efforts to mitigate Damages suffered, incurred or sustained by it arising out of any matter for which it is entitled to indemnification hereunder; provided that no Indemnified Party shall be required to (i) take any action or refrain from taking any action that is contrary to any applicable contract, order or Law binding on it or any Affiliate thereof or (ii) incur any out-of-pocket expense in connection with such mitigation (other than de minimus incidental expenses).

8.13         No Double Recovery.  To the extent that any of the items or matters that would otherwise constitute Damages have been “incurred” and have already been incorporated in the calculation of EBITDA for the purposes of Section 2.3 of this Agreement, such items or matters shall not also be a Damage for purposes of indemnity under this Article 8 and shall not apply against the Deductible. Conversely, to the extent any Damage has been incurred that has applied against the Deductible or has been indemnified, such Damage shall not be included in the calculation of EBITDA for the purposes of Section 2.3 of this Agreement.  To the extent that there are reserves in the Financial Statements for any matter which may be an Indemnified Claim against the Sellers, any Damages shall first apply against any such applicable reserve and thereafter to the extent permitted herein, against the Deductible.

8.14         Additional Indemnity Limitations.  In addition to the other limitations set forth in this Article 8 on Indemnity Claims that Buyer Indemnitees may have, the following apply:

(a)           Indemnity Claims relating to the breach of a representation and warranty under Section 4.1, or as a result of a Seller failing to pay all of the Taxes owed by that Seller as a result of the transactions contemplated by this Agreement, may only be made against the Seller that breached such representation and warranty or that failed to pay such Taxes, and, as a result thereof, Buyer may only retain Escrow Shares allocated to that Seller (in which case the Escrow Shares released to the Sellers may not be in accordance with the percentages set forth in Exhibit A) and/or pursue only that Seller for any remaining Monetary Damage; and

(b)           Indemnity Claims relating to the breach of a covenant or agreement by a particular Seller may only be made against the Seller that breached such covenant or agreement and, as a result thereof, Buyer may only retain Escrow Shares allocated to that Seller (in which case the Escrow Shares released to the Sellers may not be in accordance with the percentages set forth in Exhibit A) and/or pursue only that Seller for any remaining Monetary Damage; and

(c)           Except as set forth in subsections (a) and (b) above, Sellers shall be liable for all Indemnity Claims on a several basis as set forth in this paragraph.  In the event that Buyer satisfies such Indemnity Claims with Escrow Shares, which it is first required to do before seeking money Damages, Buyer must retain Escrow Shares pro rata in accordance with the percentages set forth in Exhibit A.  Further, each Seller’s share of any Liability for any Indemnity Claim for money damages in excess of the Escrow Shares shall be equal to the percentage set forth in Exhibit O, except that (i) the share of Michael D. Killgore, Donald B. Bonaventure, and Danny L. Hester, shall be limited to 120% of the percentage set forth on Exhibit O for that Seller and (ii) the five trusts that are Sellers shall be directly responsible for Indemnity Claims related to a breach of Section 4.1.

(d)           It is understood that all Liability under Article 8 of this Agreement (except for Liability related to a breach of Section 4.1) of the five trusts that are Sellers shall be the responsibility of either Dominic Iafrate or Angelo E. Iafrate, whichever is the current trustee of such trust.  If one or more of such trusts breaches any representation, covenant or agreement in this Agreement or takes any action or inaction which leads to an Indemnity Claim pursuant to this Article 8, then such Indemnity Claim will be paid by either Dominic Iafrate or Angelo E. Iafrate, whichever is the current trustee of such trust.

ARTICLE 9
MISCELLANEOUS

9.1           Press Releases and Public Announcements.  Neither Party shall issue any press release or make any public announcement or other disclosure relating to the existence or subject matter of this Agreement without the prior written consent of the other Party; provided, however, that any Party may make any public announcement or disclosure concerning its publicly-traded securities it believes in good faith is required by applicable Law, any listing or trading agreement, or the rules and regulations of NASDAQ (in which case the disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure), including but not limited to the filing by Buyer of a Current Report on Form 8-K (the “Buyer 8-K”) to report execution of this Agreement.  In connection with the preparation of the Buyer 8-K, Sellers shall, upon request by Buyer, furnish Buyer with all information as may be reasonably necessary or advisable in connection with the transactions contemplated by this Agreement.   Each Seller warrants and represents to Buyer that all such information shall be true and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.  At or after the execution of this Agreement, Sellers and Buyer shall jointly issue a public announcement and/or press release and/or other disclosure, as shall be mutually agreed, of the transactions contemplated by this Agreement.  Each Party will not unreasonably withhold approval from the others with respect to any press release or public announcement.  If any Party determines with the advice of counsel that it is required to make this Agreement and the terms of the transaction public or otherwise issue a press release or make public disclosure with respect thereto, it shall, at a reasonable time before making any public disclosure, consult with the other party regarding such disclosure, seek such confidential treatment for such terms or portions of this Agreement or the transaction as may be reasonably requested by the other Party and disclose only such information as is legally compelled to be disclosed.  This provision will not apply to communications by any party to its counsel, accountants and other professional advisors.

9.2           No Third-Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns except for the third party beneficiaries referenced in Sections 7.20 and 7.21..

9.3           Entire Agreement.  This Agreement (including the documents the forms of which are attached as exhibits and schedules hereto) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, representations or obligations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

9.4           Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.  No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

9.5           Counterparts; Facsimile Signatures.  This Agreement and each other document executed in connection with the transactions contemplated hereby, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.  Delivery by facsimile to counsel for the other party of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

9.6           Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

9.7           Notices.  All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given on the earlier of (a) when actually received, (b) two business days after it is sent by overnight courier, or (c) two business days after it is sent by registered or certified mail (return receipt requested, postage prepaid) and addressed to the intended recipient as set forth below:

If to Sellers:	James Construction Group, L.L.C.
11200 Industriplex Boulevard Suite 150
Baton Rouge, LA 70809
Telephone: (225) 241-3211
Facsimile: (225) 295-4838
Attn: Michael D. Killgore

Copy to:	KEAN, MILLER, HAWTHORNE, D’ARMOND,
McCOWAN & JARMAN, L.L.P.
Post Office Box 3513 (70821)
Suite 1800, One American Place
Baton Rouge, Louisiana 70802
Telephone: (225) 382-3414
Facsimile: (225) 215-4014
Attn: G. Blane Clark, Jr.

If to Buyer:	Primoris Services Corporation
26000 Commercentre Drive
Lake Forest, CA 92630
Attention: General Counsel
Facsimile: 949-595-5544

Copy to:	Rutan & Tucker, LLP
611 Anton Blvd., Suite 1400
Costa Mesa, CA 92626
Telephone: (714) 641-5100
Facsimile: (714) 546-9035
Attn: George Wall, Esq.

If to Sellers or the
Sellers’ Representative:	Michael D. Killgore
17653 Crossing Boulevard
Baton Rouge, LA 70810
Telephone: (225) 293-0274
Facsimile: (225) 293-1778

Either Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient.  Either Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

9.8           Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic Laws of the State of Delaware without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

9.9           Amendments, Modifications and Waivers.  No amendment, modification or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Sellers’ Representative.  No waiver by either Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

9.10         Severability.  In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.11         Expenses.  Except as otherwise provided in this Agreement, each of the Parties will bear its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including, without limitation, the negotiation, execution and delivery of this Agreement and all documents related hereto and any expenses related to the due diligence investigation; provided, however, that Target shall bear and be responsible for any costs and expenses (including any of legal, accounting and audit fees and expenses and Target’s share of the filing fees relating to the Competition Law Filings) incurred by the Acquired Companies or Sellers in connection with the foregoing and any such expense borne by any of the Acquired Companies or Sellers shall be paid prior to the Closing Date or within 30 days thereafter and shall be charged as an expense in the Second Half Earnings Period.  Buyer and Target shall each pay fifty percent (50%) on any filing fees relating to the Competition Law Filings.

9.12         Construction.  Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  The word “including” shall mean including without limitation.  The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance.  If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

9.13         Incorporation of Exhibits and Schedules.  The exhibits and schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

9.14         Specific Performance.  Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached.  Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Party and the matter (subject to the provisions set forth in Section 9.15 below), in addition to any other remedy to which they may be entitled, at law or in equity.

9.15         Arbitration.  Except as otherwise provided in this Agreement, any controversy or claim arising out of or relating to this Agreement or the other Ancillary Agreements or the breach thereof shall be settled by arbitration in Harris County, Texas.

(a)           Judicial Arbitration and Mediation Services.  The arbitration shall be administered by Judicial Arbitration and Mediation Services (“JAMS”) in its Harris County, Texas, office.

(b)           Arbitrator.  The arbitrator shall be a retired superior or appellate court judge of the State of Texas affiliated with JAMS.  The award of the arbitrator shall be binding, final, and nonappealable.

(c)           Provisional Remedies and Appeals.  Each of the Parties reserves the right to file with a court of competent jurisdiction an application for temporary or preliminary injunctive relief, writ of attachment, writ of possession, temporary protective order and/or appointment of a receiver on the grounds that the arbitration award to which the applicant may be entitled may be rendered ineffectual in the absence of such relief.

(d)           Enforcement of Judgment.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

(e)           Discovery.  The parties may obtain discovery in aid of the arbitration to the fullest extent permitted under Delaware law.  All discovery disputes shall be resolved by the arbitrator.

(f)            Consolidation.  Any arbitration hereunder may be consolidated by JAMS with the arbitration of any other dispute arising out of or relating to the same subject matter when the arbitrator determines that there is a common issue of law or fact creating the possibility of conflicting rulings by more than one arbitrator.  Any disputes over which arbitrator shall hear any consolidated matter shall be resolved by JAMS.

(g)           Power and Authority of Arbitrator.  The arbitrator shall not have any power to alter, amend, modify or change any of the terms of this Agreement nor to grant any remedy which is either prohibited by the terms of this Agreement, or not available in a court of law.

(h)           Governing Law.  All questions in respect of procedure to be followed in conducting the arbitration as well as the enforceability of this Agreement to arbitrate which may be resolved by state law shall be resolved according to the law of the state of Delaware.  Any action brought to enforce the provisions of this Section shall be brought in the Harris County Superior Court.  All other questions in respect to this Agreement, including but not limited to the interpretation, enforcement of this Agreement (other than the right to arbitrate), and the rights, duties and liabilities of the parties to this Agreement shall be governed by Delaware law.

(i)            Costs.  The costs of the arbitration, including any JAMS administration fee, and arbitrator’s fee, and costs of the use of facilities during the hearings, shall be borne equally by the parties in the first instance.  Upon issuance of an award, costs shall be awarded to the prevailing party.

(j)            Attorneys’ Fees.  If a party to this Agreement shall bring any action, suit, counterclaim, appeal, arbitration, or mediation for any relief against the other parties, declaratory or otherwise, to enforce the terms hereof or to declare rights hereunder (referred to herein as an “Action”), the non-prevailing party in such Action shall pay to the prevailing party in such Action a reasonable sum for the prevailing party’s attorneys’ fees and expenses (at the prevailing party’s attorneys’ then-current rates, as increased from time to time by the giving of advance written notice by such counsel to such party) incurred in prosecuting or defending such Action and/or enforcing any judgment, order, ruling or award (referred to herein as a “Decision”), granted therein, all of which shall be deemed to have accrued from the commencement of such Action, and shall be paid whether or not such Action is prosecuted to a Decision.  Any Decision entered into in such Action shall contain a specific provision providing for the recovery of attorneys’ fees and expenses incurred in enforcing such Decision.  The court or arbitrator may fix the amount of reasonable attorneys’ fees and expenses upon the request of any party.  For purposes of this Section, attorneys’ fees shall include, without limitation, fees incurred in connection with (1) postjudgment motions and collection actions, (2) contempt proceedings, (3) garnishment, levy and debtor and third party examination, (4) discovery and (5) bankruptcy litigation.

9.16         Submission to Jurisdiction.  Subject to Section 9.15 above, each of the Parties submits to the exclusive jurisdiction of any federal court sitting in the State of Texas, County of Harris, in any action or Proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.  Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court.  Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of the other Party with respect thereto.  Either Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 9.7 above.  Nothing in this Section 9.16, however, shall affect the right of either Party to serve legal process in any other manner permitted by law or at equity.  Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

9.17         Waiver of Trial by Jury.  IN ANY ACTION OR PROCEEDING ARISING OUT OF THIS AGREEMENT, THE PARTIES HERETO CONSENT TO TRIAL WITHOUT A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY HERETO AGAINST THE OTHER OR THEIR SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, REGARDLESS OF THE FORM OF ACTION OR PROCEEDING.

9.18         Attorney’s Fees.  If Sellers, on the one hand, or Buyer, on the other hand, shall bring a Proceeding against the other to compel arbitration pursuant to Sections 9.15, to confirm or vacate any arbitration judgment or award, or to enforce the same, or otherwise arising out of this Agreement, the unsuccessful party shall pay to the prevailing party all attorneys’ fees and costs actually incurred by the prevailing party, in addition to any other relief to which it may be entitled.  As used in this Section 9.18 and elsewhere in this Agreement, “actual attorneys’ fees” or “attorneys’ fees actually incurred” means the full and actual cost of any legal services actually performed in connection with the mater for which such fees are sought calculated on the basis of the usual fees charged by the attorneys performing such services, and shall not be limited to “reasonable attorneys’ fees” as that term may be defined in statutory or decisional authority.

9.19         Sellers’ Representative.  Each Seller by executing this Agreement hereby irrevocably constitutes and appoints Michael D. Killgore as Sellers’ Representative, with full power and authority to act in the name of and for and on behalf of such Seller with respect to all matters arising in connection with, or related to, this Agreement and the Note and the transactions contemplated hereby and thereby. Each Seller hereby appoints Sellers’ Representative (i) the agent and true and lawful attorney-in-fact of such Seller, with full power of substitution, and with full capacity and authority in its sole discretion, to act in the name of and for and on behalf of such Seller in connection with all matters arising out of, resulting from, contemplated by or related or incident to this Agreement and the Note, and (ii) the agent for service of process for such Seller, and such Seller hereby irrevocably consents to the service of any and all process in any action or proceeding arising out of or relating to this Agreement by the delivery of such process to Sellers’ Representative.  Without limiting the generality of the foregoing, the power of Sellers’ Representative shall include the power to represent such Seller with respect to all aspects of this Agreement and the Note, which power shall include the power to (i) receive any payment or transfer of funds to be made pursuant this Agreement or the Note on behalf of such Seller, (ii) waive any and all conditions of this Agreement, (iii) amend, modify or supplement this Agreement and the Note in any respect, (iv) defend, negotiate or settle any claims or actions for indemnity pursuant to Article 8, (v) retain legal counsel or accountants and be reimbursed by the Sellers for all fees, expenses and other charges of such legal counsel or accountants, (vi) receive notices or other communications, (vii) deliver any notices, certificates or other documents required hereunder, (viii) take all such other action and to do all such other things as Sellers’ Representative deems necessary, appropriate, desirable or advisable with respect to this Agreement and the Note and (ix) perform its obligations as set forth in, and in accordance with, this Agreement.  Each Seller agrees that Buyer and its Affiliates shall have the absolute right and authority to rely upon the acts taken or omitted to be taken by Sellers’ Representative on behalf of the Sellers and shall have no liability with respect thereto, and none of Buyer or any of its Affiliates shall have any duty to inquire as to the acts and omissions of Sellers’ Representative.  Each Seller agrees that all deliveries by Buyer, including any payment of funds under Article 2 and any payment of funds under the Note, to Sellers’ Representative shall be deemed deliveries to the Sellers; Buyer shall not have any liability with respect to any aspect of the distribution or communication of such deliveries between Sellers’ Representative and any Seller; and any disclosure made to Sellers’ Representative by or on behalf of Buyer shall be deemed to be a disclosure made to each Seller.  Each Seller that makes a claim against Buyer alleging the lack of authority of Sellers’ Representative shall indemnify Buyer and its Affiliates for any damages suffered, including reasonable attorneys’ fees and other costs, as a result of Buyer’s good faith reliance on the acts or omissions of Sellers’ Representative.  Each Seller agrees that any payment made by or on behalf of Buyer to Sellers’ Representative on a Seller’s behalf shall be deemed a direct payment to a Seller, and no Seller shall have any recourse against

Buyer or any of its Affiliates in the event that such payment is not delivered to such Seller by Sellers’ Representative for any reason.  In the event the Seller Representative refuses to, or is no longer capable of, serving as Sellers’ Representative hereunder, the Sellers shall promptly appoint a successor Sellers’ Representative who shall thereafter be a successor Sellers’ Representative hereunder, and Sellers’ Representative shall serve until such successor is duly appointed and qualified to act hereunder.

9.20         [intentionally omitted]

9.21         Amendment.  This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties.

9.22         Consent to Transactions and Waiver of Options to Purchase.  Target and Sellers hereby consent to the transactions contemplated by this Agreement and waive any options to purchase or rights of first refusal that they may have with respect to the Interests.

9.23         Consent to Termination of Covenant Not to Compete.  The Parties hereby consent to the termination by Target and individual Sellers of the effectiveness of the covenant not to compete and other restrictions contained in Section 6.3 of that certain Membership Interest Purchase Agreement dated effective October 20, 2005, by and among Target and certain of the Sellers.

*****

[Signature Page Follows.]

IN WITNESS WHEREOF, the Parties hereto have executed this MEMBERSHIP INTEREST PURCHASE AGREEMENT as of the date first above written.

BUYER:	PRIMORIS SERVICES CORPORATION,
a Delaware corporation

	By:	/s/ Brian Pratt
(Signature)

Brian Pratt
(Name Printed)

Chief Executive Officer
Title

TARGET:	JAMES CONSTRUCTION GROUP, L.L.C.

	By:	/s/ Michael D. Killgore
(Signature)

Michael D. Killgore
(Name Printed)

Manager
Title

SELLERS’ REPRESENTATIVE:	/s/ Michael D. Killgore
Michael D. Killgore

SELLERS:	/s/ Michael D. Killgore
Michael D. Killgore

/s/ Danny L. Hester
Danny L. Hester

[Signatures continued on the following page.]

/s/ Donald B. Bonaventure
Donald B. Bonaventure

/s/ Rodney James
Rodney James

/s/ Charles Poole
Charles Poole

/s/ George Conrad Bourg
George Conrad Bourg

/s/ Thomas J. Lasseigne
Thomas J. Lasseigne, Sr.

/s/ Thomas Lewis Love
Thomas Lewis Love, Jr.

/s/ Ken Janke
Ken Janke

/s/ Bruce Hix
Bruce Hix

[Signatures continued on the following page.]

/s/ Dominic Iafrate
Dominic Iafrate, Sr., Individually and as Trustee of the Stephen M. Iafrate Trust U/A/D 11/07/95 and the Dominic A. Iafrate Trust U/A/D 11/07/95

/s/ Angelo E. Iafrate
Angelo E. Iafrate, Individually and as Trustee of the Danielle M. Iafrate Trust U/A/D 11/07/95 , the Anthony C. Iafrate Trust U/A/D 11/07/95 and the Jaclyn N. Iafrate Trust U/A/D 08/22/05

[Signature page to Membership Interest Purchase Agreement.]

Exhibit A – Ownership Percentages

Exhibit B – Note

THE INDEBTEDNESS EVIDENCED BY THIS NOTE IS SUBORDINATED TO ANY AND ALL INDEBTEDNESS OF THE ISSUER TO THE PRIVATEBANK AND TRUST COMPANY (“THE PRIVATEBANK”) IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN SUBORDINATION AGREEMENT BETWEEN THE ISSUER AND THE PRIVATEBANK, DATED                       , 2009, TO WHICH REFERENCE IS HEREBY MADE FOR A MORE FULL STATEMENT THEREOF.  THE HOLDER HAS AGREED THEREBY NOT TO SELL, ASSIGN, TRANSFER, PLEDGE OR HYPOTHECATE THIS NOTE WITHOUT THE PRIVATEBANK’S WRITTEN CONSENT.

PROMISSORY NOTE

$53,500,000	, 2009
Lake Forest, California

FOR VALUE RECEIVED, PRIMORIS SERVICES CORPORATION, a Delaware corporation (“Issuer”), promises to pay to the order of each of the individuals set forth on Exhibit A hereto (each a, “Holder” and collectively, the “Holders”), the specific principal amounts next to each such Holder’s name as set forth on Exhibit A hereto with an aggregate principal sum of Fifty-Three Million Five Hundred Thousand Dollars ($53,500,000), together with interest as computed below.

This Note is issued pursuant to the Membership Interest Purchase Agreement of even date herewith (as amended, modified or supplemented, the “Purchase Agreement”) by and between Issuer, the Holders and [Trumpet].

The following is a statement of the rights of each Holder and the conditions to which this Note is subject, and to which each Holder, by the acceptance of this Note, agrees:

1.             Certain Definitions.  The following terms, when used in this Note, shall have the following meanings.  Any of these terms may, unless the context otherwise requires, be used in the singular or plural depending on the reference.  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

“Applicable Interest Rate” means the rate per annum equal to:

a.             five percent (5%) during the period beginning on the Issuance Date and ending on the date nine (9) months after the Issuance Date (the “First Period Termination Date”);

b.             seven percent (7%) during the period beginning on the First Period Termination Date and ending on the date eighteen (18) months after the Issuance Date; and

c.             eight percent (8%) thereafter.

“Event of Default” shall have the meaning set forth in Section 5.

“Holder” means the Persons specified in the introductory paragraph of this Note or any Person who shall at the time be the registered holder of this Note.

“Holders’ Representative” means Donald B. Bonaventure, or any individual appointed as a successor Sellers’ Representative pursuant to Section 7 hereof.

“Issuance Date” means                         , 2009.

“Issuer” includes Primoris Services Corporation, a Delaware corporation, and any Person which shall succeed to or assume the obligations of Issuer under this Note, provided, however, that Issuer shall not be released hereunder except pursuant to a written release executed by Holders’ Representative or by payment in full of all the Obligations.

“Maturity Date” means                         , 2014.

“Net Equity” means the amount of cash proceeds received by Issuer in connection with the offering of any capital equity of Issuer or any of its Affiliates minus any expenses incurred in connection with such offering, including but not limited to attorneys’ fees, underwriters’ fees and accountants’ fees.

“Note” means this Promissory Note.

“Obligations” means and includes all loans, advances, debts, liabilities and obligations, howsoever arising, owed by Issuer to the Holders of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), now existing or hereafter arising under or pursuant to the terms of this Note, including, all interest, fees, charges, expenses, attorneys’ fees and costs and accountants’ fees and costs chargeable to and payable by Issuer hereunder.

“Person” means and includes an individual, an individual or entity serving in the capacity as a trustee of a trust or the trust itself, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a governmental authority.

“Purchase Agreement” shall have the meaning set forth in the second introductory paragraph of this Note.

“Qualified Debt” means the amount of cash proceeds received by Issuer or any of its Affiliates in connection with the incurrence of any indebtedness except for indebtedness under a bank line of credit (provided that with respect to indebtedness under a line of credit to finance the acquisition of a business whatever the structure, this exception shall be limited to an outstanding balance of $10,000,000 in the aggregate at any time) or indebtedness incurred to finance operating expenses, equipment and capital expenditures (but specifically excluding any capital expenditures associated with the acquisition of a business whatever the structure) incurred by Issuer or any of its Affiliates in the ordinary course of business.

“Subordination Agreements” means the subordination agreements with The PrivateBank and Trust Company and Liberty Mutual Insurance Company subordinating, in accordance with their terms, the Note to Issuer’s senior lender and bonding agency as attached hereto on Exhibit B.

2.             Payments of Principal and Interest; Default Interest Rate; Late Fees.

2.1           Payments of Principal and Interest.  Beginning on the Issuance Date, the outstanding principal balance of this Note shall bear interest at the Applicable Interest Rate and shall be computed on the basis of a 365-day year and the actual number of days elapsed.  Payments of principal and interest shall be payable in cash in sixty (60) equal and fully amortizing monthly payments of principal and interest commencing                         , 2009 and ending on the Maturity Date; provided, however, that if Issuer or any of its Affiliates raise additional capital or increase the balance due under any Qualified Debt (whether equity or debt), then Issuer shall notify Holders of same and:

(a)           Issuer shall prepay this Note in an amount equal to (i) one hundred percent (100%) of the first Ten Million Dollars ($10,000,000) of Net Equity raised (excluding the proceeds received from the exercise of any warrant outstanding on the date hereof, with respect to which Issuer hereby represents and warrants to Holders that such outstanding warrants will not allow the holders thereof to purchase more than 5,605,956 shares of common stock of Issuer) plus (ii) seventy-five percent (75%) of Net Equity raised in excess of Ten Million Dollars ($10,000,000), if any, plus (iii) thirty-three percent (33%) of Qualified Debt raised, if any, and

(b)           Any prepayment of this Note, whether required or discretionary, shall be applied first to expenses due the Holders including without limitation late fees, second to accrued interest due, and third to principal applied in reverse order of when such principal is scheduled to be paid; and

(c)           Any prepayment required by this Section shall be due within ten (10) business days of the receipt of cash proceeds by Issuer.

2.2           Default Interest Rate.  If any amount of principal or interest on this Note is not paid when due the entire outstanding principal balance of the Note shall bear interest at a rate to the Applicable Interest Rate plus two percent (2%) from the due date of such installment of such principal or interest until such default is cured by the payment of all principal and interest and late fees then due (“Default Interest”).  The incurrence of Default Interest shall not excuse late payment.

2.3           Late Fees.  Should any payment under this Note not be paid when due and payable, it is recognized by Issuer that the Holders will incur extra expenses for handling the delinquent payment.  The exact amount of said extra expenses is impossible to ascertain at this time, but a charge of two percent (2%) of the amount of the delinquent payment would be a fair approximation of the expense so incurred by the Holders.  Therefore, in the event a payment is received more than ten (10) days after the date on which it was due, Issuer shall, without notice and without prejudice to the right of the Holders to declare an Event of Default or to collect any other amounts due hereunder, pay to the Holders a “late charge” equal to two percent (2%) of the amount of the delinquent payment.  At the option of Issuer, said late charge may be added to the principal under this Note.

2.4           No Right of Offset.  Issuer shall have no right to set off against payments due under this Note.

2.5           Allocation Among Holders. All payments under this Note whether principal, interest, late fees, and expenses shall be paid to the Holders pro rata based on the principal balance due each Holder.

3.             Payment on Non-Business Days. Whenever any payment to be made shall be due on a Saturday, Sunday or a public holiday under the laws of the State of California, such payment may be due on the next succeeding business day and such next succeeding day shall be included in the calculation of the amount of accrued interest payable on such date.

4.             Prepayment.  Upon five (5) days prior written notice to the Holders, Issuer may prepay this Note in whole or in part; provided, however, that any such prepayment will be applied first to the payment of expenses due under this Note, second to interest accrued on this Note and third, if the amount of prepayment exceeds the amount of all such expenses and accrued interest, to the payment of principal of this Note as described in Section 2.1(b) and Section 2.5.

5.             Events of Default.  The occurrence of any of the following shall constitute an “Event of Default” under this Note:

5.1           Failure to Pay.  Issuer shall fail to pay when due any payment required under the terms of this Note by the end of the tenth day following the due date.

5.2           Breaches of Covenants.  Issuer shall fail to observe or perform any covenant set forth in Section 8 and such failure shall continue for twenty (20) days after Issuer’s receipt of Holder’s written notice to Issuer of such breach.

5.3           Voluntary Bankruptcy or Insolvency Proceedings.  Issuer shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated, (v) become insolvent (as such term may be defined or interpreted under any applicable statute), (vi) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vii) take any action for the purpose of effecting any of the foregoing.

5.4           Involuntary Bankruptcy or Insolvency Proceedings.  Proceedings for the appointment of a receiver, trustee, liquidator or custodian of Issuer or of all or a substantial part of its property, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to Issuer or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within sixty (60) days of commencement.

5.5           Cessation of Business.  Issuer dissolves, is subject to liquidation or ceases to conduct business in the ordinary course.

5.6           Change of Control.  Notwithstanding the foregoing, this Note, plus all accrued interest, shall be paid in full within 30 days after a Change of Control. A “Change of Control” shall be deemed to have occurred if, at any time, (a) Buyer ceases to control Target or to be entitled to elect all of the members of the board of directors or managers of Target; or (b) all or substantially all of any of the assets of Buyer or Target are sold in one transaction or a series of transactions to any Person or related group of Persons; or (c) Buyer or Target are merged with or into another Person except for a merger in which the stockholders of Issuer immediately prior to the merger continue to beneficially own at least a majority of the equity in the combined entity immediately after the merger; or (d) the filing of a certificate of dissolution or the equivalent for Buyer or Target, or (e) the lapse of ninety (90) days after the notice to Buyer of revocation without a reinstatement of Buyer’s charter within thirty (30) days after receipt of notice of this revocation is received by Buyer.

5.7           Levy or Seizure.  The attachment, seizure or levy under legal process, which is not removed within forty-five days, upon assets of Issuer or any of its Affiliates that are material to the operation of the business of Buyer and its subsidiaries when taken as a whole.

6.             Rights of Holder Upon Default.  Upon the occurrence or existence of any Event of Default (other than an Event of Default referred to in Sections 5.3 and 5.4) and at any time thereafter during the continuance of such Event of Default, Holder may declare all outstanding Obligations payable by Issuer hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived; provided, however, if the Event of Default is the failure to pay as set forth in Section 5.1 and the reason for Issuer’s failure to pay is that Issuer is contractually prohibited from making a payment due to the terms of the Subordination Agreements, then the Holders shall not be entitled to declare all outstanding Obligations payable by Issuer until the earlier of (a) the date that is 180 days after the date that the Event of Default was triggered, or (ii) the date 10 days after the contractual prohibition to payment has been removed.  Upon the occurrence or existence of any Event of Default described in Sections 5.3 and 5.4, immediately and without notice, all outstanding Obligations payable by Issuer hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived.  In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, Holder may exercise any other right power or remedy permitted by law, either by suit in equity or by action at law, or both.

7.             Holders Representative.  Each Holder by executing this Note hereby constitutes and appoints Donald B. Bonaventure as Holders’ Representative, with full power and authority to act in the name of and for and on behalf of such Holder with respect to the receipt of payments due under this Note.  Each Holder by executing this Note hereby constitutes and appoints Donald B. Bonaventure as Holders’ Representative, with full power and authority to act in the name of and for and on behalf of such Holder with respect to all other matters arising in connection with, or related to, this Note and the transactions contemplated hereby upon written authorization with respect to any matter from Holders entitled to receive 51% of the total payments under the Note yet unpaid.  Each Holder agrees that Issuer and its Affiliates shall have the absolute right and authority to rely upon the acts taken or omitted to be taken by Holders’ Representative on behalf of the Holders with respect to the receipt of payments due under this Note and shall have no liability with respect thereto, and none of Issuer or any of its Affiliates shall have any duty to inquire as to the acts and omissions of Holders’ Representative with respect to the receipt of payments due under this Note.  Each Holder agrees that all deliveries by Issuer of any payment of principal and interest under this Note to Holders’ Representative shall be deemed deliveries to the Holders; Issuer shall not have any liability with respect to any aspect of the distribution or communication of such deliveries between Holders’ Representative and any Holder; and any disclosure made to Holders’ Representative by or on behalf of Issuer shall be deemed to be a disclosure made to each Holder.  Each Holder agrees that any payment made by or on behalf of Issuer to Holders’ Representative on a Holder’s behalf shall be deemed a direct payment to a Holder, and no Holder shall have any recourse against Issuer or any of its Affiliates in the event that such payment is not delivered to such Holder by Holders’ Representative for any reason.  All rights of the Holders shall be held and exercised by the Holders’ Representative and Issuer shall only be obligated to make payments to and to respond to notices, demands and inquiries from the Holders’ Representative.  In the event the Holders’ Representative refuses to, or is no longer capable of, serving as Holders’ Representative hereunder, or if a majority of the Holders on the basis of the principal due all Holders under this Note notify Issuer that Donald B. Bonaventure has been replaced, the Holders shall promptly appoint a successor Holders’ Representative and shall thereafter be a successor Holders’ Representative hereunder, and Holders’ Representative shall serve until such successor is duly appointed and qualified to act hereunder.

8.             Certain Covenants.  While any amount is outstanding under this Note, without the prior written consent of the Holders’ Representative, Issuer shall not:

8.1           Incur any obligations for seller financing associated with the acquisition of a business (whatever the structure) without making it contractually subordinated in right of payment to the payment of this Note; or

8.2           make any payment on account of indebtedness of Issuer that has been contractually subordinated in right of payment to this Note; or

8.3           except for regular, in terms of purpose, quarterly dividends, make any distribution or declare or pay any dividends (in cash or other property, other than common stock); or

8.4           if Issuer is not permitted by the senior lender and/or surety company that are parties to the Subordination Agreements to make the prepayments required under Section 2.1(a), Issuer shall not consummate the transaction that would have required the prepayment; or

8.5           purchase, acquire, redeem, or retire any of any common stock of Issuer, whether now or hereafter outstanding, unless the principal balance of this Note is less than Ten Million Dollars ($10,000,000).

9.             Successors and Assigns.  Subject to the restrictions on transfer described in Sections 11 and 12, the rights and obligations of Issuer and Holders of this Note shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

10.           Waiver and Amendment.  Any provision of this Note may be amended, waived or modified upon the written consent of Issuer and the Holders’ Representative.

11.           Transfer of this Note.  With respect to any offer, sale, assignment or other disposition of this Note, any Holder will give written notice to Issuer prior thereto, describing the identity of the assignee thereof, and such transfer shall be effectively following the written consent of Issuer which shall not be unreasonably withheld.

12.           Assignment by Issuer.  Neither this Note nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by Issuer without the prior written consent of the Holders’ Representative and any such assignment without such written consent shall be void.

13.           Notices.  All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given on the earlier of (a) when actually received, (b) two business days after it is sent by overnight courier, or (c) two business days after it is sent by registered or certified mail (return receipt requested, postage prepaid) and addressed to the intended recipient as set forth below:

If to Holders or Holders’ Representative:

Donald B. Bonaventure

James Construction Group

11200 Industriplex Boulevard, Suite 150

Baton Rouge, LA 70809

Telephone:      (225) 906-1110
Facsimile:       (225) 295-4838

Copy to:	KEAN, MILLER, HAWTHORNE, D’ARMOND, McCOWAN & JARMAN, L.L.P.
Post Office Box 3513 (70821)
Suite 1800, One American Place
Baton Rouge, Louisiana 70802
Telephone: (225) 382-3414
Facsimile: (225) 215-4014
Attn: Mr. G. Blane Clark, Jr.

And:	Stefani & Stefani, Professional Corporation
512 E. Eleven Mile Road
Royal Oak, MI 48067
Attn: Michael L. Stefani

If to Issuer:	PRIMORIS SERVICES CORPORATION
26000 Commercentre Drive
Lake Forest, CA 92630
Telephone: (949) 598-9242
Facsimile: (949) 595-5544
Attn: General Counsel

Copy to:	Rutan & Tucker, LLP
611 Anton Blvd., Suite 1400
Costa Mesa, CA 92626
Telephone: (714) 641-5100
Facsimile: (714) 546-9035
Attn: George Wall, Esq.

Either Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient.  Either Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

14.           Payment.  Payment shall be made in lawful tender of the United States.

15.           Usury.  In the event any interest is paid on this Note which is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note.

16.           Expenses; Waivers.  Issuer agrees to pay all costs and expenses of collection incurred by the Holders in connection with enforcement of this Note whether incurred prior to or after an action is instituted by Holders. If action is instituted to collect this Note, the non-prevailing party promises to pay all costs and expenses, including, without limitation, reasonable attorneys’ fees, expert fees and all other costs, incurred by the prevailing party in connection with such action. Such expenses, costs and fees include but are not limited to those which may be incurred in connection with all appearances and other activity in bankruptcy or insolvency proceedings involving the Issuer or the enforcement of the Note, the defense of any claims or causes of action against the Holders, and in the negotiation or settlement by the Holders of any modification or compromise, or request for same, regarding the performance by Issuer of any of its obligations hereunder, all without regard to any statutory, judicial, administrative or other schedule for reimbursement or payment of legal fees.  Issuer hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument.

17.           Governing Law; Venue.  This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law provisions of the State of Delaware, or of any other state. Venue for all proceedings shall be in Harris County, Texas.  Each of the Parties submits to the exclusive jurisdiction of any federal court sitting in the State of Texas, County of Harris, in any action or proceeding arising out of or relating to this Note and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.  Each Party also agrees not to bring any action or proceeding arising out of or relating to this Note in any other court.  Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of the other Party with respect thereto.  Either Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 13 above.  Nothing in this Section 17, however, shall affect the right of either Party to serve legal process in any other manner permitted by law or at equity.  Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

18.           Failure or Indulgence Not Waiver. No failure or delay on the part of the Holders in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privileges. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

IN WITNESS WHEREOF, Issuer has caused this Note to be issued as of the date first written above.

PRIMORIS SERVICES CORPORATION,
a Delaware corporation

Brian Pratt, Chief Executive Officer, President and Chairman of the Board

EXHIBITS:

A             List of Holders and Principal Amounts

B             Subordination Agreements

EXHIBIT A

HOLDERS AND PRINCIPAL AMOUNTS

EXHIBIT B

SUBORDINATION AGREEMENT

Exhibit C – Noncompetition Agreement

NONCOMPETITION AGREEMENT

THIS NONCOMPETITION AGREEMENT (the “Agreement”) is made as of                                   , 2009 (the “Effective Date”) by and between Primoris Services Corporation, a Delaware corporation with offices in several States, including the State of Texas (“Buyer”), and                       , an individual and employee of Company (as defined herein) that has offices in several States, including the State of Texas (“Seller”).

R E C I T A L S

A.            Buyer and Seller are parties to a Membership Interest Purchase Agreement dated as of even date herewith (the “Purchase Agreement”), pursuant to which Buyer is acquiring all of the membership interests of James Construction Group, L.L.C., a Florida limited liability company (the “Company”).  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement.

B.            Seller beneficially owns a substantial percentage of the equity interests of the Company and, as a result, Seller will derive substantial financial benefit from the transactions contemplated by the Purchase Agreement.

C.            Following the consummation of the transactions contemplated by the Purchase Agreement, Buyer will engage in a business that provides site development, heavy civil construction, infrastructure construction projects, including highways and bridges, construction of industrial facilities, equipment installation, storages facilities, process piping, structural steel and maintenance services (the “Business”).

D.            It is a condition of Buyer’s obligations to consummate the transactions contemplated by the Purchase Agreement that Seller execute and deliver to Buyer a noncompetition agreement incorporating the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein and in the Purchase Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

1.             Agreement Not To Compete.

(a)           In order to protect the business of Buyer and any of its Affiliates (as defined below), commencing on the Effective Date and for a period of two (2) years after the date on which either Seller voluntarily terminates his employment with the Company or Seller is terminated by the Company for cause, as “Cause” is defined in the Employment Agreement by and between Company and Seller dated of even date herewith (the end of such two (2) year period being hereinafter referred to as the “Termination Date”):

(i)            Seller will not, within the following described Louisiana Parishes, and the States of Texas, Florida, Mississippi, Arkansas, Alabama and Georgia (the “Territory”), engage in, provide consulting services to, be employed by or have any interest in (whether as a proprietor, partner, director, officer, employee or stockholder) any corporation, general or limited partnership, association, limited liability company, sole proprietorship, trust or other entity or organization, other than Buyer or any of its Affiliates, which is engaged in a business that directly competes with the Business

PARISHES IN THE STATE OF LOUISIANA

Acadia	East Feliciana	Ouachita	Terrebonne
Allen	Evangeline	Plaquemines	Union
Ascension	Franklin	Point Coupee	Vermillion
Assumption	Grant	Rapides	Vernon
Avoyelles	Iberia	Red River	Washington
Beauregard	Iberville	Richland	Webster
Bienville	Jackson	Sabine	West Baton Rouge
Bossier	Jefferson	St. Bernard	West Carroll
Caddo	Jefferson Davis	St. Charles	West Feliciana
Calcasieu	Lafayette	St. Helena	Winn
Caldwell	Lafourche	St. James
Cameron	Lasalle	St. John the Baptist
Catahoula	Lincoln	St. Landry
Claiborne	Livingston	St. Martin
Concordia	Madison	St. Mary
De Soto	Morehouse	St. Tammany
East Baton Rouge	Natchitoches	Tangipahoa
East Carroll	Orleans	Tensas

; and

(ii)           Seller will not, directly or indirectly, at any time during the term of this Agreement (from the Effective Date through the Termination Date): (A) employ, or permit any company or business directly or indirectly controlled by Seller to employ, any person who is employed by Buyer or any entity controlling, controlled by or under common control with Buyer (an “Affiliate”); (B) interfere with or attempt to disrupt the relationship, contractual or otherwise, between Buyer or any of its Affiliates and any of their employees or consultants; (C) solicit or in any manner seek to induce any employee or consultant of Buyer or any of its Affiliates to terminate his or her employment or engagement with Buyer or any of its Affiliates; or (D) within the Territory, solicit any customers of Buyer or any of its Affiliates unless such solicitation is not related to the Business.

(b)           Notwithstanding Section 1(a) of this Agreement, Seller shall not be precluded from purchasing or owning stock in a publicly-held corporation if Seller’s holdings are less than two percent (2%) of the outstanding capital stock of such corporation and will not be precluded from owning an interest in Buyer.

2.             Acknowledgments of Seller.  Seller hereby acknowledges and agrees that:

(a)           this Agreement is necessary for the protection of the legitimate business interests of Buyer and its Affiliates;

(b)           the restrictions contained in this Agreement regarding geographical scope, length of term and types of activities restricted are reasonable;

(c)           the execution and delivery of this Agreement is a mandatory condition precedent to the consummation by Buyer of the transactions provided for in the Purchase Agreement;

(d)           Seller has no intention of competing with Buyer or any of its Affiliates with respect to the Business within the limitations set forth above; and

(e)           as an owner of the Company and through his ownership of the Company, Seller has received, either directly or indirectly, adequate and valuable consideration for entering into this Agreement.

3.             Extension; Equitable Relief; Fees and Expenses.

(a)           If Seller is determined by a court of competent jurisdiction to have violated the provisions of Section 1 hereinabove, the term described therein will be extended by that number of days which is equal to the aggregate number of days during which, at any time, Seller committed any such violation.

(b)           Seller stipulates and agrees that any breach of this Agreement by Seller will result in immediate and irreparable harm to Buyer and its Affiliates, the amount of which will be extremely difficult to ascertain, and that Buyer could not be reasonably or adequately compensated by damages in an action at law.  For these reasons, Buyer or any of its Affiliates shall have the right to obtain such preliminary, temporary or permanent mandatory or restraining injunctions, orders or decrees as may be necessary to protect Buyer or any of its Affiliates against, or on account of, any breach by Seller of the provisions of Section 1(a) of this Agreement without the proof of any actual damage caused to Buyer or any of its Affiliates.  Such right to equitable relief is in addition to all other legal remedies Buyer or any of its Affiliates may have to protect its rights.

(c)           Each party shall bear its own attorneys’ fees and expenses in any suit or proceeding initiated in connection with this Agreement.

4.             Severability.  The covenants, provisions and paragraphs of this Agreement are severable.  In the event that any portion of this Agreement is held to be illegal or unenforceable, in whole or in part, the same will not affect any other portion of this Agreement, and the remaining covenants, provisions and paragraphs or portions thereof, to the extent enforceable, shall, nevertheless, be binding and enforceable.  In furtherance and not in limitation of the foregoing, if any durational or geographic restriction or restriction on business activities covered under this Agreement shall be found by any court of competent jurisdiction to be overly-broad, and thus illegal or unenforceable, Seller and Buyer intend that such court will enforce this Agreement in any less broad manner the court may find appropriate by construing such overly-

broad provisions to cover only that duration, geographic area or business activities which may be enforceable.  The parties expressly agree that this Agreement shall be given the construction that renders its provisions valid and enforceable to the maximum extent permitted by law and/or equity.

5.             Amendments.  No supplement, modification, amendment or waiver of the terms of this Agreement shall be binding on the parties hereto unless executed in writing by the party to be bound thereby.  No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.  Any failure to insist upon strict compliance with any of the terms and conditions of this Agreement shall not be deemed a waiver of any such terms or conditions.

6.             Successors In Interest.  This Agreement shall be binding upon and shall inure to the benefit of the successors, assigns, estates, heirs and personal representatives of the parties hereto (provided that the restrictions themselves shall not apply to the successors, assigns, estates, heirs and personal representatives of Seller).  Neither party may assign his or its rights or obligations hereunder without the prior written consent of the other party hereto.  Notwithstanding the foregoing, Buyer may assign its rights hereunder to any Affiliate or to any successor in interest to the entire business of Buyer or to substantially all of the assets of Buyer.

7.             Governing Law.  This Agreement shall be governed by and shall be construed in accordance with the laws of the State of Delaware without regard to the conflicts or choice of law provisions of any jurisdiction.

8.             Consent to Jurisdiction.  Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the United States District Court sitting in the Southern  District of Texas, and the courts of the State of Texas located in Harris County for the purposes of any suit, action or proceeding arising out of or relating to this Agreement, and (b) hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. Each party hereto consents to process being served in any such suit, action or proceeding by mailing a copy thereof via certified mail, return receipt requested, to such party at the address in effect for notices to it under Section 9 and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this Section 8 shall affect or limit any right to serve process in any other manner permitted by law.

9.             Notices.  All notices or other communications given pursuant to this Agreement shall be given in accordance with Section 9.7 of the Purchase Agreement and, in the case of the Seller, shall be delivered as follows:

10.           Counterparts.  This Agreement may be executed in one or more counterparts, all of which when taken together shall comprise one instrument.

11.           Headings.  The headings used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the day and year first above written.

BUYER:	Primoris Services Corporation,
a Delaware corporation

By:

Its:

SELLER:

Exhibit D – Employment Agreements

FORM OF EMPLOYMENT AGREEMENT

BETWEEN

JAMES CONSTRUCTION GROUP, L.L.C.

AND

November 18, 2009

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of November 18, 2009, and effective as of the Closing Date (as hereinafter defined), by and among James Construction Group, L.L.C., a Florida Limited Liability Company (the “Employer”), and                           , an individual (the “Employee”).

WHEREAS, pursuant to that certain Membership Interest Purchase Agreement by and among Primoris Services Corporation, the Employer, the members of Employer and Michael D. Killgore, as Sellers’ Representative dated on or about November 18, 2009, a closing date for the consummation of the prospective purchase is defined therein (the “Closing Date”);

WHEREAS, the Employer desires to employ the Employee, and the Employee desires to accept such employment, on the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

1.             Definitions.

Generally, defined terms used in this Agreement are defined in the first instance in which they appear herein.  In addition, the following terms and phrases shall have the following meanings:

“Board” shall mean the board of directors of Employer.

“Business Day” shall mean any day that is not a Saturday, Sunday, or a day on which banking institutions in California are not required to be open.

“Cause” shall mean the Employee’s:

(i)            failure to devote substantially all his working time to the business of Employer and its Affiliates and Subsidiaries;

(ii)           willful disregard of his duties, or his intentional failure to act where the taking of such action would be in the ordinary course of the Employee’s duties hereunder;

(iii)          gross negligence or willful misconduct in the performance of his duties hereunder;

(iv)          commission of any act of fraud, theft or financial dishonesty, or any felony or criminal act involving moral turpitude; or

(v)           unlawful use (including being under the influence) of alcohol or drugs or possession of illegal drugs while on the premises of the Employer or any of its Affiliates or while performing duties and responsibilities to the Employer and its Affiliates.

“Confidential Information” shall mean all proprietary and other information relating to the business and operations of Employer, which has not been specifically designated for release to the public by an authorized representative of Employer, including, but not limited to the following: (i) information, observations, procedures and data concerning the business or affairs of Employer; (ii) products or services; (iii) costs and pricing structures; (iv) analyses; (v) drawings, photographs and reports; (vi) computer software, including operating systems, applications and program listings; (vii) flow charts, manuals and documentation; (viii) data bases; (ix) accounting and business methods; (x) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice; (xi) customers, vendors, suppliers and customer, vendor and supplier lists; (xii) other copyrightable works; (xiii) all production methods, processes, technology and trade secrets and (xiv) all similar and related information in whatever form.  Confidential Information will not include any information that has been published in a form generally available to the public prior to the date the Employee proposes to disclose or use such information.  Confidential Information will not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

“Disability” shall mean the Employee’s inability, due to physical or mental illness or disability, to perform the essential functions of his employment with the Employer, even with reasonable accommodation that does not impose an undue hardship on the Employer, for more than sixty (60) consecutive days, or for any ninety (90) days within any one year period, unless a longer period is required by federal or state law, in which case such longer period will be applicable.  The Employer reserves the right, in good faith, to make the determination of Disability under this Agreement based on information supplied by the Employee and/or his medical personnel, as well as information from medical personnel selected by the Employer or its insurers.

“Employer” shall mean James Construction Group, L.L.C.

“Person” shall be construed broadly and shall include, without limitation, an individual, a partnership, an investment fund, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Termination Date” shall mean the effective date of the termination of the Employee’s employment hereunder, which (i) in the case of termination by resignation, shall mean the date that is ninety (90) days following the date of the Employee’s written notice to the Employer of his resignation; provided, however, that the Employer may accelerate the Termination Date; (ii) in the case of termination by reason of death shall mean the date of death; (iii) in the case of termination by reason of Disability, shall mean the date specified in the notice of such termination delivered to the Employee by the Employer (but no sooner than the giving of the notice); (iv) in the case of a Termination for Cause or a Termination without Cause, shall mean the date specified in the written notice of such termination delivered to the Employee by the Employer; (iv) in the case of termination by mutual agreement shall mean the date mutually agreed to by the parties hereto and (v) in the case of nonrenewal, shall mean the expiration of the Employment Period.

2.             Employment.

a.             Initial Term.  The Employer shall employ the Employee, and the Employee accepts employment with the Employer, upon the terms and conditions set forth in this Agreement.  The initial term of this Agreement (the “Initial Term”) shall be for a period of           years commencing on the Closing Date, unless terminated earlier pursuant to Article 5 hereof; provided, however, that Employee’s obligations in Article 11 and Article 12 hereof shall continue in effect after such termination.

b.             Additional Terms.  This Agreement may be extended beyond the Initial Term upon the mutual consent and agreement of Employee and Employer.  The Initial Term and additional terms or periods of time, if any, during which Employee remains employed by Employer shall collectively be referred to herein as the “Employment Period”.

3.             Position and Duties.

During the Employment Period, the Employee shall serve as the               , reporting to                     , and shall have the usual and customary duties, responsibilities and authority of such position.  In addition, during the Employment Period, if elected or appointed thereto, shall serve as an officer and/or member of the board of any subsidiary of Employer as reasonably requested by the Employer and its subsidiaries, in each case, without additional compensation hereunder.  The Employee hereby accepts such employment and positions and agrees to diligently and conscientiously devote his full and exclusive business time, attention, and best efforts in discharging and fulfilling his duties and responsibilities hereunder.  The Employee shall comply with the Employer’s policies and procedures and the direction and instruction of the Board and the Employee shall not engage in any business activity which, in the reasonable judgment of the Board, conflicts with the duties of the Employee hereunder, whether or not such activity is pursued for gain, profit or other pecuniary advantage.

4.             Compensation

(a)           Salary.  During the Employment Period, the Employer shall pay the Employee base salary (the “Base Salary”) at the rate of $                 per annum, payable in equal installments twice monthly on Employer’s regular payroll dates, less applicable deductions and withholdings.

(b)           Performance Bonus.  In addition to the Base Salary, during the Employment Period the Employee shall be eligible to receive a cash bonus (the “Bonus”) with respect to each calendar year as of the last day of which the Employee is employed by the Employer.  The amount of the Bonus, if any, payable in respect of any calendar year will be determined at the sole discretion of Employer by the Board or compensation committee of the Board of Directors of Employer’s parent company (the “Compensation Committee”).  The Bonus, if any, payable with respect to a calendar year shall be paid within thirty (30) days following the rendering of Employer’s audited financial statements for the relevant calendar year.

(c)           Benefits and Perquisites.  In addition to the Base Salary, Employee shall be entitled to all other benefits of employment provided to other employees of Employer; provided, however, that during the Employment Period Employee shall be entitled to              (    ) weeks of vacation per annum.  Additional benefits and perquisites will be provided subject to Employer’s policies and practices in effect and then in place at the Closing Date, and the terms of applicable benefit plans and arrangements as in effect from time to time.

(d)           Reimbursements.  The Employer shall reimburse the Employee for all reasonable and necessary business-related expenses incurred by him in the course of performing his duties under this Agreement which are consistent with Employer’s policies and practices in effect and then in place at the Closing Date, including travel, entertainment and other business expenses, subject to the Employer’s requirements with respect to reporting and documentation of such expenses.

(e)           Deductions and Withholding.  The Employer shall deduct from any payments to be made by it to or on behalf of the Employee under this Agreement any amounts required to be withheld in respect of any federal, state or local income or other taxes.

(f)            Annual Review of Base Salary.  The Board (or the Compensation Committee) shall undertake a review of the Base Salary not less frequently than annually during the Employment Period and may increase, but not decrease, the rate of Base Salary from the rate then in effect.

5.             Termination of Employment.

The Employee’s employment under this Agreement shall be terminated upon the earliest to occur of the following events:

(a)           Termination for Cause.  The Employer may in its sole discretion terminate this Agreement and the Employee’s employment hereunder for Cause at any time and with or without advance notice to the Employee.

(b)           Termination without Cause.  The Employer may terminate this Agreement and the Employee’s employment hereunder without Cause at any time, with or without notice, for any reason or no reason (and no reason need be given).

(c)           Mutual Agreement.  This Agreement and the Employee’s employment hereunder may be terminated by the mutual written agreement of the Employer and the Employee (“Mutual Agreement”).

(d)           Termination by Death or Disability.  This Agreement and the Employee’s employment hereunder shall automatically terminate upon the Employee’s death or Disability.

(e)           Resignation.  The Employee may terminate this Agreement and his employment hereunder upon ninety (90) days advance written notice to the Employer (“Resignation”).

(f)            Nonrenewal.  In the event either party does not elect to renew the term of this Agreement, this Agreement and the Employee’s employment hereunder shall automatically terminate as of the expiration of the current term in effect (“Nonrenewal”).

6.             Compensation upon Termination

(a)           General.  In the event of the Employee’s termination of employment for any reason, the Employee or his estate or beneficiaries shall have the right to receive the following:

(i)            the unpaid portion of the Base Salary and paid time off accrued and payable through the Termination Date;

(ii)           reimbursement for any expenses for which the Employee shall not have been previously reimbursed, as provided in Section 4(d); and

(iii)          continuation of health insurance coverage rights, if any, as required under applicable law.

(b)           Termination for Cause, Resignation, Mutual Agreement or Nonrenewal.  In the event of the Employee’s termination of employment by reason of (i) Termination for Cause, (ii) Resignation, (iii) Mutual Agreement or (iv) Nonrenewal, the Employer shall have no current or further obligations (including Base Salary) to the Employee under this Agreement other than as set forth in Section 6(a).

(c)           Termination without Cause or by Death or Disability.  Subject to Section 6(d), in the event of the Employee’s termination of employment hereunder by reason of (i) Termination without Cause or (ii) death or Disability, the Employee shall be entitled to the following (the “Severance Benefits”):

(i)            a lump sum equal to one-half of the annual Base Salary in effect upon the Termination Date, payable within fifteen (15) days following the Termination Date;

(ii)           a pro rata amount of a Bonus, if any, which would have been payable to the Employee for the calendar year in which the Termination Date occurs, determined after the end of the calendar year in which such Termination Date occurs and equal to the amount which would have been payable to the Employee if his employment had not been terminated during such calendar year multiplied by the fraction, the numerator of which is the number of whole months the Employee was employed by the Employer during such calendar year and the denominator of which is 12.  Any pro rata bonus payable under this Section 6(c)(ii) shall be paid in a lump sum at the time bonuses for such calendar year are otherwise payable to senior executives of the Employer; and

(iii)          in the event that the Employee elects COBRA benefits, the Employer shall pay the Employee’s share of the premium for such COBRA benefits until the earlier of (i) one year after the Termination Date or longer if and to the extent required by law; or (ii) the date that Employee obtains comparable health benefits through new employment.

(d)           General Release.  Notwithstanding any provision to the contrary in this Agreement, the foregoing Severance Benefits under Section 6(c) shall not apply and the Employer shall have no obligations to pay or provide any Severance Benefits (other than upon the Employee’s termination of employment by reason of death), unless the Employee signs, delivers and does not rescind or revoke a general release, substantially in the form attached hereto as Exhibit A, of all known and unknown claims of the Employee (and his affiliates, successors, heirs and assigns and the like) against Employer and the Board.

(e)           Exclusive Remedy.  The rights of the Employee set forth in this Section 6 are intended to be the Employee’s exclusive remedy for termination and, to the greatest extent permitted by applicable law, the Employee waives all other remedies.

7.             Insurance.

Employer may, for its own benefit, maintain “key man” life and disability insurance policies covering the Employee.  The Employee will cooperate with Employer and provide such information or other assistance as they may reasonably request in connection with obtaining and maintaining such policies.

8.             Exclusive Services.

During the term of this Agreement, the Employee will not accept or perform any work, consulting, or other services for any other business entity or for remuneration of any kind, without written approval by the Board.

9.             The Employee’s Termination Obligations.

The Employee hereby acknowledges and agrees that all personal property and equipment furnished to or prepared by the Employee in the course of or incident to his employment hereunder belongs to Employer and shall be promptly returned to Employer upon termination of the Employee’s employment.  The term “personal property” includes, without limitation, all office equipment, laptop computers, cell phones, books, manuals, records, reports, notes, contracts, requests for proposals, bids, lists, blueprints, and other documents, or materials, or copies thereof (including computer files), and all other proprietary and non-proprietary information relating to the business of Employer.  Following termination of his employment hereunder, the Employee will not retain any written or other tangible material containing any proprietary or non-proprietary information of Employer.

10.           Acknowledgment of Protectable Interests.

The Employee acknowledges and agrees that his employment with Employer involves building and maintaining business relationships and good will on behalf of the Employer with customers, and other professional contractors, subcontractors, employees and staff, and various providers and users of services related to Employer’s business; that he is entrusted with proprietary, strategic and other confidential information which is of special value to Employer; and that the foregoing matters are significant interests which the Employer is entitled to protect.

11.           Confidential Information.

The Employee agrees that all Confidential Information that comes or has come into his possession by reason of his employment hereunder is the property of the Employer and shall not be used except in the course of employment by Employer and for Employer’s exclusive benefit.  Further, the Employee shall not, during his employment or thereafter, disclose or acknowledge the content of any Confidential Information to any person who is not an employee of Employer authorized to possess such Confidential Information.  Upon termination of employment, the Employee shall deliver to Employer all documents, writings, electronic storage devices, and other tangible things containing any Confidential Information and the Employee shall not make or retain copies, excerpts, or notes of such information.

12.           Nonsolicitation/Nondisparagement.

In the event of the termination of this Agreement for any reason, the Employee shall not, for a period of two (2) years thereafter, directly or indirectly:

(a)           solicit, induce or encourage any employee of Employer to terminate his or her employment with Employer;

(b)           make any disparaging public statement concerning Employer; or

(c)           use Employer’s Confidential Information to induce, attempt to induce or knowingly encourage any Customer (as defined below) of Employer to divert any business or income from Employer, or to stop or alter the manner in which they are then doing business with Employer.  The term “Customer” with respect to Employer shall mean any individual or business firm that is, or within the prior twenty-four (24) months was, a customer or client of Employer, or whose business was actively solicited by Employer at any time, regardless of whether such customer was generated, in whole or in part, by the Employee’s efforts.

13.           Damages For Improper Termination With Cause.

In the event that the Employer terminates this Agreement and the Employee’s employment hereunder for “Cause,” but it subsequently is determined by an arbitrator or a court of competent jurisdiction, as the case may be, that the Employer did not have Cause for the termination, then for purposes of this Agreement, the Employer’s decision to terminate shall be deemed to have been a termination without Cause, and the Employer shall be obligated to pay  the Severance Benefits specified under Section 6(c), and only that amount, and as provided in Section 25.

14.           Arbitration.

Any controversy or dispute arising out of, based upon, or relating to this Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or arising out of, based upon, or relating in any way to the Employee’s employment or association with Employer, or termination of the same, including, without limiting the generality of the foregoing, any questions regarding whether a particular dispute is arbitrable, and any alleged violation of statute, common law or public policy, including, but not limited to, any state or federal statutory claims, shall be submitted to final and binding arbitration in Harris County, Texas, in accordance with the JAMS Employment Arbitration Rules and Procedures, before a single neutral arbitrator selected from the JAMS panel, or if JAMS is no longer able to supply the arbitrator, such arbitrator shall be selected from the American Arbitration Association, in accordance with its National Rules for the Resolution of Employment Disputes (the arbitrator selected hereunder, the “Arbitrator”).  Provisional injunctive relief may, but need not, be sought by either party to this Agreement in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the Arbitrator.  Final resolution of any dispute through arbitration may include any remedy or relief which the Arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes.  At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator’s award or decision is based.  Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction.  The parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement or the provision of services under this Agreement.  The Employer will pay the arbitrator’s fees and arbitration expenses and any other costs associated with the arbitration or arbitration hearing that are unique to arbitration.  Subject to the provisions of Section 25, the parties shall each pay their own deposition, witness, expert and attorneys’ fees and other expenses as and to the same extent as if the matter were being heard in court.

15.           Representations/Warranties.

The Employee represents and warrants that he is under no contractual or other obligation that would prevent him from accepting the Employer’s offer of employment as set forth herein.

16.           Entire Agreement.

This Agreement is intended by the parties to be the final expression of their agreement with respect to the employment of the Employee by Employer and may not be contradicted by evidence of any prior or contemporaneous agreement (including, without limitation any term sheet or similar agreement entered into between Employer and the Employee).  The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.  Employer and Employee do hereby terminate, as they apply to Employee, the effectiveness of the covenant not to compete and other restrictions contained in Section 6.3 of that certain Membership Interest Purchase Agreement dated effective October 20, 2005, by and among Employer, Employee and certain of the other members of Employer.

17.           No Representations.

No person or entity has made or has the authority to make any representations or promises on behalf of any of the parties which are inconsistent with the representations or promises contained in this Agreement, and this Agreement has not been executed in reliance on any representations or promises not set forth herein.  Specifically, no promises, warranties or representations have been made by anyone on any topic or subject matter related to the Employee’s relationship with the Employer or any of their executives or employees, including but not limited to any promises, warranties or representations regarding future employment, compensation, benefits, any entitlement to equity interests in Employer or regarding the termination of the Employee’s employment.  In this regard, the Employee agrees that no promises, warranties or representations shall be deemed to be made in the future unless they are set forth in writing and signed by an authorized representative of the Employer.

18.           Amendments.

This Agreement may be modified only by agreement of the parties by a written instrument executed by the parties that is designated as an amendment to this Agreement.

19.           Severability and Non-Waiver/Survival.

Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this Section 19, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering such provision or any other provision of this Agreement invalid, illegal, or unenforceable in any other jurisdiction.  If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.  No waiver of any provision or violation of this Agreement by the Employer shall be implied by the Employer’s forbearance or failure to take action.  The expiration or termination of the Employment Period and this Agreement shall not impair the rights or obligations of any party hereto which shall have accrued hereunder prior to such expiration or termination.

20.           Successor/Assigns.

This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, representatives, executors, administrators, successors, and assigns, provided, however, that the Employee may not assign any or all of his rights or duties hereunder except following the prior written consent of the Employer.  The Employee shall be entitled, to the extent permitted under applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit hereunder following the Employee’s death by giving written notice thereof.  In the event of the Employee’s death or a judicial determination of his incompetence, references in this Agreement to the Employee shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

21.           Voluntary and Knowledgeable Act.

The Employee represents and warrants that the Employee has read and understands each and every provision of this Agreement and has freely and voluntarily entered into this Agreement.

22.           Choice of Law.

This Agreement shall be governed as to its validity and effect by the laws of the state of Delaware without regard to principles of conflict of laws.

23.           Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which together shall constitute one and the same instrument.

24.           Notices.

All notices and other communications necessary or contemplated under this Agreement shall be in writing and shall be delivered in the manner specified herein or, in the absence of such specification, shall be deemed delivered when delivered in person or sent by first-class mail (certified or registered mail, return receipt requested, postage prepaid), facsimile or overnight air courier guaranteeing next day delivery, addressed as follows:

(a)           if to the Employee, to him at his most recent address in Employer’s records,

(b)           if to the Employer, to:                          John M. Perisich

Primoris Corporation

26000 Commercentre Dr.

Lake Forest, CA  92630

Facsimile: (949) 595-5544

with a copy to:                                       Rutan & Tucker

611 Anton Boulevard, Fourteenth Floor

Costa Mesa, California 92626-1931

Facsimile: (714) 546-9035

Attention:  George J. Wall, Esq.

or to such other address as the recipient party to whom notice is to be given may have furnished to the other party in writing in accordance herewith.

25.           Attorneys’ Fees.

In the event that any dispute between the parties should result in litigation or arbitration, the prevailing party in such dispute shall be entitled to recover from the other party all reasonable fees, costs and expenses of enforcing any right of the prevailing party, including without limitation, reasonable attorneys’ fees and expenses, all of which shall be deemed to have accrued upon the commencement of such action and shall be paid whether or not such action is prosecuted to judgment.  Any judgment or order entered in such action shall contain a specific provision providing for the recovery of attorneys’ fees and costs incurred in enforcing such judgment and an award of prejudgment interest from the date of the breach at the maximum rate of interest allowed by law.  For the purposes of this Section 25: (a) attorneys’ fees shall include, without limitation, fees incurred in the following:  (i) postjudgment motions; (ii) contempt proceedings; (iii) garnishment, levy, and debtor and third party examinations; (iv) discovery and (v) bankruptcy litigation and (b) “prevailing party” shall mean the party who is determined in the proceeding to have prevailed or who prevails by dismissal, default or otherwise.

26.           Descriptive Headings; Nouns and Pronouns.

Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.  Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice-versa.

27.           Non-Qualified Deferred Compensation.

The parties acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof.  Notwithstanding any provision of this Agreement to the contrary, in the event that the Employer determines that any amounts payable hereunder will be immediately taxable to the Employee under Section 409A of the Code and related Department of Treasury guidance, the Employer may (a) adopt such amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Employer determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement and/or (b) take such other actions as the Employer determines necessary or appropriate to comply with the requirements of Section 409A of the Code and related Department of Treasury guidance, including such Department of Treasury guidance and other interpretive materials as may be issued after the date hereof.

28.           Waiver of Jury Trial.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

James Construction Group, L.L.C.

By:

Name:

Title:

, individually

EXHIBIT A

[Form of Release]

1.             [Severance Benefits]

2.             Release of Claims.  Except as explicitly provided below, you agree that the foregoing consideration represents settlement in full of all outstanding obligations owed to you by the Company, and its respective officers, directors, partners, members, agents and employees, including, without limitation, any and all obligations under the Employment Agreement, and is satisfactory consideration for the waiver and release of all claims set forth herein.  On behalf of yourself, and your respective heirs, family members, executors and assigns, you hereby fully and forever release the Company and its past, present and future officers, agents, directors, employees, investors, stockholders, partners, members, administrators, affiliates, divisions, subsidiaries, parents, predecessor and successor corporations and assigns (the “Releasees”), from, and agree not to sue concerning, or in any manner to institute, prosecute or pursue, or cause to be instituted, prosecuted, or pursued, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that you may possess against any of the Releasees arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Release including, without limitation:

(a)           any and all claims relating to or arising from your employment relationship with the Company and the termination of that relationship;

(b)           any and all claims relating to, or arising from, your right to purchase, or actual purchase of shares of stock or other securities of the Company or any of its affiliates or subsidiaries, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c)           any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied, including, without limitation, any and all claims arising under or in connection with the Employment Agreement; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

(d)           any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967; the Americans with Disabilities Act of 1990; the Fair Labor Standards Act; the Employee Retirement Income Security Act of 1974; The Worker Adjustment and Retraining Notification Act; the

Family and Medical Leave Act; the California Fair Employment and Housing Act; the California Family Rights Act; and the California Labor Code, including, but not limited to Section 201, et seq,. Section 970, et seq., Sections 1400-1408; and all amendments to each such Act as well as the regulations issued thereunder;

(e)           any and all claims for violation of the federal, or any state, constitution;

(f)            any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;  and

(g)           any and all claims for attorneys’ fees and costs;

provided, however, that the parties hereto agree and acknowledge that you have not, by virtue of this Release or otherwise, waived any claim, duty, obligation or cause of action relating to any of the following:

(i)            any matter that arises after the Effective Date of this Release;

(ii)           vested benefits under any employee benefit plan within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended;

(iii)          any claim relating to indemnification in accordance with applicable laws or the Company’s certificate of incorporation or by-laws or any applicable insurance policy, with respect to any liability as a director, officer or employee of the Company (including as a trustee, director or officer of any employee benefit plan);

(iv)          any right to obtain contribution as permitted by law in the event of entry of judgment against you as a result of any act or failure to act for which the Company and you are held jointly liable; and

(v)           any of your rights under the Membership Interest Purchase Agreement and other agreements, stock or instruments executed or to be executed, or delivered or to be delivered in connection therewith (except for this Employment Agreement).

You agree that the release set forth in this Paragraph shall be and remain in effect in all respects as a complete general release as to the matters released.  This release does not extend to any obligations incurred under this Release.  In the event that any of the parties brings an action to enforce or effect their rights under this Release, the prevailing party shall be entitled to recover their reasonable attorneys’ fees and expenses incurred in connection with such an action.

3.             Acknowledgment of Waiver of Claims under ADEA. You acknowledge that you are waiving and releasing any rights you may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary.  You and the Company agree that this Release does not apply to any rights or claims that may arise under

ADEA after the Effective Date of this Release.  You acknowledge that the consideration given for this Release is in addition to anything of value to which you were already entitled.  You further acknowledge that you have been advised by this writing that:

(a)           you should consult with an attorney prior to executing this Release;

(b)           you have up to [        ] days within which to consider this Release;

(c)           you have seven days following your execution of this Release to revoke this Release; and this Release shall not be effective until the eighth day after you execute and do not revoke this Release; nothing in this Release prevents or precludes you from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law.

Any revocation must be in writing and delivered to the Company as follows: [                                                            ] by close of business on or before the seventh day from the date that you sign this Release.

4.             Civil Code Section 1542/Unknown Claims.  You represent that you are not aware of any claims against the Company other than the claims that are released by this Release.  You acknowledge that you have had the opportunity to be advised by legal counsel and are familiar with the provisions of California Civil Code 1542, below, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Being aware of said code section, you agree to expressly waive any rights you may have thereunder, as well as under any statute or common law principles of similar effect.

5.             No Pending or Future Lawsuits.  You represent that you have no lawsuits, claims, or actions pending in your name, or on behalf of any other person or entity, against the Company or any of the Releasees with respect to claims released hereunder.  You also represent that you do not intend to bring any claims with respect to claims released hereunder on your own behalf or on behalf of any other person or entity against the Company or any of the Releasees.

6.             Confidentiality of Release. You agree to keep the terms of this Release in the strictest confidence and, except as required by law, not reveal the terms of this Release to any persons except your immediate family, your attorney, and your financial advisors (and to them only provided that they also agree to keep the information completely confidential), and the court in any proceedings to enforce the terms of this Release.

7.             Non-Disparagement. You agree not to make any public oral or written statement, or take any other public action, that disparages or criticizes the Company’s management, employees, products or services, in any case that damages the Company’s reputation or impairs its normal operations provided Employee reserves the right to make allegations in litigation or arbitration matters with respect to claims not released hereunder.

8.             Entire Agreement. The terms of which are specifically incorporated herein, this Release constitutes the entire agreement between you and the Company concerning your employment with and separation from the Company and all the events leading thereto and associated therewith, and supercedes and replaces any and all prior agreements and understandings, both written and oral, concerning your employment relationship with the Company.

9.             Successors and Assigns. This Release shall be binding upon each of the parties and upon their respective heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of each party and to their heirs, administrators, representatives, executors, successors, and assigns.

10.           No Admission of Liability. You understand and acknowledge that this Release constitutes a compromise and settlement of any and all potential disputed claims with respect to claims released hereunder.  No action taken by the Company hereto, either previously or in connection with this Release, shall be deemed or construed to be: (a) an admission of the truth or falsity of any potential claims; or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to you or to any third party.

11.           Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Release.  Similarly, you represent and warrant that you have the capacity to act on your own behalf and on behalf of all who might claim through you to bind them to the terms and conditions of this Release.  The Company and you each warrant and represent that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

12.           Effective Date.  This Release is effective after it has been signed by both parties and after seven days have passed since you have signed this Release (such date, the “Effective Date”).

13.           Voluntary Execution of Release.  This Release is executed voluntarily and without any duress or undue influence on the part or behalf of the parties hereto, with the full intent of releasing all claims except claims specifically excluded under Paragraph 4 hereof.  The parties acknowledge that:

(a)           They have read this Release;

(b)           They have been represented in the preparation, negotiation, and execution of this Release by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c)           They understand the terms and consequences of this Release and of the releases it contains; and

(d)           They are fully aware of the legal and binding effect of this Release.  The laws of the State of Delaware govern this Release, regardless of the laws that might otherwise govern under applicable principles of conflict of law thereof.  In the event that any portion of this Release or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Release will continue in full force and effect and the application of such portion to other persons or circumstances will be interpreted so as reasonable to effect the intent of the parties hereto.  This Release may not be modified, amended, altered or supplemented except by the execution and delivery of a written agreement executed by you and an authorized representative of the Company or by a court of competent jurisdiction.

Exhibit E – Sellers’ Release

Exhibit F – Certificate of Designations

CERTIFICATE OF DESIGNATIONS,
POWERS, PREFERENCES AND RIGHTS OF
THE SERIES A NON-VOTING CONTINGENT CONVERTIBLE PREFERRED STOCK

OF

PRIMORIS SERVICES CORPORATION

Pursuant to Section 151 of the
Delaware General Corporation Law

Primoris Services Corporation (the “Corporation”), organized and existing under the laws of the State of Delaware, does, by its Secretary and under its corporate seal, hereby certify that pursuant to the authority contained in Article Fourth of its Certificate of Incorporation and in accordance with the provisions of Section 151 of the Delaware General Corporation Law, its Board of Directors has adopted the following resolution creating the following class and series of the Corporation’s Preferred Stock and determining the voting powers, designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, of such classes and series:

RESOLVED, that, pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), there is hereby created the following series of Preferred Stock:

•                                  shares shall be designated Series A Non-Voting Contingent Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”).

The designations, powers, preferences, and rights and the qualifications, limitations and restrictions of the Series A Preferred Stock in addition to those set forth in the Certificate of Incorporation shall be as follows:

Section 1.               Designation and Amount.                                 shares of the unissued preferred stock of the Corporation shall be designated as Series A Non-Voting Contingent Convertible Preferred Stock, par value $.001 per share.

Section 2.               Definitions.

(a)           “Board of Directors” means the Board of Directors of the Company or any duly authorized committee thereof.

(b)           “Common Stock” means common stock of the Company.

(c)           “Stockholder Approval” means the approval by the stockholders of the Company for the issuance of Common Stock upon conversion of the Series A Preferred Shares into Common Stock for purposes of Section 5635 of the NASDAQ Stock Market Rules (or any successor provision).

Section 3.               Dividends.  (a)  So long as any shares of the Series A Preferred Stock remain outstanding, if the Company declares any dividend or distribution of cash, securities (including rights, warrants, options or evidences of indebtedness) or properties or assets other than shares of Common Stock to be paid from time to time out of any assets legally available for such payment (to the extent dividends or distributions consist of shares of Common Stock an adjustment will be made pursuant to Section 6(a) hereof), then the Company shall simultaneously declare a dividend or distribution on shares of Series A Preferred Stock in the amount of dividends or distributions that would be made with respect to shares of Series A Preferred Stock if such shares were converted into shares of Common Stock on the record date for such dividend or distribution (regardless of whether or not actual conversion at such time would be permissible under Section 4 hereof). No dividend or distribution shall be payable to holders of shares of Common Stock unless the full dividends or distributions contemplated by this Section are paid at the same time in respect of the Series A Preferred Stock.

(a)           Each dividend or distribution shall be payable to holders of the Series A Preferred Stock as they appear in the records of the Company at the close of business on the same record date as the record date for the payment of the corresponding dividend or distribution to the holders of shares of Common Stock.

(b)           Dividends on the Series A Preferred Stock are non-cumulative. If the Company does not declare a dividend on the Common Stock or the Series A Preferred Stock in respect of any period, the holders of the Series A Preferred Stock shall have no right to receive any dividend for such dividend period, and the Company shall have no obligation to pay a dividend for such dividend period, whether or not dividends are declared and paid for any future dividend period with respect to the Series A Preferred Stock or the Common Stock or any other series of the Company’s preferred stock.

(c)           If the Conversion Date (as defined below) with respect to any of the shares of Series A Preferred Stock occurs prior to the record date for the payment of any dividend or distribution on the Common Stock, the holder of such shares of Series A Preferred Stock to be converted shall not have the right to receive any corresponding dividends or distributions on the Series A Preferred Stock (but for the avoidance of doubt the holder thereof shall receive that dividend or distribution payable to holders of Common Stock on the relevant payment date if such holder is the holder of record of shares of Common Stock on the record date for that dividend or distribution). If the Conversion Date with respect to the shares of Series A Preferred Stock occurs after the record date for any declared dividend or distribution and prior to the payment date for that dividend or distribution, the holder thereof shall receive that dividend or distribution on the relevant payment date if such holder of Common Stock was the holder of record of shares of Series A Preferred Stock on the record date for that dividend or distribution.

Section 4.               Conversion.

(a)           The Company shall at all times maintain an agent for the purpose of the conversion of shares of Series A Preferred Stock (the “Conversion Agent”), which may be an officer or agent of the Company.

(b)           If Stockholder Approval has been obtained, the Company shall promptly instruct the Conversion Agent to convert into Common Stock, without further action by any person, all then outstanding shares of Series A Preferred Stock.

(c)           Each share of Series A Preferred Stock to be converted in accordance with this Section shall be converted into 100 shares of Common Stock, subject to adjustment from time to time as described herein (the “Conversion Rate”).

Section 5.               Conversion Procedures.

(a)           In the event of an automatic conversion of the Series A Preferred Stock pursuant to Section 4, the outstanding shares of Series A Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent, and provided further that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates formerly evidencing such shares of Series A Preferred Stock are either delivered to the Company or its transfer agent, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen, or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. The Company shall, as soon as practicable after such delivery, or such agreement and indemnification in the case of a lost certificate, issue and deliver at such office to such holder of Series A Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid; provided, however, that notwithstanding the foregoing, upon such delivery of certificates formerly representing the Series A Preferred Stock or of agreement and indemnification in the case of a lost certificate, the Company may determine that the shares of Common Stock issued upon the conversion of the Series A Preferred Stock shall be uncertificated, in which case the Company or its transfer agent will make the appropriate entries into the records of the Company and the Company shall not be obligated to issue a stock certificate for such shares of Common Stock.

(b)           Effective immediately upon conversion of any share of Series A Preferred Stock, dividends shall no longer be declared on any such converted share of Series A Preferred Stock and such share of Series A Preferred Stock shall cease to be outstanding, in each case, subject to the right of the holder of Series A Preferred Stock to receive any declared and unpaid dividends on such share to the extent provided herein and any other payments to which such holder is otherwise entitled hereunder.

(c)           No allowance or adjustment, except as expressly provided herein, shall be made in respect of dividends payable to holders of the Common Stock of record as of any date prior to the close of business on the date any share of Series A Preferred Stock is converted (the “Conversion Date”) with respect to any share of Series A Preferred Stock. Prior to the close of business on the Conversion Date with respect to any share of Series A Preferred Stock, shares of Common Stock issuable upon conversion thereof shall not be deemed outstanding for any purpose, and the holder of such share of Series A Preferred Stock shall have no rights with respect to the Common Stock issuable upon conversion (including voting rights, rights to respond to tender offers for the Common Stock or other securities issuable upon conversion and rights to receive any dividends or other distributions on the Common Stock or other securities issuable upon conversion) by virtue of holding such share of Series A Preferred Stock.

(d)           The person or persons entitled to receive the Common Stock upon conversion of Series A Preferred Stock shall be treated for all purposes as the record holder(s) of such shares of Common Stock and/or securities as of the close of business on the Conversion Date with respect thereto. In the event that a holder shall not by written notice designate the name in which shares of Common Stock, securities or other property to be issued or paid upon conversion of shares of Series A Preferred Stock should be registered or paid or the manner in which such shares should be delivered, the Company shall be entitled to register and deliver such shares, and make such payment, in the name of the holder and in the manner shown on the records of the Company.

(e)           No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon the conversion of any shares of Series A Preferred Stock.  All fractions shall be rounded up to the nearest share.  If more than one share of Series A Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Preferred Stock so surrendered.

(f)            The Company shall pay any and all documentary, stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock on the conversion of shares of Series A Preferred Stock pursuant to Section 4 and this Section; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any registration or transfer involved in the issue or delivery of Common Stock in a name other than that of the registered holder of Series A Preferred Stock converted or to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid.

Section 6.               Adjustments.

(a)           If the Company shall (i) pay a dividend or make any other distribution with respect to its Common Stock which consists in whole or in part of shares of its Common Stock, (ii) subdivide or reclassify its Common Stock into a greater number of shares or (iii) combine or reclassify its Common Stock into a lesser number of shares, then in each of clause (i), (ii) and (iii), the Conversion Rate shall be adjusted (regardless of whether or not actual conversion at such time would be permissible under Section 4 hereof) so that a holder of any shares of Series A Preferred Stock thereafter converted shall be entitled to receive the number and kind of other securities that such holder of Series A Preferred Stock would have owned or been entitled to receive after the happening of such dividend, subdivision, combination, or other reclassification had such shares of Series A Preferred Stock been converted immediately prior to the happening of such reclassification or any record date with respect thereto. An adjustment made pursuant to this Section shall become effective on the date of the dividend payment, subdivision, combination or issuance and shall be applied from the record date with respect thereto, if any, for such event. Such adjustment shall be made successively.

(b)           If the Company shall be a party to any transaction, including a merger, consolidation, sale of all or substantially all of the Company’s assets, reorganization, liquidation or recapitalization of the Common Stock (each of the foregoing being referred to as a “Transaction”), in each case as a result of which shares of Common Stock shall be converted into the right to receive stock, securities or other property (including cash or any combination thereof), then, in connection with such Transaction, the Company shall make provision for the Series A Preferred Stock to be converted into the amount of shares of stock and other securities and the right to receive the property receivable (including cash) by a holder of that number of shares of Common Stock into which one share of Series A Preferred Stock was convertible immediately prior to such Transaction (regardless of whether or not actual conversion into Common Stock at such time would be permissible under Section 4 hereof) and upon consummation of the Transaction the Series A Preferred Stock shall be automatically converted into such amount of stock and other securities and the right to receive property at the same time and in the same manner as the Common Stock is so converted (or as promptly as practicable thereafter). Any shares of stock and other securities and property shall be payable to the holder upon surrender of the shares of Series A Preferred Stock or as otherwise provided for as if such delivery were of Common Stock pursuant to Section 5(a). The Company shall not be a party to any Transaction unless the terms of such Transaction are consistent with the provisions of this Section.

(c)           Notwithstanding the foregoing, in any case in which this Section provides that an adjustment shall become effective immediately after a record date for an event, the Company may defer until the occurrence of such event issuing to the holder of any shares of Series A Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion before giving effect to such adjustment.

(d)           If the Company shall take any action affecting the shares of Common Stock, other than any action described in this Section, which in the reasonable opinion of the Board of Directors would adversely affect the conversion rights of the holders of Series A Preferred Stock, then the number of shares of Common Stock that a share of Series A Preferred Stock is convertible into immediately before such action shall be adjusted, to the extent permitted by applicable law or regulation, in such manner and at such time as the Board of Directors may determine in good faith to be equitable in the circumstances. Any such determinations shall be memorialized in writing and shall be maintained on file at the Company’s principal executive office and shall be made available to any stockholder upon request.

(e)           Whenever the number of shares of Common Stock into which one share of Series A Preferred Stock is convertible is adjusted as herein provided, the chief financial officer of the Company or his or her designee(s) shall compute the required adjustment in accordance with the foregoing provisions and shall prepare a certificate setting forth such adjustment and showing in reasonable detail the facts upon which such adjustment is based. A copy of such certificate shall be filed promptly with the Conversion Agent and mailed to each holder of shares of Series A Preferred Stock at such holder’s last address as shown on the stock books of the Company.

(f)            The Company shall not, without the consent of a majority of the shares of the outstanding Series A Preferred Stock, voting separately as a class, make a publicly-announced tender offer for its Common Stock unless the Company provides to all holders of the Series A Preferred Stock the right to participate in the tender offer on the same terms and conditions as holders of Common Stock, provided that any Series A Preferred Stock tendered shall receive, upon surrender of the Series A Preferred Stock to the Company, the consideration payable with respect to the number of shares of Common Stock into which the Series A Preferred Stock so tendered would be convertible at the time immediately prior to the consummation of the tender offer (regardless of whether or not actual conversion at such time would be permissible under Section 4 hereof).

Section 7.               Reservation of Common Stock.

(a)           The Company shall at all times reserve and keep available, free from all liens, charges and security interests and not subject to any preemptive rights, out of the aggregate of its authorized but unissued shares of Common Stock or its issued shares of Common Stock held in its treasury, or both, solely for the purpose of effecting the conversion of Series A Preferred Stock, the full number of shares of Common Stock then deliverable upon the conversion of all outstanding shares of Series A Preferred Stock.

(b)           Notwithstanding the foregoing, the Company shall be entitled to deliver upon conversion of shares of Series A Preferred Stock, as herein provided, shares of Common Stock acquired by the Company (in lieu of the issuance of authorized and unissued shares of Common Stock), so long as any such acquired shares are free and clear of all liens, charges, security interests or encumbrances (other than liens, charges, security interests and other encumbrances created by the holders of the Series A Preferred Stock).

(c)           All shares of Common Stock delivered upon conversion of the Series A Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances and not subject to any preemptive rights (other than liens, charges, security interests and other encumbrances created by the holders the Series A Preferred Stock).

(d)           The Company hereby covenants and agrees that, if at any time the Common Stock shall be listed on the NASDAQ Stock Market or any other national securities exchange or automated quotation system, the Company shall, if permitted by the rules of such exchange or automated quotation system, list and keep listed, all the Common Stock issuable upon conversion of the Series A Preferred Stock; provided, however, that if the rules of such exchange or automated quotation system permit the Company to defer the listing of such Common Stock until the first conversion of Series A Preferred Stock into Common Stock in accordance with the provisions hereof, the Company covenants to list such Common Stock issuable upon conversion of the Series A Preferred Stock in accordance with the requirements of such exchange or automated quotation system at such time.

Section 8.               Liquidation, Dissolution and Winding Up.

(a)           Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of the Series A Preferred Stock then outstanding shall first be entitled to receive out of the available assets of the Company, whether such assets are stated capital or surplus of any nature, an amount on such date equal to $100.00 per share of Series A Preferred Stock, plus the amount of any declared but unpaid dividends thereon to and including the date of such liquidation, out of assets legally available for distribution to the Company’s stockholders before any distribution of assets is made to the holders of Common Stock. After payment to the holders of the Series A Preferred Stock of the amounts set forth in preceding sentence, the entire remaining assets and funds of the Company legally available for distribution, if any, shall be distributed among the holders of the Common Stock and the Series A Preferred Stock in proportion to the shares of Common Stock then held by them and the shares of Common Stock which they then have the right to acquire upon conversion of the shares of Series A Preferred Stock then held by them (regardless of whether or not actual conversion at such time would be permissible under Section 4 hereof).

(b)           In the event the assets of the Company available for distribution to stockholders upon any liquidation, dissolution or winding-up of the affairs of the Company, whether voluntary or involuntary, shall be insufficient to pay in full the amounts payable with respect to all outstanding shares of the Series A Preferred Stock, holders of the Series A Preferred Stock shall share ratably in any distribution of assets of the Company in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.

(c)           The Company’s consolidation or merger with or into any other entity, the consolidation or merger of any other entity with or into the Company, or the sale of all or substantially all of the Company’s property or business shall not constitute its liquidation, dissolution or winding up.

Section 9.               Maturity.  The Series A Preferred Stock shall be perpetual unless converted in accordance with this Certificate of Designation.

Section 10.             No Redemption; No Sinking Fund.

(a)           The shares of Series A Preferred Stock shall not be subject to redemption by the Company or at the option of any holder of Series A Preferred Stock; provided, however, that the Company may purchase or otherwise acquire outstanding shares of Series A Preferred Stock by mutual agreement with any holder or holders thereof.

(b)           The shares of Series A Preferred Stock shall not be subject to or entitled to the operation of a retirement or sinking fund.

Section 11.             Voting Rights.

(a)           Except as expressly provided in this Section and in Section 6(f) or as otherwise required by applicable law or regulation, holders of the Series A Preferred Stock shall have no voting rights.

(b)           So long as any shares of the Series A Preferred Stock are outstanding, the Company shall not, without the consent or vote of the holders of a majority of the outstanding shares of the Series A Preferred Stock, voting separately as a class, amend, alter or repeal or otherwise change (including in connection with any merger or consolidation or otherwise) any provision of the Certificate of Incorporation of the Company or this Certificate of Designation, if such amendment would increase the authorized shares of the Series A Preferred Stock or alter or change the powers, preferences or special rights of the shares of the Series A Preferred Stock so as to affect the Series A Preferred Stock adversely.

Section 12.             Exclusion of Other Rights. Except as may otherwise be required by law or specifically set forth in this Certificate of Designation and the Certificate of Incorporation, as they may be amended from time to time, the Series A Preferred Stock shall not have any other powers, preferences and relative, participating, optional or other special rights.

Section 13.             Severability of Provisions. If any voting powers, preferences and relative, participating, optional and other special rights of the Series A Preferred Stock and qualifications, limitations and restrictions thereof set forth in this Certificate of Designation are invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of the Series A Preferred Stock and qualifications, limitations and restrictions thereof set forth in this Certificate of Designation that can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative, participating, optional or other special rights of the Series A Preferred Stock and qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no voting powers, preferences and relative, participating, optional or other special rights of the Series A Preferred Stock and qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences and relative, participating, optional or other special rights of the Series A Preferred Stock and qualifications, limitations and restrictions thereof unless so expressed herein.

Section 14.             Reissuance of Series A Preferred Stock. Shares of Series A Preferred Stock that have been duly converted into Common Stock or otherwise reacquired in any manner, including shares purchased by the Company or exchanged or converted, shall not be reissued as Series A Preferred Stock and shall upon compliance with any applicable provisions of the laws of the State of Delaware have the status of authorized but unissued shares of preferred stock of the Company undesignated as to series. The Company may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of Series A Preferred Stock.

Section 15.             Mutilated or Missing Series A Preferred Stock Certificates. If any certificate representing any shares of the Series A Preferred Stock shall be mutilated, lost, stolen or destroyed, the Company shall issue, in exchange and in substitution for and upon cancellation of the mutilated certificate, or in lieu of and substitution for such certificate, a new certificate of like tenor and representing an equivalent amount of shares of Series A Preferred Stock of the same class, but only upon receipt of evidence of such loss, theft or destruction of such certificate and indemnity, if requested, satisfactory to the Company and the transfer agent (if other than the Company).

Section 16.             Fractional Shares. The Series A Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to receive dividends, participate in dividends and distributions and to have the benefit of all other rights of holders of the Series A Preferred Stock, including the conversion provisions provided in Section 4.

Signature on following page.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed on its behalf by its Secretary this          day of                   , 2009.

PRIMORIS SERVICES CORPORATION

By:
John M. Perisich,
Senior Vice President, General Counsel and Secretary

Exhibit G – Subordination Agreements

DATE:

SUBORDINATION AGREEMENT

The undersigned is a creditor (the “Creditor”) of Primoris Services Corporation, a Delaware corporation (the “Company”).  In consideration of loans made or to be made, credit given or to be given, or other financial accommodations afforded or to be afforded to the Company, on such terms as may be agreed upon between THE PRIVATEBANK AND TRUST COMPANY (the “Bank”) and the Company, the Creditor agrees that all monetary obligations of the Company to the Creditor except for (i) wages earned and (ii) other payments (such as reimbursements and appropriate bonuses) to be made in the ordinary course of the Company’s business and (iii) all obligations of the Company under the Membership Interest Purchase Agreement by and among the Company, the undersigned and other Sellers dated effective October     , 2009 (the “Purchase Agreement”) except as evidenced by the Promissory Note (collectively, except for the excluded items described in (i), (ii) and (iii) above, the “Subordinated Indebtedness”) now existing or hereafter arising and howsoever evidenced or acquired (the aggregate principal amount of such Subordinated Indebtedness as of the date hereof being that amount outstanding pursuant to that certain Promissory Note, in form attached hereto as EXHIBIT A, in the face amount of fifty-three million five hundred thousand Dollars ($53,500,000) (the “Promissory Note”) of the Company payable to the Creditor) shall be and remain junior and subordinate to any and all obligations of the Company to the Bank (“Superior Indebtedness”) now existing or hereafter arising, whether direct or indirect, secured or unsecured, absolute or contingent, joint and several, and howsoever owned, or acquired.

Without limiting the generality of the foregoing, the Creditor further agrees with the Bank as follows:

1(a).        Except as provided in Section 1(b), so long as there is any “Default”, whether technical or monetary, on any Superior Indebtedness no payment of principal or interest (notwithstanding the expressed maturity or any time for the payment of principal on the

Promissory Note) shall be made on the Promissory Note except with Bank’s prior written consent and the Creditor will take no steps, whether by suit or otherwise to compel or enforce the collection of the Promissory Note, nor will the Creditor use the Promissory Note by way of counterclaim, set off, recoupment or otherwise as to diminish, discharge or otherwise satisfy in whole or in part any indebtedness or liability of the Creditor to the Company.

1(b).        Upon the occurrence and continuance of any Event of Default under the Promissory Note, the Creditor shall not be entitled to accelerate outstanding obligations payable by the Company until 180 days after the date that the Event of Default was triggered.

1(c).        The Company may, however, pay scheduled principal (including scheduled prepayments of principal) and interest on the Promissory Note as outlined in paragraph #2 of the Promissory Note without obtaining written consent of the Bank, so long as no event of Default on Superior Indebtedness has occurred, or will occur as a result of such payment, and notwithstanding the provisions of Section 1(d) Creditor need not give Bank notice of such payments..

1(d).        The Creditor must provide the Bank with notice prior to a draw on the Subordinated Note.

2.             The Bank need not at any time give the Creditor notice of any kind of the creation or existence of any Superior Indebtedness, nor of the amount or terms thereof, all such notice being hereby expressly waived.  Also, the Bank may at any time from time to time, without the consent of or notice to the Creditor, without incurring responsibility to the Creditor, and without impairing or releasing the obligation of the Creditor under this agreement (i) renew, refund or extend the maturity of any Superior Indebtedness, or any part thereof, or otherwise revise, amend or alter the terms and conditions thereof, (ii) sell, exchange, release or otherwise deal with any property by whomsoever at any time pledged, mortgaged or otherwise hypothecated or subjected to a lien to secure any Superior Indebtedness, and (iii) exercise or refrain from exercising any rights against the Company and others, including the Creditor.

3.             The Creditor without prior written consent will not sell, assign, transfer, pledge or hypothecate any Subordinated Indebtedness, or any part thereof, or agree to discharge or forgiveness of the same so long as there remains any Superior Indebtedness except subject to and in accordance with the terms hereof and upon the agreement of the transferee or assignee to abide by and be bound by the terms hereof.

4.             The Bank shall provide the Creditor with immediate notice upon an Event of Default under the Superior Indebtedness.  Upon receipt of such notice, the Creditor shall not accept any payments from the Company on the Subordinated Indebtedness.  If the Company does make a payment to the Creditor in violation of the prohibition herein, all funds, the value of any property and any benefit received by the Creditor in connection with such payment shall be returned to the Company immediately upon demand by the Bank.

5.             The Creditor will cause all Subordinated Indebtedness to be at all times evidenced by the Promissory Note or notes of the Company and will cause all such notes to bear thereon a legend substantially as follows:

“The indebtedness evidenced by this Note is subordinate to any and all indebtedness, obligations and liabilities of the maker hereof to THE PRIVATEBANK AND TRUST COMPANY in the manner and to the extent set forth in that certain Subordination Agreement with said Bank dated                                 , to which reference is hereby made for a more full statement thereof.  The holder has agreed thereby without said Bank’s written consent not to sell, assign, transfer, pledge or hypothecate this Note.”

6.             This Subordination Agreement shall be continuing and binding until written notice of its discontinuance shall be actually received by you, and also shall continue to remain in full force and effect until all Superior Indebtedness created or existing prior to the receipt of such notice shall have been fully paid and satisfied.

Each and all of the promises herein contained shall be binding on the Creditor, his or her heirs, legal representatives and assigns, and shall inure to your benefit and the benefit of your successors and assigns.

CREDITOR:	BANK:

THE PRIVATEBANK AND TRUST COMPANY

By:	By:
Its:

                                  hereby acknowledges receipt of a copy of the above Subordination Agreement and agrees to be bound by the terms and provisions thereof, to make no payment or distribution contrary to the terms thereof and to do every other act and thing necessary or appropriate to be done or performed by it in order to carry out the terms of the Subordination Agreement.

Dated:

THE PRIVATEBANK AND TRUST COMPANY

By:
Its:

Interchange Corporate Center 450 Plymouth Road, Suite 400 Plymouth Meeting, PA 19462-1644 Ph. (610) 832-8240

SUBORDINATION AGREEMENT

I.         PARTIES

The parties to this Agreement are:

1.	, hereinafter called Contractor.

2.	, hereinafter called Creditor.

3.

Liberty Mutual Insurance Company and any other company that is part of or added to the Liberty Mutual Group and for which Liberty Mutual Surety underwrites surety business, hereinafter called “Surety”. For the purposes of this Agreement, the definition of Surety shall include Safeco Insurance Company of America, General Insurance Company of America, First National Insurance Company of America, Safeco National Insurance Company (individually and collectively the “Safeco Insurance Companies”).

II.        RECITALS:

This Agreement is entered into based upon the following facts and circumstances:

(1)	From time to time Contractor may request Surety to execute instruments of suretyship on its behalf, hereinafter called Bonds.

(2)	Contractor is indebted to Creditor in the sum of	, as evidenced by

hereinafter called “Promissory Note”.

(3)	Contractor and Creditor desire Surety to furnish Bonds as requested by Contractor and as an inducement therefor enter into the following Agreement.

III.      COVENANTS:

In consideration of the furnishing of any such Bonds by Surety, Contractor and Creditor hereby agree as follows:

1.

Creditor hereby subordinates all rights and claims against Contractor on account of the above mentioned indebtedness to any and all rights and claims of Surety on account of Loss as defined herein. Loss shall mean any and all loss or expense of whatever kind, including interest, court costs and counsel fees which Surety incurs or sustains as a result of or in connection with any Bond furnished by Surety. Originals or photocopies of claim drafts, or of payment records kept in the ordinary course of business, including computer print-outs, verified by affidavit, shall be prima facie evidence of the fact and amount of Surety’s loss and Surety shall be entitled to reimbursement for any and all disbursements made by it in good faith, under the belief that it was liable, or that such disbursement was necessary or expedient.

2.	Surety’s Loss shall be paid in full out of the assets of the Contractor before any payment on account of the above mentioned indebtedness is made to or realized by Creditor.

3.

Creditor hereby assigns to Surety all of its rights and claims, including its security, if any, on account of such indebtedness so that in the event of receivership, bankruptcy or insolvency of Contractor, Surety may enforce such rights and claims and may have dividends thereon until Surety is reimbursed in full for its Loss.

4.

Unless specifically permitted in paragraph 11 below or Surety provides its express written consent, Creditor and Contractor agree that until Surety has been provided with competent legal evidence of the release or exoneration of each and every Bond, the mentioned indebtedness shall remain unchanged and unliquidated; that neither Creditor nor Contractor will by act or omission procure or permit the reduction of such indebtedness; nor will Creditor sell, transfer or hypothecate said indebtedness.

5.

Creditor agrees that in the event of a breach of any of the terms of this Agreement, all funds, the value of any property and any benefit received by Creditor in connection with such breach shall be returned by Creditor to Contractor upon Surety’s demand. Contractor further agrees to compensate Surety for any damage the Surety sustained that was caused by or contributed to by any breach of the Agreement, including, but not limited to any breach of the Agreement by Creditor.

6.

This Agreement shall apply to Bonds heretofore or hereafter executed and furnished by Surety, procured by Surety, or executed by any other surety as sole surety or as co-surety, and the rights hereunder shall inure to the benefit of Surety, such other surety, if any, and their reinsurers, if any.

7.	This Agreement shall apply to Bonds executed both before and after the effective date of this Agreement including any alterations, renewals, extensions and modifications thereof.

8.

The Surety’s ability to exercise any particular right or remedy under this Agreement, shall not be prejudiced by either a delay or failure to exercise such right or remedy. The obligations of the Creditor and Contractor hereunder shall be in addition to, and not in lieu of, their obligations to the Surety under any other agreements, including but not limited to the General Agreement of Indemnity executed in favor of the Surety, and in the event of any conflict or inconsistency between the terms of this Agreement and the terms of any other agreements, the term or interpretation most favorable to the Surety, as determined by the Surety, shall control. Creditor and Contractor further acknowledge each has been provided with an opportunity to consult its own counsel prior to execution hereof.

9.	Notwithstanding this Agreement, Surety has no obligation to issue Bonds requested by Contractor or Creditor.

10.

This Agreement may not be terminated without the prior written consent of all parties hereto. In the event that all liability under the Bonds issued to Contractor has been extinguished, in the sole and absolute discretion of the Surety, Surety shall not withhold its consent to terminate this Agreement.

11.

NOTWITHSTANDING the foregoing provisions, Contractor shall be entitled to make and Creditor shall be entitled to receive, until the entire debt is paid in lawful money of the United States of America: a) installments no greater than the normally scheduled principal and interest amounts as set forth in the Promissory Note; and b) prepayments or accelerated payments, as set forth in 2.1(a)(i) and 2.1(a)(ii) of the Promissory Note. In the event that Contractor desires to make and Creditor desires to receive any other prepayment or accelerated payment including but not limited to the prepayment set forth in 2.1(a)(iii) (hereinafter “Qualified Debt Prepayment”), the Contractor and/or Creditor must provide Surety with 30 days prior written notice sent by certified mail (‘Surety Notice”) of its request to make such a repayment. Surety retains the right to expressly consent to such a Qualified Debt Prepayment, however, if Surety withholds its consent, Surety will provide written notice to both Contractor and Creditor within 30 days of receipt of the Surety Notice. Any Qualified Debt Prepayment made in violation of this paragraph shall be considered a breach of this Agreement as described in paragraph 5 and Surety shall be entitled to all remedies as described therein. Provided however, that no payments of any kind may be made while any Loss remains unpaid to the Surety, or should Contractor be in breach of the General Agreement of Indemnity, this Agreement, or any other agreement executed in favor of Surety.

12.	Any notice to be given hereunder shall be given in writing and sent to the respective parties or their designated representative as the address below:

	If to Surety:	Liberty Mutual Surety	If to Creditor:
450 Plymouth Road, Suite 400
Plymouth Meeting, PA 19462
Attn: Home Office Underwriter

If to Contractor:

DATED as of this	day of	, 20	.

WITNESS/ATTEST

(CORPORATION/PARTNER/PERSON as CONTRACTOR)

By:	(SEAL)

Title:

(CREDITOR)

By:	(Seal)

Title:

LIBERTY MUTUAL INSURANCE COMPANY
(SURETY)

By:	(Seal)
Attorney-in-Fact

PRIMORIS LMS-4500 (Allowance of Normally Scheduled Payments)	Rev. 9/09

Exhibit H – Allocation of Closing Shares Among Sellers

Exhibit I – Allocation of Note Payments Among Sellers

Exhibit J – Escrow Agreement

Exhibit K-1 – Legal Opinion of Sellers’ Counsel

Exhibit K-2 – Legal Opinion of Sellers’ Counsel

Exhibit L – Legal Opinion of Delaware Counsel

Exhibit M-1 – Description of Certain Company Leased Real Property

Exhibit M-2 – Description of Certain Company Leased Real Property

Exhibit N – Legal Opinion of Buyer’s Counsel

Exhibit O – Allocation of Indemnity Claims Among Certain Sellers

Exhibit P – Allocation of Cash Portion of Purchase Price Paid at Closing

Exhibit Q – Voting Agreement

VOTING AGREEMENT

THIS VOTING AGREEMENT (“Agreement”) is made and entered into as of [Closing Date] by and among James Construction Group, LLC, a Florida limited liability company (“Target”), Michael D. Killgore, as Sellers’ Representative, and each of the persons listed under the caption “Stockholders” on Exhibit A attached hereto (each, a “Stockholder” and collectively, the “Stockholders”).  The Stockholders are stockholders of Primoris Services Corporation, a Delaware corporation (the “Company”).  Target, Sellers and Stockholders are referred to herein individually as a “Party” and collectively as the “Parties.”

R E C I T A L S

A.            As of [Closing Date], the Company, the Target, the members of Target and Michael D. Killgore, as Sellers’ Representative, have entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”) that provides, inter alia, upon the terms and subject to the conditions thereof, for the purchase of all of the limited liability company interests of Target by the Company.  All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement.

B.            As of the date hereof, each Stockholder owns beneficially and has the right to vote (including shares subject to a proxy provided to Brian Pratt) or to direct the vote of the number of shares of common stock of the Company, par value $0.0001 per share (“Company Common Stock”), as set forth opposite such Stockholder’s name on Exhibit A hereto (all such shares and any shares of which beneficial ownership and the right to vote or to direct the vote of that are hereafter acquired by any of the Stockholders, whether by purchase, conversion, exercise or otherwise, prior to the termination of this Agreement are referred to herein as the “Shares”).

C.            As a condition to the consummation of the Purchase Agreement, the Stockholders have agreed to enter into this Agreement.

A G R E E M E N T

NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants set forth herein and in the Purchase Agreement, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.             Voting of Shares.

1.1           Obligation to Vote in Favor of the Conversion of the Buyer Shares.  During the term of this Agreement, each Stockholder agrees to vote (or cause to be voted) the Shares over which he or it has the right to vote or to direct the vote of, in favor of the conversion of the Buyer Shares to Company Common Stock at any meeting of the holders of the Company Common Stock, however called, or in connection with any written consent of the holders of the Company Common Stock.

1.2           Term of Agreement.  The obligations of the Stockholders pursuant to this Agreement shall terminate immediately following the date the stockholders of the Company approve the conversion of the Buyer Shares to Company Common Stock at any meeting of the holders of the Company Common Stock, however called, or by written consent.

1.3           Obligations as Director and/or Officer.  Nothing in this Agreement shall be deemed to limit or restrict any director or officer of the Company from acting in his or her capacity as such director or officer or from exercising his or her fiduciary duties and responsibilities, it being agreed and understood that this Agreement shall apply to each Stockholder solely in his or her capacity as a Stockholder of the Company and shall not apply to his or her actions, judgments or decisions as a director or officer of the Company if he or she is such a director or officer.

1.4           Disclosure.  The Stockholders hereby agree that the Company is permitted to publish and disclose in the Proxy Statement and any other form, document or schedule filed with the SEC, and any press release or other disclosure document which Buyer and Sellers reasonably determine to be necessary or desirable in connection with the Purchase Agreement and any transactions related thereto, the Stockholders’ identity and ownership of the Shares and the nature of the Stockholders’ commitments, arrangements and understandings under this Agreement.

1.5           Transfer.  No Stockholder shall transfer any Shares if such transfer will result in an excess of 200,000 shares of Company Common Stock, in aggregate, being sold by the Stockholders after the date hereof unless the transferee agrees in writing to be bound to the terms and conditions of this Agreement.

2.             Representations and Warranties; Covenants of the Stockholders.  Each Stockholder hereby severally represents warrants and covenants as follows:

2.1           Authorization.  Such Stockholder has full legal capacity and authority to enter into this Agreement and to carry out such Stockholder’s obligations hereunder.  This Agreement has been duly executed and delivered by such Stockholder, and (assuming due authorization, execution and delivery by the Company, the Sellers and the other Stockholders) this Agreement constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms.

2.2           No Conflict; Required Filings and Consents.

(a)           The execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder will not, (i) conflict with or violate any Laws applicable to such Stockholder or by which any property or asset of such Stockholder is bound or affected, or (ii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of any encumbrance on any property or asset of such Stockholder, including, without limitation, the Shares, pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation.

(b)           The execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Exchange Act, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay the performance by such Stockholder of such Stockholder’s obligations under this Agreement.

2.3           Title to Shares.  Such Stockholder is the legal and beneficial owner of its Shares, free and clear of all liens and other encumbrances except certain restrictions upon the transfer of such Shares.

3.             General Provisions.

3.1           Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by overnight courier service, by telecopy, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other addresses as shall be specified by notice given in accordance with this Section 3.1):

(a)           If to the Company or to any Stockholder:

Primoris Services Corporation
26000 Commercentre Drive
Lake Forest, CA  92630
Attention:  General Counsel
Facsimile:  949-595-5544

with a mandatory copy to

Rutan & Tucker, LLP
611 Anton Blvd., Suite 1400
Costa Mesa, CA 92626
Telephone:        (714) 641-5100
Facsimile:         (714) 546-9035
Attn:       George Wall, Esq.

(b)           If to the Sellers then to the Sellers’ Representative:

Michael D. Killgore
James Construction Group
11200 Industriplex Boulevard
Baton Rouge, LA 70809
Telephone:        (225) 241-3211
Facsimile:         (225) 295-4838

with a mandatory copy to:

Kean, Miller, Hawthorne, D’Armond, McCowan & Jarman, L.L.P.
Post Office Box 3513 (70821)
Suite 1800, One American Place
Baton Rouge, Louisiana 70802
Telephone:        (225) 382-3414
Facsimile:         (225) 215-4014
Attn: G. Blane Clark, Jr.

3.2           Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

3.3           Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

3.4           Entire Agreement.  This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.  This Agreement may not be amended or modified except in an instrument in writing signed by, or on behalf of, the parties hereto.

3.5           Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

3.6           Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State.

3.7           Arbitration.  Except as otherwise provided in this Agreement, any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration in Harris County, Texas.

(a)           Judicial Arbitration and Mediation Services.  The arbitration shall be administered by Judicial Arbitration and Mediation Services (“JAMS”) in its Harris office.

(b)           Arbitrator.  The arbitrator shall be a retired superior or appellate court judge of the State of Texas affiliated with JAMS.

(c)           Provisional Remedies and Appeals.  Each of the parties reserves the right to file with a court of competent jurisdiction an application for temporary or preliminary injunctive relief, writ of attachment, writ of possession, temporary protective order and/or appointment of a receiver on the grounds that the arbitration award to which the applicant may be entitled may be rendered ineffectual in the absence of such relief.  The award of the arbitrator shall be binding, final, and nonappealable.

(d)           Enforcement of Judgment.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  The award of the arbitrator shall be binding, final, and nonappealable.

(e)           Discovery.  The parties may obtain discovery in aid of the arbitration to the fullest extent permitted under law.  All discovery disputes shall be resolved by the arbitrator.

(f)            Consolidation.  Any arbitration hereunder may be consolidated by JAMS with the arbitration of any other dispute arising out of or relating to the same subject matter when the arbitrator determines that there is a common issue of law or fact creating the possibility of conflicting rulings by more than one arbitrator.  Any disputes over which arbitrator shall hear any consolidated matter shall be resolved by JAMS.

(g)           Power and Authority of Arbitrator.  The arbitrator shall not have any power to alter, amend, modify or change any of the terms of this Agreement nor to grant any remedy which is either prohibited by the terms of this Agreement, or not available in a court of law.

(h)           Governing Law.  All questions in respect of procedure to be followed in conducting the arbitration as well as the enforceability of this Agreement to arbitrate which may be resolved by state law shall be resolved according to the law of the state of Delaware.  Any action brought to enforce the provisions of this Section shall be brought in the Harris County Superior Court.  All other questions in respect to this Agreement, including but not limited to the interpretation, enforcement of this Agreement (other than the right to arbitrate), and the rights, duties and liabilities of the parties to this Agreement shall be governed by Delaware law.

(i)            Costs.  The costs of the arbitration, including any JAMS administration fee, and arbitrator’s fee, and costs of the use of facilities during the hearings, shall be borne equally by the parties in the first instance.  Upon issuance of an award, costs shall be awarded to the prevailing party.

3.8           Attorneys’ Fees.  If a party to this Agreement shall bring any action, suit, counterclaim, appeal, arbitration, or mediation for any relief against the other parties, declaratory or otherwise, to enforce the terms hereof or to declare rights hereunder (referred to herein as an “Action”), the non-prevailing party in such Action shall pay to the prevailing party in such Action a reasonable sum for the prevailing party’s attorneys’ fees and expenses (at the prevailing party’s attorneys’ then-current rates, as increased from time to time by the giving of advance written notice by such counsel to such party) incurred in prosecuting or defending such Action and/or enforcing any judgment, order, ruling or award (referred to herein as a “Decision”), granted therein, all of which shall be deemed to have accrued from the commencement of such Action, and shall be paid whether or not such Action is prosecuted to a Decision.  Any Decision entered into in such Action shall contain a specific provision providing for the recovery of attorneys’ fees and expenses incurred in enforcing such Decision.  The court or arbitrator may fix the amount of reasonable attorneys’ fees and expenses upon the request of any party.  For purposes of this Section, attorneys’ fees shall include, without limitation, fees incurred in connection with (1) postjudgment motions and collection actions, (2) contempt proceedings, (3) garnishment, levy and debtor and third party examination, (4) discovery and (5) bankruptcy litigation.

3.9           Submission to Jurisdiction.  Subject to the provisions of Section 3.7 above, each of the Parties submits to the exclusive jurisdiction of any federal court sitting in the State of Texas, County of Harris, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.  Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court.  Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of the other Party with respect thereto.  Either Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 9.7 of the Purchase Agreement.  Nothing in this Section 3.9, however, shall affect the right of either Party to serve legal process in any other manner permitted by law or at equity.  Each party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

3.10         No Waiver.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

3.11         Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

3.12         Purchase Agreement.  All references to the Purchase Agreement herein shall be to such agreement as may be amended by the parties thereto from time to time.

3.13         Certain Events.  The Stockholders agree that this Agreement and the obligations hereunder shall attach to the Shares and shall be binding upon any person to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including without limitation, any such Stockholders’ spouses, trustees, beneficiaries, heirs, guardians, administrators or successors.  Notwithstanding any such transfer of Shares, the transferor shall remain liable for the performance of all obligations under this Agreement.  This Agreement and the obligations hereunder, so long as any Stockholder is an individual, will survive the death, incompetency and disability of such Stockholder or any other individual holder of the Shares, so long as any Stockholder is an entity, will survive the merger or reorganization of such Stockholder, so long as any Stockholder is a trust, will survive the dissolution of such Stockholder.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TARGET:	James Construction Group, LLC

By:

STOCKHOLDERS:
Brian Pratt

John P. Schauerman

Timothy R. Healy

Summers Trust

By:
Scott Summers, Trustee

Mark Thurman

SELLERS’ REPRESENTATIVE:
Michael D. Killgore,
as Sellers’ Representative

EXHIBIT A

STOCKHOLDERS

Disclosure Schedule

See attached CD-rom.

APPENDIX A

TO DISCLOSURE SCHEDULE

See attached CD-rom(s).

Buyer Disclosure Schedule

Schedule 8.2

Special Indemnities

NONE